PART II
ITEM 8 – FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of The PNC Financial Services Group, Inc.

Opinions on the Financial Statements and Internal Control over Financial Reporting
We have audited the accompanying consolidated balance sheets of The PNC Financial Services Group, Inc. and its subsidiaries (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2019, including the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Company's internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.
Basis for Opinions
The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.
Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

The PNC Financial Services Group, Inc. – 2019 Form 10-K  1

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.
Valuation of the Allowance for Loan and Lease Losses - Commercial Collectively Evaluated
As described in Notes 1 and 5 to the consolidated financial statements, the Company maintains the commercial allowance for loan and lease losses (“ALLL”) at a level to absorb estimated probable credit losses incurred in the loan and lease portfolio as of the balance sheet date. The allowance for commercial loans collectively evaluated for impairment was approximately $1.7 billion as of December 31, 2019. The commercial lending quantitative component is determined using a statistical loss model, which is dependent upon the use of key assumptions such as management’s internal risk ratings reflecting their best estimate of the borrower’s probability of default and the loss given default. Management assigns the probability of default and loss given default based upon borrower and transaction characteristics. These statistical parameters are determined based on internal historical data supplemented with third party data and management judgment.
The principal considerations for our determination that performing procedures relating to the valuation of the ALLL - commercial collectively evaluated is a critical audit matter are (i) the valuation involved the application of significant judgment by management, which led to a high degree of auditor subjectivity in performing audit procedures and in evaluating audit evidence related to significant assumptions, including management’s risk ratings; (ii) significant audit effort was necessary in performing audit procedures; and (iii) the audit effort involved professionals with specialized skill and knowledge to assist with the evaluation of audit evidence.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the valuation of the ALLL - commercial collectively evaluated, which included controls over the assignment and review of internal risk ratings reflecting management’s best estimate of the borrower’s probability of default and loss given default. These procedures also included, among others, testing management’s process for determining the commercial collectively evaluated allowance by evaluating the appropriateness of the methodology, testing the completeness and accuracy of principal balance data subject to the allowance calculation, and evaluating the reasonableness of significant assumptions, including internal risk ratings. Evaluating the reasonableness of significant assumptions included the involvement of professionals with specialized skill and knowledge to assist in determining whether the internal risk ratings assigned were developed consistently with the Company’s defined risk rating criteria for a sample of credit facilities.
Fair Value of Level 3 Non-Agency Residential Mortgage-Backed Securities Available for Sale
As described in Note 7 to the consolidated financial statements, the Company accounts for Level 3 non-agency residential mortgage-backed securities available for sale at fair value, which totals approximately $1.7 billion as of December 31, 2019. Management generally estimates fair value using pricing obtained from third-party vendors or, in some cases, using a dealer quote. The third-party vendors use a discounted cash flow approach that incorporates significant unobservable inputs and observable market activity where available. The significant unobservable inputs used to estimate the fair value of the securities are the constant prepayment rate, constant default rate, loss severity and spread over the benchmark curve.
The principal considerations for our determination that performing procedures relating to the fair value of Level 3 non-agency residential mortgage-backed securities available for sale is a critical audit matter are (i) the valuation involved the application of significant judgment by management, which led to a high degree of auditor judgment and subjectivity in performing audit procedures and in evaluating audit evidence related to the fair value of non-agency residential mortgage-backed securities available for sale; (ii) significant audit effort was necessary in performing audit procedures; and (iii) the audit effort involved professionals with specialized skill and knowledge to assist with performing procedures and evaluating audit evidence obtained.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the fair

2    The PNC Financial Services Group, Inc. – 2019 Form 10-K

value of Level 3 non-agency residential mortgage-backed securities, including controls over the price validation of the securities. These procedures also included, among others, obtaining pricing from sources other than those used by management, where available. Additionally, for a sample of securities, professionals with specialized skill and knowledge were involved to assist in developing an independent estimate of fair value using independent assumptions, including the constant prepayment rate, constant default rate, loss severity and spread over the benchmark curve. The independently obtained prices or the independent estimates were compared to management’s prices to evaluate the reasonableness of the estimate.
Fair Value of Residential Mortgage Servicing Rights
As described in Notes 7 and 8 to the consolidated financial statements, the Company accounts for its residential mortgage servicing rights (“residential MSRs”) at fair value, which totals approximately $1.0 billion as of December 31, 2019. Residential MSRs are valued using a discounted cash flow model. The valuation derived from the discounted cash flow methodology is benchmarked for reasonableness by comparison against opinions of value from independent brokers. The significant unobservable inputs related to the valuation of residential MSRs are the constant prepayment rates and the spread over the benchmark curve.
The principal considerations for our determination that performing procedures relating to the fair value of residential mortgage servicing rights is a critical audit matter are (i) the valuation involved the application of significant judgment by management, which led to a high degree of auditor judgment and subjectivity in performing audit procedures and in evaluating audit evidence related to the residential mortgage servicing rights; (ii) significant audit effort was necessary in performing audit procedures; and (iii) the audit effort involved professionals with specialized skill and knowledge to assist with performing procedures and evaluating audit evidence obtained.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the fair value of residential mortgage servicing rights, including controls over the Company’s valuation, as well as the comparison of the valuation to opinions of value from third party independent brokers. These procedures also included, among others, using professionals with specialized skill and knowledge to assist in testing management’s process by evaluating the appropriateness of management’s valuation methodologies, and the reasonableness of calculations and the significant assumptions of constant prepayment rates and the spread over the benchmark curve.

/s/ PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
February 28, 2020, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations discussed in Note 2, as to which the date is August 4, 2020
We have served as the Company’s auditor since 2007.

The PNC Financial Services Group, Inc. – 2019 Form 10-K  3

CONSOLIDATED INCOME STATEMENT
THE PNC FINANCIAL SERVICES GROUP, INC.

	Year ended December 31
In millions, except per share data	2019	2018	2017
Interest Income
Loans	$10,525	$9,580	$8,238
Investment securities	2,426	2,261	1,998
Other	811	741	578
Total interest income	13,762	12,582	10,814
Interest Expense
Deposits	1,986	1,229	623
Borrowed funds	1,811	1,632	1,083
Total interest expense	3,797	2,861	1,706
Net interest income	9,965	9,721	9,108
Noninterest Income
Asset management	862	883	865
Consumer services	1,555	1,502	1,415
Corporate services	1,914	1,849	1,742
Residential mortgage	368	316	350
Service charges on deposits	702	714	695
Other	1,473	1,205	1,077
Total noninterest income	6,874	6,469	6,144
Total revenue	16,839	16,190	15,252
Provision For Credit Losses	773	408	441
Noninterest Expense
Personnel	5,647	5,471	5,268
Occupancy	834	818	868
Equipment	1,210	1,103	1,065
Marketing	301	285	244
Other	2,582	2,619	2,953
Total noninterest expense	10,574	10,296	10,398
Income from continuing operations before income taxes and noncontrolling interests	5,492	5,486	4,413
Income taxes from continuing operations	901	928	(185)
Net income from continuing operations	4,591	4,558	4,598
Income from discontinued operations before taxes	988	942	1,077
Income taxes from discontinued operations	161	154	287
Net income from discontinued operations	827	788	790
Net income	5,418	5,346	5,388
Less: Net income attributable to noncontrolling interests	49	45	50
Preferred stock dividends	236	236	236
Preferred stock discount accretion and redemptions	4	4	26
Net income attributable to common shareholders	$5,129	$5,061	$5,076
Earnings Per Common Share
Basic earnings from continuing operations	$9.59	$9.11	$8.87
Basic earnings from discontinued operations	1.84	1.68	1.62
Total basic earnings	$11.43	$10.79	$10.49
Diluted earnings from continuing operations	$9.57	$9.06	$8.79
Diluted earnings from discontinued operations	1.82	1.65	1.57
Total diluted earnings	$11.39	$10.71	$10.36
Average Common Shares Outstanding
Basic	447	467	481
Diluted	448	470	486
See accompanying Notes To Consolidated Financial Statements.

4    The PNC Financial Services Group, Inc. – 2019 Form 10-K

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
THE PNC FINANCIAL SERVICES GROUP, INC.

	Year ended December 31
In millions	2019	2018	2017
Net income from continuing operations	$4,591	$4,558	$4,598
Other comprehensive income (loss), before tax and net of reclassifications into Net income:
Net unrealized gains (losses) on non-OTTI securities	1,465	(526)	16
Net unrealized gains (losses) on OTTI securities	24	(14)	172
Net unrealized gains (losses) on cash flow hedge derivatives	297	(178)	(287)
Pension and other postretirement benefit plan adjustments	158	16	169
Other	17	18	9
Other comprehensive income (loss) from continuing operations, before tax and net of reclassifications into Net income	1,961	(684)	79
Income tax benefit (expense) from continuing operations related to items of other comprehensive income	(441)	144	3
Other comprehensive income (loss) from continuing operations, after tax and net of reclassifications into Net income	1,520	(540)	82
Net income from discontinued operations	827	788	790
Other comprehensive income (loss) from discontinued operations, before tax and net of reclassifications into Net income	5	(55)	52
Income tax benefit (expense) from discontinued operations related to items of other comprehensive income	(1)	12	(17)
Other comprehensive income (loss) from discontinued operations, after tax and net of reclassifications into Net income	4	(43)	35
Other comprehensive income (loss), after tax and net of reclassifications into Net income	1,524	(583)	117
Comprehensive income	6,942	4,763	5,505
Less: Comprehensive income attributable to noncontrolling interests	49	45	50
Comprehensive income attributable to PNC	$6,893	$4,718	$5,455
See accompanying Notes To Consolidated Financial Statements.

The PNC Financial Services Group, Inc. – 2019 Form 10-K  5

CONSOLIDATED BALANCE SHEET
THE PNC FINANCIAL SERVICES GROUP, INC.

	December 31	December 31
In millions, except par value	2019	2018
Assets
Cash and due from banks	$5,061	$5,608
Interest-earning deposits with banks	23,413	10,893
Loans held for sale (a)	1,083	994
Asset held for sale (b)	8,558	8,016
Investment securities – available for sale	69,163	63,389
Investment securities – held to maturity	17,661	19,312
Loans (a)	239,843	226,245
Allowance for loan and lease losses	(2,742)	(2,629)
Net loans	237,101	223,616
Equity investments	5,176	4,878
Mortgage servicing rights	1,644	1,983
Goodwill	9,233	9,218
Other (a)	32,202	34,408
Total assets	$410,295	$382,315
Liabilities
Deposits
Noninterest-bearing	$72,779	$73,960
Interest-bearing	215,761	193,879
Total deposits	288,540	267,839
Borrowed funds
Federal Home Loan Bank borrowings	16,341	21,501
Bank notes and senior debt	29,010	25,018
Subordinated debt	6,134	5,895
Other (c)	8,778	5,005
Total borrowed funds	60,263	57,419
Allowance for unfunded loan commitments and letters of credit	318	285
Accrued expenses and other liabilities	11,831	9,002
Total liabilities	360,952	334,545
Equity
Preferred stock (d)
Common stock ($5 par value, Authorized 800 shares, issued 542 shares)	2,712	2,711
Capital surplus	16,369	16,277
Retained earnings	42,215	38,919
Accumulated other comprehensive income (loss)	799	(725)
Common stock held in treasury at cost: 109 and 85 shares	(12,781)	(9,454)
Total shareholders’ equity	49,314	47,728
Noncontrolling interests	29	42
Total equity	49,343	47,770
Total liabilities and equity	$410,295	$382,315

(a)	Our consolidated assets included the following for which we have elected the fair value option: Loans held for sale of $1.1 billion, Loans of $.7 billion, and Other assets of
$.1 billion at December 31, 2019 and Loans held for sale of $.9 billion, Loans of $.8 billion, and Other assets of $.2 billion at December 31, 2018.

(b)	Represents our held for sale investment in BlackRock.

(c)	Our consolidated liabilities included Other borrowed funds of $.1 billion at both December 31, 2019 and 2018, for which we have elected the fair value option.

(d)	Par value less than $.5 million at each date.
See accompanying Notes To Consolidated Financial Statements.

6    The PNC Financial Services Group, Inc. – 2019 Form 10-K

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
THE PNC FINANCIAL SERVICES GROUP, INC.

		Shareholders’ Equity
In millions	Shares Outstanding Common Stock	Common Stock	Capital Surplus - Preferred Stock	Capital Surplus - Common Stock and Other	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Noncontrolling Interests	Total Equity
Balance at December 31, 2016 (a)	485	$2,709	$3,977	$12,674	$31,670	$(265)	$(5,066)	$1,155	$46,854
Net income					5,338			50	5,388
Other comprehensive income (loss), net of tax						117			117
Cash dividends declared
Common					(1,266)				(1,266)
Preferred					(236)				(236)
Preferred stock discount accretion			6		(6)
Redemption of noncontrolling interests (b)					(19)			(981)	(1,000)
Common stock activity (c)		1		17					18
Treasury stock activity	(12)			(309)			(1,838)		(2,147)
Other			2	7				(152)	(143)
Balance at December 31, 2017 (a)	473	$2,710	$3,985	$12,389	$35,481	$(148)	$(6,904)	$72	$47,585
Cumulative effect of ASU adoptions (d)					(22)	6			(16)
Balance at January 1, 2018 (a)	473	$2,710	$3,985	$12,389	$35,459	$(142)	$(6,904)	$72	$47,569
Net income					5,301			45	5,346
Other comprehensive income (loss), net of tax						(583)			(583)
Cash dividends declared
Common					(1,601)				(1,601)
Preferred					(236)				(236)
Preferred stock discount accretion			4		(4)
Common stock activity (c)		1		19					20
Treasury stock activity	(16)			(101)			(2,550)		(2,651)
Other			(3)	(16)				(75)	(94)
Balance at December 31, 2018 (a)	457	$2,711	$3,986	$12,291	$38,919	$(725)	$(9,454)	$42	$47,770
Cumulative effect of ASU adoptions (e)					62				62
Balance at January 1, 2019 (a)	457	$2,711	$3,986	$12,291	$38,981	$(725)	$(9,454)	$42	$47,832
Net income					5,369			49	5,418
Other comprehensive income (loss), net of tax						1,524			1,524
Cash dividends declared
Common					(1,895)				(1,895)
Preferred					(236)				(236)
Preferred stock discount accretion			4		(4)
Common stock activity (c)		1		20					21
Treasury stock activity	(24)			3			(3,327)		(3,324)
Other			3	62				(62)	3
Balance at December 31, 2019 (a)	433	$2,712	$3,993	$12,376	$42,215	$799	$(12,781)	$29	$49,343

(a)	The par value of our preferred stock outstanding was less than $.5 million at each date and, therefore, is excluded from this presentation.

(b)	Relates to the redemption of Perpetual Trust Securities in the first quarter of 2017. See Note 15 in our 2017 Annual Report on Form 10-K for additional information.

(c)	Common stock activity totaled less than .5 million shares issued.

(d)
Represents the cumulative effect of adopting ASU 2014-09, ASU 2016-01, ASU 2017-12 and ASU 2018-02. See the Recently Adopted Accounting Standards portion of Note 1 Accounting Policies in our 2018 Form 10-K for additional detail on the adoption of these ASUs.

(e)
Represents the impact of the adoption of ASU 2016-02 related primarily to deferred gains on previous sale-leaseback transactions. See the Recently Adopted Accounting Standards portion of Note 1 Accounting Policies for additional detail.

See accompanying Notes To Consolidated Financial Statements.

The PNC Financial Services Group, Inc. – 2019 Form 10-K  7

CONSOLIDATED STATEMENT OF CASH FLOWS
THE PNC FINANCIAL SERVICES GROUP, INC.

	Year ended December 31
In millions	2019	2018	2017
Operating Activities
Net income	$5,418	$5,346	$5,388
Adjustments to reconcile net income to net cash provided (used) by operating activities
Provision for credit losses	773	408	441
Depreciation and amortization	1,315	1,129	1,117
Deferred income taxes	303	133	(403)
Changes in fair value of mortgage servicing rights	645	172	323
Undistributed earnings from BlackRock	(531)	(525)	(727)
Net change in
Trading securities and other short-term investments	560	(893)	305
Loans held for sale	(123)	1,635	(1,148)
Other assets	(788)	108	647
Accrued expenses and other liabilities	132	295	(704)
Other	(341)	32	340
Net cash provided (used) by operating activities	$7,363	$7,840	$5,579
Investing Activities
Sales
Securities available for sale	$7,755	$7,505	$5,647
Loans	1,664	1,323	2,001
Repayments/maturities
Securities available for sale	11,974	9,388	10,734
Securities held to maturity	3,348	2,447	2,948
Purchases
Securities available for sale	(23,739)	(23,418)	(13,605)
Securities held to maturity	(1,751)	(3,370)	(5,605)
Loans	(1,027)	(690)	(841)
Net change in
Federal funds sold and resale agreements	4,899	(5,837)	(245)
Interest-earning deposits with banks	(12,520)	17,702	(2,884)
Loans	(14,963)	(7,335)	(10,483)
Net cash (paid for) received from acquisition and divestiture activity	75		(1,342)
Other	(705)	(1,684)	(1,220)
Net cash provided (used) by investing activities	$(24,990)	$(3,969)	$(14,895)
(continued on following page)

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CONSOLIDATED STATEMENT OF CASH FLOWS
THE PNC FINANCIAL SERVICES GROUP, INC.
(continued from previous page)

	Year ended December 31
In millions	2019	2018	2017
Financing Activities
Net change in
Noninterest-bearing deposits	$(1,166)	$(6,016)	$(264)
Interest-bearing deposits	21,882	8,690	8,255
Federal funds purchased and repurchase agreements	4,260	392	(148)
Federal Home Loan Bank borrowings	4,800	1,500
Commercial paper		(100)	100
Other borrowed funds	(495)	20	459
Sales/issuances
Federal Home Loan Bank borrowings	12,040	9,500	11,000
Bank notes and senior debt	8,977	3,238	7,062
Subordinated debt	744	1,243
Other borrowed funds	1,131	500	427
Preferred stock
Common and treasury stock	90	69	132
Repayments/maturities
Federal Home Loan Bank borrowings	(22,000)	(10,536)	(7,512)
Bank notes and senior debt	(5,600)	(6,175)	(1,800)
Subordinated debt	(700)	(575)	(2,758)
Other borrowed funds	(1,174)	(548)	(318)
Redemption of noncontrolling interests			(1,000)
Acquisition of treasury stock	(3,578)	(2,877)	(2,447)
Preferred stock cash dividends paid	(236)	(236)	(236)
Common stock cash dividends paid	(1,895)	(1,601)	(1,266)
Net cash provided (used) by financing activities	$17,080	$(3,512)	$9,686
Net Increase (Decrease) In Cash And Due From Banks	$(547)	$359	$370
Net cash provided by discontinued operations	299	264	65
Net cash provided (used) by continuing operations	(846)	95	305
Cash and due from banks at beginning of period	5,608	5,249	4,879
Cash and due from banks at end of period	$5,061	$5,608	$5,249
Supplemental Disclosures
Interest paid	$3,742	$2,835	$1,743
Income taxes paid	$430	$372	$72
Income taxes refunded	$17	$468	$24
Leased assets obtained in exchange for new operating lease liabilities	$317
Right-of-use assets recognized at adoption of ASU 2016-02	$2,004
Non-cash Investing and Financing Items
Transfer from loans to loans held for sale, net	$958	$403	$419
Transfer from loans to foreclosed assets	$174	$193	$215
Transfer from trading securities to available for sale securities	$328		$192
See accompanying Notes To Consolidated Financial Statements.

The PNC Financial Services Group, Inc. – 2019 Form 10-K  9

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THE PNC FINANCIAL SERVICES GROUP, INC.

BUSINESS
The PNC Financial Services Group, Inc. (PNC) is one of the largest diversified financial services companies in the United States (U.S.) and is headquartered in Pittsburgh, Pennsylvania.
We have businesses engaged in retail banking, including residential mortgage, corporate and institutional banking and asset management, providing many of our products and services nationally. Our retail branch network is located primarily in markets across the Mid-Atlantic, Midwest and Southeast. We also have strategic international offices in four countries outside the U.S.
NOTE 1 ACCOUNTING POLICIES
Basis of Financial Statement Presentation
Our consolidated financial statements include the accounts of the parent company and its subsidiaries, most of which are wholly-owned, certain partnership interests, and variable interest entities.
We prepared these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP). We have eliminated intercompany accounts and transactions.
We have also considered the impact of subsequent events on these consolidated financial statements.
Use of Estimates
We prepared these consolidated financial statements using financial information available at the time of preparation, which requires us to make estimates and assumptions that affect the amounts reported. Our most significant estimates pertain to our fair value measurements and allowances for loan and lease losses and unfunded loan commitments and letters of credit. Actual results may differ from the estimates and the differences may be material to the consolidated financial statements.

Discontinued Operations

A disposal of an asset or business that meets the criteria for held for sale classification is reported as discontinued operations when the disposal represents a strategic shift that has had, or will have a major effect on our operating results. We report an asset as held for sale when management has approved or received approval to sell the asset and is committed to a formal plan, the asset is available for immediate sale, the asset is being actively marketed, the sale is anticipated to occur during the ensuing year, and certain other specified criteria are met. An asset classified as held for sale is recorded at the lower of its carrying amount or estimated fair value less cost to sell. If the carrying amount of the asset exceeds its estimated fair value, the asset is written down to its fair value upon the held for sale designation. Our BlackRock held for sale asset is recorded at its carrying amount as we accounted for this investment under the equity method of accounting and the fair value of the asset exceeded the carrying value at each balance sheet date.

When presenting discontinued operations, assets classified as held for sale are segregated in the Consolidated Balance Sheet commencing in the period in which the asset meets all of the held for sale criteria described above and prior periods are recast. The results of discontinued operations are reported in Discontinued Operations in the Consolidated Statement of Income for current and prior periods commencing in the period in which the asset or business is either disposed of or is classified as held for sale, including any gain or loss recognized on sale or adjustment of the carrying amount to fair value less cost to sell.

Variable Interest Entities
A variable interest entity (VIE) is a corporation, partnership, limited liability company, or any other legal structure used to conduct activities or hold assets generally that either:

•	Does not have equity investors with voting rights that can directly or indirectly make decisions about the entity’s activities through those voting rights or similar rights; or

•	Has equity investors that do not provide sufficient equity for the entity to finance its activities without additional subordinated financial support.
A VIE often holds financial assets, including loans or receivables, real estate or other property.
VIEs are assessed for consolidation under ASC 810 – Consolidation when we hold a variable interest in these entities. We consolidate a VIE if we are its primary beneficiary. The primary beneficiary of a VIE is determined to be the party that meets both of the following criteria: (i) has the power to make decisions that most significantly affect the economic performance of the VIE; and (ii) has the

10    The PNC Financial Services Group, Inc. – 2019 Form 10-K

obligation to absorb losses or the right to receive benefits that in either case could potentially be significant to the VIE. Upon consolidation of a VIE, we recognize all of the VIE’s assets, liabilities and noncontrolling interests on our Consolidated Balance Sheet. On a quarterly basis, we determine whether any changes occurred requiring a reassessment of whether we are the primary beneficiary of an entity.
See Note 3 Loan Sale and Servicing Activities and Variable Interest Entities for information about VIEs that we consolidate as well as those that we do not consolidate but in which we hold a significant variable interest.
Revenue Recognition
We earn interest and noninterest income from various sources, including:

•	Lending;

•	Securities portfolio;

•	Asset management;

•	Customer deposits;

•	Loan sales, loan securitizations, and servicing;

•	Brokerage services;

•	Sale of loans and securities;

•	Certain private equity activities; and

•	Securities, derivatives and foreign exchange activities.
In addition, we earn fees and commissions from:

•	Issuing loan commitments, standby letters of credit and financial guarantees;

•	Deposit account services;

•	Merchant services;

•	Selling various insurance products;

•	Providing treasury management services;

•	Providing merger and acquisition advisory and related services;

•	Debit and credit card transactions; and

•	Participating in certain capital markets transactions.
Service charges on deposit accounts are recognized when earned. Brokerage fees and gains and losses on the sale of securities and certain derivatives are recognized on a trade-date basis.
We record private equity income or loss based on changes in the valuation of the underlying investments or when we dispose of our interest.
We recognize gain/(loss) on changes in the fair value of certain financial instruments where we have elected the fair value option. These financial instruments include certain commercial and residential mortgage loans originated for sale, certain residential mortgage portfolio loans and resale agreements. We also recognize gain/(loss) on changes in the fair value of residential and commercial mortgage servicing rights (MSRs).
We recognize revenue from servicing residential mortgages, commercial mortgages and other consumer loans for others as earned based on the specific contractual terms. These revenues are reported on the Consolidated Income Statement in the line items Residential mortgage, Corporate services and Consumer services. We recognize revenue from securities, derivatives and foreign exchange customer-related trading, as well as securities underwriting activities, as these transactions occur or as services are provided. We generally recognize gains from the sale of loans upon meeting the derecognition criteria for transfers of financial assets. Mortgage revenue recognized is reported net of mortgage repurchase reserves.
For the fee-based revenue within the scope of ASC Topic 606 - Revenue from Contracts with Customers, revenue is recognized when or as those services are transferred to the customer. See Note 24 Fee-Based Revenue from Contracts with Customers for additional information related to revenue within the scope of Topic 606.

Cash and Cash Equivalents

Cash and due from banks are considered cash and cash equivalents for financial reporting purposes because they represent a primary source of liquidity.

Investments
We hold interests in various types of investments. The accounting for these investments is dependent on a number of factors including, but not limited to, items such as:

The PNC Financial Services Group, Inc. – 2019 Form 10-K  11

•	Ownership interest;

•	Our plans for the investment; and

•	The nature of the investment.

Debt Securities
Debt securities are recorded on a trade-date basis. We classify debt securities as held to maturity and carry them at amortized cost if we have the positive intent and ability to hold the securities to maturity. Debt securities that we purchase for certain risk management activities or customer-related trading activities are carried at fair value and classified as trading securities and are reported in the Other assets line item on our Consolidated Balance Sheet. Realized and unrealized gains and losses on trading securities are included in Other noninterest income.
Debt securities not classified as held to maturity or trading are designated as securities available for sale and carried at fair value with unrealized gains and losses, net of income taxes, reflected in Accumulated other comprehensive income (AOCI).

On at least a quarterly basis, we review all debt securities that are in an unrealized loss position for other than temporary impairment (OTTI). An investment security is deemed impaired if the fair value of the investment is less than its amortized cost. Amortized cost includes adjustments (if any) made to the cost basis of an investment for accretion, amortization, previous other-than-temporary impairments and hedging gains and losses. After an investment security is determined to be impaired, we evaluate whether the decline in value is other-than-temporary. Declines in the fair value of available for sale and held to maturity debt securities that are deemed other-than-temporary and are attributable to credit deterioration are recognized in Other noninterest income on our Consolidated Income Statement in the period in which the determination is made. Declines in fair value which are deemed other-than-temporary and attributable to factors other than credit deterioration are recognized in AOCI on our Consolidated Balance Sheet.
We include all interest on debt securities, including amortization of premiums and accretion of discounts on investment securities, in net interest income using the constant effective yield method generally calculated over the contractual lives of the securities. Effective yields reflect either the effective interest rate implicit in the security at the date of acquisition or the effective interest rate determined based on improved cash flows subsequent to impairment. We compute gains and losses realized on the sale of available for sale debt securities on a specific security basis. These securities gains/(losses) are included in Other noninterest income on the Consolidated Income Statement.
Equity Securities and Partnership Interests
We account for equity securities, equity investments, private equity investments, and investments in limited partnerships, limited liability companies and other investments that are not required to be consolidated under one of the following methods:

•
We use the equity method for general and limited partner ownership interests and limited liability companies in which we are considered to have significant influence over the operations of the investee. Under the equity method, we record our equity ownership share of net income or loss of the investee in Noninterest income and any dividends received on equity method investments are recorded as a reduction to the investment balance. When an equity investment experiences an other-than-temporary decline in value, we may be required to record a loss on the investment.

•
We measure equity securities that have a readily determinable fair value at fair value through Net income. Both realized and unrealized gains and losses are included in Noninterest income. Dividend income on these equity securities is included in Other interest income on our Consolidated Income Statement.

•
We generally use the practicability exception to fair value measurement for all other investments without a readily determinable fair value. When we elect this alternative measurement method, the carrying value is adjusted for impairment, if any, plus or minus changes in value resulting from observable price changes in orderly transactions for identical or similar instruments of the same issuer. These investments are written down to fair value if a qualitative assessment indicates impairment and the fair value is less than the carrying value. The amount of the write-down is accounted for as a loss included in Noninterest income. Distributions received on these investments are included in Noninterest income.

Investments described above are included in Equity investments on our Consolidated Balance Sheet.
Private Equity Investments
We report private equity investments, which include direct investments in companies, affiliated partnership interests and indirect investments in private equity funds, at estimated fair value. These estimates are based on available information and may not necessarily represent amounts that we will ultimately realize through distribution, sale or liquidation of the investments. Fair values of publicly-traded direct investments are determined using quoted market prices and are subject to various discount factors arising from security level restrictions, when appropriate. The valuation procedures applied to direct investments and indirect investments are

12    The PNC Financial Services Group, Inc. – 2019 Form 10-K

detailed in Note 7 Fair Value. We include all private equity investments within Equity investments on our Consolidated Balance Sheet. Changes in fair value of private equity investments are recognized in Other noninterest income.
We consolidate affiliated partnerships when we have determined that we have control of the partnership or are the primary beneficiary if the entity is a VIE. The portion we do not own is reflected in Noncontrolling interests on our Consolidated Balance Sheet.
Loans
Loans are classified as held for investment when management has both the intent and ability to hold the loan for the foreseeable future, or until maturity or payoff. Management’s intent and view of the foreseeable future may change based on changes in business strategies, the economic environment, market conditions and the availability of government programs.
Measurement of delinquency status is based on the contractual terms of each loan. Loans that are 30 days or more past due in terms of payment are considered delinquent.
Except as described below, loans held for investment are stated at recorded investment, which represents the principal amounts outstanding, net of unearned income, unamortized deferred fees and costs on originated loans, and premiums or discounts on purchased loans. Interest on performing loans (excluding interest on purchased impaired loans, which is further discussed below) is accrued based on the principal amount outstanding and recorded in Interest income as earned using the constant effective yield method. Loan origination fees, direct loan origination costs, and loan premiums and discounts are deferred and accreted or amortized into Net interest income using the constant effective yield method, over the contractual life of the loan.
In addition to originating loans, we also acquire loans through portfolio purchases or acquisitions of other financial services companies. For certain acquired loans that have experienced a deterioration of credit quality, we follow the guidance contained in ASC 310-30 – Loans and Debt Securities Acquired with Deteriorated Credit Quality. Under this guidance, acquired purchased impaired loans are to be recorded at fair value without the carryover of any existing valuation allowances. When evidence of credit quality deterioration and evidence that it is probable that we will be unable to collect all contractual amounts due exist, we consider the loans to be purchased credit impaired and we estimate the amount and timing of undiscounted expected cash flows at acquisition for each loan either individually or on a pool basis. The excess of undiscounted cash flows expected to be collected on a purchased impaired loan (or pool of loans) over its carrying value represents the accretable yield which is recognized into interest income over the remaining life of the loan (or pool of loans) using the constant effective yield method. Subsequent decreases in expected cash flows that are attributable, at least in part, to credit quality are recognized as impairments through a charge to the provision for credit losses resulting in an increase in the Allowance for Loan and Lease Losses (ALLL). Subsequent increases in expected cash flows are recognized as a provision recapture of previously recorded ALLL or prospectively through an adjustment of the loan’s or pool’s yield over its remaining life.
Loans Held for Sale
We designate loans as held for sale when we have the intent to sell them. We transfer loans to the Loans held for sale category at the lower of cost or estimated fair value less cost to sell. At the time of transfer, write-downs on the loans are recorded as charge-offs. We establish a new cost basis upon transfer. Any subsequent lower-of-cost-or-market adjustment is determined on an individual loan basis and is recognized as a valuation allowance with any charges included in Other noninterest income.
We have elected to account for certain commercial and residential mortgage loans held for sale at fair value. The changes in the fair value of the commercial mortgage loans are measured and recorded in Other noninterest income while the residential mortgage loans are measured and recorded in Residential mortgage noninterest income each period. See Note 7 Fair Value for additional information.
Interest income with respect to loans held for sale is accrued based on the principal amount outstanding and the loan’s contractual interest rate.
In certain circumstances, loans designated as held for sale may be transferred to held for investment based on a change in strategy. We transfer these loans at the lower of cost or estimated fair value; however, any loans originated or purchased for held for sale and designated at fair value remain at fair value for the life of the loan.
Leases
We provide financing for various types of equipment, including aircraft, energy and power systems, and vehicles through a variety of lease arrangements. Direct financing leases are carried at the aggregate of lease payments plus estimated residual value of the leased equipment, less unearned income. Leveraged leases, a form of financing leases, are carried net of nonrecourse debt. We recognize income over the term of the lease using the constant effective yield method. Lease residual values are reviewed for impairment at least annually. Gains or losses on the sale of leased assets are included in Other noninterest income while valuation adjustments on lease residuals are included in Other noninterest expense.

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We adopted Accounting Standards Update (ASU) 2016-02 – Leases as of January 1, 2019 and recognized lease liabilities and right-of-use (ROU) assets of $2.1 billion and $2.0 billion, respectively. In addition, we recognized a one-time pre-tax adjustment of $83 million to retained earnings, related primarily to deferred gains on previous sale-leaseback transactions.
Loan Sales, Loan Securitizations and Retained Interests
We recognize the sale of loans or other financial assets when the transferred assets are legally isolated from our creditors and the appropriate accounting criteria are met. We have sold mortgage and other loans through securitization transactions. In a securitization, financial assets are transferred into trusts or to special purpose entities (SPEs) in transactions to effectively legally isolate the assets from us.
In a securitization, the trust or SPE issues beneficial interests in the form of senior and subordinated securities backed or collateralized by the assets sold to the trust. The senior classes of the asset-backed securities typically receive investment grade credit ratings at the time of issuance. These ratings are generally achieved through the creation of lower-rated subordinated classes of asset-backed securities, as well as subordinated or residual interests. In certain cases, we may retain a portion or all of the securities issued, interest-only strips, one or more subordinated tranches, servicing rights and, in some cases, cash reserve accounts. Securitized loans are removed from the balance sheet and a net gain or loss is recognized in Noninterest income at the time of initial sale. Gains or losses recognized on the sale of the loans depend on the fair value of the loans sold and the retained interests at the date of sale. We generally estimate the fair value of the retained interests based on the present value of future expected cash flows using assumptions as to discount rates, interest rates, prepayment speeds, credit losses and servicing costs, if applicable.
With the exception of loan sales to certain U.S. government-chartered entities, our loan sales and securitizations are generally structured without recourse to us except for representations and warranties and with no restrictions on the retained interests. We originate, sell and service commercial mortgage loans under the Federal National Mortgage Association (FNMA) Delegated Underwriting and Servicing (DUS) program. Under the provisions of the DUS program, we participate in a loss-sharing arrangement with FNMA. When we are obligated for loss-sharing or recourse, our policy is to record such liabilities initially at fair value and subsequently reserve for estimated losses in accordance with guidance contained in applicable GAAP.

14    The PNC Financial Services Group, Inc. – 2019 Form 10-K

Nonperforming Loans and Leases
The matrix below summarizes our policies for classifying certain loans as nonperforming loans and/or discontinuing the accrual of loan interest income.

Commercial Lending
Loans Classified as Nonperforming and Accounted for as Nonaccrual
•  Loans accounted for at amortized cost where:
–  The loan is 90 days or more past due.
–  The loan is rated substandard or worse due to the determination that full collection of principal and interest is not probable as demonstrated by the following conditions:
•  The collection of principal or interest is 90 days or more past due;
•  Reasonable doubt exists as to the certainty of the borrower’s future debt service ability, according to the terms of the credit arrangement, regardless of whether 90 days have passed or not;
•  The borrower has filed or will likely file for bankruptcy;
•  The bank advances additional funds to cover principal or interest;
•  We are in the process of liquidating a commercial borrower; or
•  We are pursuing remedies under a guarantee.

Loans Excluded from Nonperforming Classification but Accounted for as Nonaccrual
•  Loans accounted for under the fair value option and full collection of principal and interest is not probable.
•  Loans accounted for at the lower of cost or market less costs to sell (held for sale) and full collection of principal and interest is not probable.

Loans Excluded from Nonperforming Classification and Nonaccrual Accounting	• Loans that are well secured and in the process of collection.

Consumer Lending
Loans Classified as Nonperforming and Accounted for as Nonaccrual
•  Loans accounted for at amortized cost where full collection of contractual principal and interest is not deemed probable as demonstrated in the policies below:
–  The loan is 90 days past due for home equity and installment loans, and 180 days past due for well secured residential real estate loans;
–  The loan has been modified and classified as a troubled debt restructuring (TDR);
–  Notification of bankruptcy has been received;
–  The bank holds a subordinate lien position in the loan and the first lien mortgage loan is seriously stressed (i.e., 90 days or more past due);
–  Other loans within the same borrower relationship have been placed on nonaccrual or charge-offs have been taken on them;
–  The bank has ordered the repossession of non-real estate collateral securing the loan; or
–  The bank has charged-off the loan to the value of the collateral.

Loans Excluded from Nonperforming Classification but Accounted for as Nonaccrual
•  Loans accounted for under the fair value option and full collection of principal and interest is not probable.
•  Loans accounted for at the lower of cost or market less costs to sell (held for sale) and full collection of principal and interest is not probable.

Loans Excluded from Nonperforming Classification and Nonaccrual Accounting
•  Purchased impaired loans because interest income is accreted through the accounting model.
•  Certain government insured loans where substantially all principal and interest is insured.
•  Residential real estate loans that are well secured and in the process of collection.
•  Consumer loans and lines of credit, not secured by residential real estate or automobiles, as permitted by regulatory guidance.

See Note 4 Asset Quality in this Report for additional detail on nonperforming assets and asset quality indicators for commercial and consumer loans.

Commercial Lending
We generally charge off Commercial Lending (Commercial, Commercial Real Estate, and Equipment Lease Financing) nonperforming loans when we determine that a specific loan, or portion thereof, is uncollectible. This determination is based on the specific facts and circumstances of the individual loans. In making this determination, we consider the viability of the business or project as a going concern, the past due status when the asset is not well-secured, the expected cash flows to repay the loan, the value of the collateral, and the ability and willingness of any guarantors to perform.

Additionally, in general, for smaller commercial loans of $1 million or less, a partial or full charge-off occurs at 120 days past due for term loans and 180 days past due for revolvers. Certain small business credit card balances that are placed on nonaccrual status when they become 90 days or more past due are charged-off at 180 days past due.

Consumer Lending
Home equity installment loans, home equity lines of credit, and residential real estate loans that are not well-secured and in the process of collection are charged-off at no later than 180 days past due. At that time, the basis in the loan is reduced to the fair value of the collateral less costs to sell. In addition to this policy, the bank recognizes a charge-off on a secured consumer loan when:

•	The bank holds a subordinate lien position in the loan and a foreclosure notice has been received on the first lien loan;

•
The bank holds a subordinate lien position in the loan which is 30 days or more past due with a combined loan to value ratio of greater than or equal to 110% and the first lien loan is seriously stressed (i.e., 90 days or more past due);

•	The loan is modified or otherwise restructured in a manner that results in the loan becoming collateral dependent;

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•	Notification of bankruptcy has been received within the last 60 days;

•	The borrower has been discharged from personal liability through Chapter 7 bankruptcy and has not formally reaffirmed his or her loan obligation to us; or

•	The collateral securing the loan has been repossessed and the value of the collateral is less than the recorded investment of the loan outstanding.

For loans that continue to meet any of the above policies, collateral values are updated annually and subsequent declines in collateral values are charged-off resulting in incremental provision for credit loss.
Most consumer loans and lines of credit, not secured by residential real estate, are charged off after 120-180 days past due.
Accounting for Nonperforming Assets and Leases and Other Nonaccrual Loans
For accrual loans, interest income is accrued on a daily basis and certain fees and costs are deferred upon origination and recognized in income over the term of the loan utilizing an effective yield method. For nonaccrual loans, interest income accrual and deferred fee/cost recognition is discontinued. Additionally, the current year accrued and uncollected interest is reversed through Net interest income and prior year accrued and uncollected interest is charged-off. Nonaccrual loans may also be charged-off to reduce the basis to the fair value of collateral less costs to sell.
If payment is received on a nonaccrual loan, generally the payment is first applied to the recorded investment; payments are then applied to recover any charged-off amounts related to the loan. Finally, if both recorded investment and any charge-offs have been recovered, then the payment will be recorded as interest income. For certain nonaccrual consumer loans, the receipt of interest payments is recognized as interest income on a cash basis. Cash basis income recognition is applied if a loan’s recorded investment is deemed fully collectible and the loan has performed under contractual terms for at least six months.
For TDRs, payments are applied based upon their contractual terms unless the related loan is deemed non-performing. TDRs are generally included in nonperforming and nonaccrual loans. However, after a reasonable period of time in which the loan performs under restructured terms and meets other performance indicators, it is returned to performing/accruing status. This return to performing/accruing status demonstrates that the bank expects to collect all of the loan’s remaining contractual principal and interest. TDRs resulting from i) borrowers that have been discharged from personal liability through Chapter 7 bankruptcy and have not formally reaffirmed their loan obligations to us and ii) borrowers that are not currently obligated to make both principal and interest payments under the restructured terms are not returned to accrual status.
Other nonaccrual loans are generally not returned to accrual status until the borrower has performed in accordance with the contractual terms and other performance indicators for at least six months, the period of time which was determined to demonstrate the expected collection of the loan’s remaining contractual principal and interest. When a nonperforming loan is returned to accrual status, it is then considered a performing loan.
See Note 4 Asset Quality and Note 5 Allowance for Loan and Lease Losses in this Report for additional TDR information.
Foreclosed assets consist of any asset seized or property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure. Other real estate owned comprises principally commercial and residential real estate properties obtained in partial or total satisfaction of loan obligations. After obtaining a foreclosure judgment, or in some jurisdictions the initiation of proceedings under a power of sale in the loan instruments, the property will be sold. When we are awarded title or completion of deed-in-lieu of foreclosure, we transfer the loan to foreclosed assets included in Other assets on our Consolidated Balance Sheet. Property obtained in satisfaction of a loan is initially recorded at estimated fair value less cost to sell. Based upon the estimated fair value less cost to sell, the recorded investment of the loan is adjusted and, typically, a charge-off/recovery is recognized to the ALLL. We estimate fair values primarily based on appraisals, or sales agreements with third parties. Subsequently, foreclosed assets are valued at the lower of the amount recorded at acquisition date or estimated fair value less cost to sell. Valuation adjustments on these assets and gains or losses realized from disposition of such property are reflected in Other noninterest expense.
For certain mortgage loans that have a government agency guarantee, we establish a separate other receivable upon foreclosure. The receivable is measured based on the loan balance (inclusive of principal and interest) that is expected to be recovered from the guarantor.
Allowance for Loan and Lease Losses
We maintain the ALLL at a level that we believe to be appropriate to absorb estimated probable credit losses incurred in the loan and lease portfolios as of the balance sheet date. Our determination of the allowance is based on periodic evaluations of these loan and lease portfolios and other relevant factors. This critical estimate includes significant use of our own historical data and complex methods to interpret this data. These evaluations are inherently subjective, as they require material estimates and may be susceptible to significant change, and include, among others:

•	Probability of default (PD);

16    The PNC Financial Services Group, Inc. – 2019 Form 10-K

•	Loss given default (LGD);

•	Exposure at default (EAD);

•	Movement through delinquency stages;

•	Amounts and timing of expected future cash flows;

•	Value of collateral; and

•	Qualitative factors, such as changes in current economic conditions, that may not be reflected in modeled results.

For all loans, except purchased impaired loans, the ALLL is the sum of three components: (i) asset specific/individual impaired reserves, (ii) quantitative (formulaic or pooled) reserves and (iii) qualitative (judgmental) reserves.
The reserve calculation and determination process is dependent on the use of key assumptions. Key reserve assumptions and estimation processes react to and are influenced by observed changes in loan portfolio performance experience, the financial strength of the borrowers, and economic conditions. Key reserve assumptions are periodically updated.
See Note 5 Allowance for Loan and Lease Losses for additional detail on our ALLL.
Asset Specific/Individual Component
Nonperforming loans that are considered impaired under ASC 310 – Receivables, which include all commercial and consumer TDRs, are evaluated for a specific reserve. Specific reserve allocations are determined as follows:

•
For commercial nonperforming loans and commercial TDRs greater than or equal to a defined dollar threshold, specific reserves are based on an analysis of the present value of the loan’s expected future cash flows, the loan’s observable market price or the fair value of the collateral.

•
For commercial nonperforming loans and commercial TDRs below the defined dollar threshold, the individual loan’s LGD percentage is multiplied by the loan balance and the results are aggregated for purposes of measuring specific reserve impairment.

•
Consumer nonperforming loans are collectively reserved for unless classified as consumer TDRs. For consumer TDRs, specific reserves are determined through an analysis of the present value of the loan’s expected future cash flows, except for those instances where loans have been deemed collateral dependent, including loans where borrowers have been discharged from personal liability through Chapter 7 bankruptcy and have not formally reaffirmed their loan obligations to us. Once that determination has been made, those TDRs are charged down to the fair value of the collateral less costs to sell at each period end.

Commercial Lending Quantitative Component
The estimates of the quantitative component of ALLL for incurred losses within the commercial lending portfolio are determined through quantitative loss modeling utilizing PD, LGD and outstanding balance of the loan. Based upon borrower and transaction characteristics, we assign PDs and LGDs. Each of these parameters is determined based on internal historical data, supplemented with third party data and management judgment, as deemed necessary. PD is influenced by such factors as leverage, liquidity, industry, obligor financial structure, access to capital and cash flow. LGD is influenced by collateral type, original and/or updated loan-to-value ratio (LTV), facility structure and other factors.
Consumer Lending Quantitative Component
Quantitative estimates within the consumer lending portfolio segment are calculated primarily using transition matrices, including using a roll-rate model. The roll-rate model uses statistical relationships, calculated from historical data that estimate the movement of loan outstandings through the various stages of delinquency and ultimately charge-off over our loss emergence period.
Qualitative Component
While our reserve methodologies strive to reflect all relevant risk factors, there continues to be uncertainty associated with, but not limited to, potential imprecision in the estimation process due to the inherent time lag of obtaining information and normal variations between estimates and actual outcomes. We may adjust our reserve for such risks. The ALLL also includes factors that may not be directly measured in the determination of specific or pooled reserves. Such qualitative factors may include:

•	Industry concentrations and conditions;

•	Changes in market conditions;

•	Recent credit quality trends;

•	Recent loss experience in particular portfolios, including specific and unique events;

•	Recent macro-economic factors;

•	Model imprecision;

•	Changes in lending policies and procedures;

•	Timing of available information, including the performance of first lien positions; and

•	Limitations of available historical data.

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Allowance for Purchased Non-Impaired Loans
ALLL for purchased non-impaired loans is determined based upon a comparison between the methodologies described above and the remaining acquisition date fair value discount, if any, that has yet to be accreted into interest income. After making the comparison, an ALLL is recorded for the amount greater than the discount, or no ALLL is recorded if the discount is greater.
Allowance for Purchased Impaired Loans
ALLL for purchased impaired loans is determined in accordance with ASC 310-30 by comparing the net present value of management’s best estimate of cash flows expected to be collected over the life of the pool of loans to the recorded investment for a given pool of loans. In cases where the net present value of expected cash flows is lower than the recorded investment, ALLL is established.
Allowance for Unfunded Loan Commitments and Letters of Credit
We maintain the allowance for unfunded loan commitments and letters of credit at a level we believe is appropriate to absorb estimated probable credit losses incurred on these unfunded credit facilities as of the balance sheet date. We determine the allowance based on periodic evaluations of the unfunded credit facilities, including an assessment of the probability of commitment usage, credit risk factors, and, solely for commercial lending, the terms and expiration dates of the unfunded credit facilities. Other than the estimation of the probability of funding, the reserve for unfunded loan commitments is estimated in a manner similar to the methodology used for determining reserves for funded exposures. The allowance for unfunded loan commitments and letters of credit is recorded as a liability on the Consolidated Balance Sheet. Net adjustments to the allowance for unfunded loan commitments and letters of credit are included in the provision for credit losses.
Mortgage Servicing Rights
We provide servicing under various loan servicing contracts for commercial and residential loans. These contracts are either purchased in the open market or retained as part of a loan securitization or loan sale. All acquired or originated servicing rights are measured at fair value. Fair value is based on the present value of the expected future net cash flows, including assumptions as to:

•	Deposit balances and interest rates for escrow and commercial reserve earnings;

•	Discount rates;

•	Estimated prepayment speeds; and

•	Estimated servicing costs.
We measure commercial and residential MSRs at fair value in order to reduce any potential measurement mismatch between our economic hedges and the MSRs. We manage the risk by hedging the fair value of MSRs with derivatives and securities which are expected to increase in value when the value of the servicing right declines. Changes in the fair value of MSRs are recognized as gains/(losses). The fair value of these servicing rights is estimated by using a discounted cash flow valuation model which calculates the present value of estimated future net servicing cash flows, taking into consideration actual and expected mortgage loan prepayment rates, discount rates, servicing costs, and other factors which are determined based on current market conditions.
Fair Value of Financial Instruments
The fair value of financial instruments and the methods and assumptions used in estimating fair value amounts and financial assets and liabilities for which fair value was elected are detailed in Note 7 Fair Value.
Goodwill
Goodwill arising from business acquisitions represents the value attributable to unidentifiable intangible elements in the business acquired. At least annually, in the fourth quarter, or more frequently if events occur or circumstances have changed significantly from the annual test date, management performs our goodwill impairment test at a reporting unit level.
If, after considering all relevant events and circumstances, PNC determines it is not more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, then performing a quantitative impairment test is not necessary. If PNC elects to bypass the qualitative analysis, or concludes via qualitative analysis that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, a two-step goodwill impairment test is performed. In the first step, inputs are generated and used in calculating the fair value of the reporting unit, which is compared to its carrying amount. The fair value of our reporting units is determined by using discounted cash flows and/or market comparability methodologies. If the fair value is greater than the carrying amount, then the reporting unit's goodwill is deemed not to be impaired. If the fair value is less than the carrying amount, then the second step is performed. In the second step, the implied fair value of reporting unit goodwill, which is determined as if the reporting unit had been acquired in a business combination, would be compared to the carrying amount of that goodwill. If the carrying amount of goodwill exceeds the implied fair value of goodwill, the difference is recognized as an impairment loss.

18    The PNC Financial Services Group, Inc. – 2019 Form 10-K

Depreciation and Amortization
For financial reporting purposes, we depreciate premises and equipment, net of salvage value, principally using the straight-line method over their estimated useful lives.
We use estimated useful lives for furniture and equipment ranging from one to 10 years, and depreciate buildings over an estimated useful life of up to 40 years. We amortize leasehold improvements over their estimated useful lives of up to 15 years or the respective lease terms, whichever is shorter.
We purchase, as well as internally develop and customize, certain software to enhance or perform internal business functions. Software development costs incurred in the planning and post-development project stages are charged to Noninterest expense. Costs associated with designing software configuration and interfaces, installation, coding programs and testing systems are capitalized and amortized using the straight-line method over periods ranging from one to 10 years.
We review the remaining useful lives and carrying values of premises and equipment to determine whether an event has occurred that would indicate a change in useful life is warranted or if any impairment exists.
Other Comprehensive Income
Other comprehensive income, on an after-tax basis, primarily consists of unrealized gains or losses, excluding OTTI attributable to credit deterioration, on investment securities classified as available for sale, unrealized gains or losses on derivatives designated as cash flow hedges, and changes in pension and other postretirement benefit plan liability adjustments. Details of each component are included in Note 17 Other Comprehensive Income.
Treasury Stock
We record common stock purchased for treasury at cost. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on the first-in, first-out basis.
Derivative Instruments and Hedging Activities
We use a variety of financial derivatives to both mitigate exposure to market (primarily interest rate) and credit risks inherent in our business activities, as well as to facilitate customer risk management activities. We manage these risks as part of our asset and liability management process and through credit policies and procedures.
We recognize all derivative instruments at fair value as either Other assets or Other liabilities on the Consolidated Balance Sheet and the related cash flows in the Operating Activities section of the Consolidated Statement of Cash Flows. Adjustments for counterparty credit risk are included in the determination of fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a cash flow or net investment hedging relationship. For all other derivatives, changes in fair value are recognized in earnings.
We utilize a net presentation for derivative instruments on the Consolidated Balance Sheet taking into consideration the effects of legally enforceable master netting agreements. Cash collateral exchanged with counterparties is also netted against the applicable derivative exposures by offsetting obligations to return, or general rights to reclaim, cash collateral against the fair values of the net derivatives being collateralized.
For those derivative instruments that are designated and qualify as accounting hedges, we designate the hedging instrument, based on the exposure being hedged, as a fair value hedge, a cash flow hedge or a hedge of the net investment in a foreign operation.
We formally document the relationship between the hedging instruments and hedged items, as well as the risk management objective and strategy, before undertaking an accounting hedge. To qualify for hedge accounting, the derivatives and related hedged items must be designated as a hedge at inception of the hedge relationship. In addition, a derivative must be highly effective at reducing the risk associated with the exposure being hedged. For accounting hedge relationships, we formally assess, both at the inception of the hedge and on an ongoing basis, if the derivatives are highly effective in offsetting designated changes in the fair value or cash flows of the hedged item. If it is determined that the derivative instrument is not highly effective, hedge accounting is discontinued. We assess effectiveness using statistical regression analysis. Where the critical terms of the derivative and hedged item match, effectiveness may be assessed qualitatively.
For derivatives that are designated as fair value hedges (i.e., hedging the exposure to changes in the fair value of an asset or a liability attributable to a particular risk, such as changes in LIBOR), changes in the fair value of the hedging instrument are recognized in earnings and offset by also recognizing in earnings the changes in the fair value of the hedged item attributable to the hedged risk. To the extent the change in fair value of the derivative does not offset the change in fair value of the hedged item, the difference is reflected in the Consolidated Income Statement in the same income statement line as the hedged item.

The PNC Financial Services Group, Inc. – 2019 Form 10-K  19

For derivatives designated as cash flow hedges (i.e., hedging the exposure to variability in expected future cash flows), the gain or loss on derivatives is reported as a component of AOCI and subsequently reclassified to income in the same period or periods during which the hedged cash flows affect earnings and recorded in the same income statement line item as the hedged cash flows. For derivatives designated as a hedge of net investment in a foreign operation, the gain or loss on the derivatives is reported as a component of AOCI.
We discontinue hedge accounting when it is determined that the derivative no longer qualifies as an effective hedge; the derivative expires or is sold, terminated or exercised; or the derivative is de-designated as a fair value or cash flow hedge or, for a cash flow hedge, it is no longer probable that the forecasted transaction will occur by the end of the originally specified time period.
We purchase or originate financial instruments that contain an embedded derivative. For financial instruments not measured at fair value with changes in fair value reported in earnings, we assess, at inception of the transaction, if the economic characteristics of the embedded derivative are clearly and closely related to the economic characteristics of the host contract, and whether a separate instrument with the same terms as the embedded derivative would be a derivative. If the embedded derivative is not clearly and closely related to the host contract and meets the definition of a derivative, the embedded derivative is recorded separately from the host contract with changes in fair value recorded in earnings, unless we elect to account for the hybrid instrument at fair value.
We have elected, on an instrument-by-instrument basis, fair value measurement for certain financial instruments with embedded derivatives.

We enter into commitments to originate residential and commercial mortgage loans for sale. We also enter into commitments to purchase or sell commercial and residential real estate loans. These commitments are accounted for as free-standing derivatives which are recorded at fair value in Other assets or Other liabilities on the Consolidated Balance Sheet. Any gain or loss from the change in fair value after the inception of the commitment is recognized in Noninterest income.
Income Taxes
We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that we expect will apply at the time when we believe the differences will reverse. Changes in tax rates and tax law are accounted for in the period of enactment. Thus, at the enactment date, deferred taxes are remeasured and the change is recognized in Income Tax expense. The recognition of deferred tax assets requires an assessment to determine the realization of such assets. Realization refers to the incremental benefit achieved through the reduction in future taxes payable or refunds receivable from the deferred tax assets, assuming that the underlying deductible differences and carryforwards are the last items to enter into the determination of future taxable income. We establish a valuation allowance for tax assets when it is more likely than not that they will not be realized, based upon all available positive and negative evidence.
We use the deferral method of accounting on investments that generate investment tax credits. Under this method, the investment tax credits are recognized as a reduction to the related asset.
Earnings Per Common Share
Basic earnings per common share is calculated using the two-class method to determine income attributable to common shareholders. Unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are considered participating securities under the two-class method. Distributed dividends and dividend equivalents related to participating securities and an allocation of undistributed net income to participating securities reduce the amount of income attributable to common shareholders. Income attributable to common shareholders is then divided by the weighted-average common shares outstanding for the period.
Diluted earnings per common share is calculated under the more dilutive of either the treasury method or the two-class method. For the diluted calculation, we increase the weighted-average number of shares of common stock outstanding by the assumed conversion of outstanding convertible preferred stock from the beginning of the year or date of issuance, if later, and the number of shares of common stock that would be issued assuming the exercise of stock options and warrants and the issuance of incentive shares using the treasury stock method. These adjustments to the weighted-average number of shares of common stock outstanding are made only when such adjustments will dilute earnings per common share. See Note 15 Earnings Per Share for additional information.

20    The PNC Financial Services Group, Inc. – 2019 Form 10-K

Recently Adopted Accounting Standards

Accounting Standards Update (ASU)	Description	Financial Statement Impact
Leases - ASU 2016-02 Issued February 2016
• Requires lessees to recognize a right-of-use asset and related lease liability for all leases with lease terms of more than 12 months.
• Recognition, measurement and presentation of expenses and cash flows arising from a lease by a lessee will depend on its classification as a finance or operating lease.
• Targeted changes have been made to the lessor accounting model to align the guidance with the new lessee model and revenue recognition guidance.
• Permits option to adopt using a modified retrospective approach through a cumulative-effect adjustment to retained earnings at adoption.

• Adopted January 1, 2019 under the modified retrospective approach.
• Amended presentation and disclosures are made prospectively. Refer to the lease disclosures in this Note 1 and Note 25 Leases for additional information.
• The impact of adoption was immaterial to PNC's consolidated income statement.
• The impact of adoption of the changes to the lessor accounting model did not have a material impact on our financial statements.

Accounting Standards Update (ASU)	Description	Financial Statement Impact
Credit Losses - ASU 2016-13

Issued June 2016

Codification Improvements - ASU 2019-04

Various improvements related to Credit Losses (Topics 1, 2 and 5)

Issued April 2019

Targeted Transition
Relief - Credit Losses - ASU 2019-05

Issued May 2019

Codification Improvements - ASU 2019-11

Issued November 2019

• Required effective date of January 1, 2020.
• Commonly referred to as the Current Expected Credit Losses (CECL) standard.
• Replaces measurement, recognition and disclosure guidance for credit related reserves (i.e., ALLL and the allowance for unfunded loan commitments and letters of credit) and OTTI for debt securities.
• Requires the use of an expected credit loss methodology; specifically, current expected credit losses for the remaining life of the asset will be recognized starting from the time of origination or acquisition.
• Methodology applies to loans, net investment in leases, debt securities and certain financial assets not accounted for at fair value through net income. It will also apply to off-balance sheet credit exposures except for unconditionally cancellable commitments.
• In-scope assets will be presented at the net amount expected to be collected after the deduction or addition of the allowance for credit losses (ACL) from the amortized cost basis of the assets.
• Requires inclusion of expected recoveries of previously charged-off amounts for in-scope assets.
• Requires enhanced credit quality disclosures including disaggregation of credit quality indicators by vintage.
• Requires a modified retrospective approach through a cumulative-effect adjustment to retained earnings at adoption.

Subsequent event
• We adopted the CECL standard on January 1, 2020.
• Based on current and forecasted economic conditions and portfolio balances as of January 1, 2020, the adoption of the CECL standard resulted in an ACL of $3.7 billion. See Table 34 for details of the ACL composition and a summary of the impact of adoption. The overall change in total reserves at December 31, 2019 was primarily due to the move to a life of loan reserve estimate as well as methodology changes required under CECL.
• Our ACL estimate uses various models and estimation techniques based on our historical loss experience, current borrower characteristics, current conditions, reasonable and supportable forecasts and other relevant factors. Expected losses in our reasonable and supportable forecast period of three years are estimated using four macroeconomic scenarios and their estimated probabilities. These scenarios are produced by our economics team using a combination of structural models and expert judgment and are designed to reflect a range of plausible economic conditions and emerging business cycles over the next three years. After the end of the reasonable and supportable forecast period, expected losses are reverted to historical average losses, using a reversion period where applicable.
• ACL also includes identified qualitative factors related to idiosyncratic risk factors, changes in current economic conditions that may not be reflected in quantitatively derived results, and other relevant factors to ensure the ACL reflects our best estimate of current expected credit losses.
• We expect that our CECL estimate will be sensitive to various factors, including, but not limited to, the following major factors:
- Current economic conditions and borrower quality: Our forecast of expected losses depends on conditions and portfolio quality as of the estimation date. As current conditions evolve, forecasted losses could be materially affected.
- Scenario weights and design: Our loss estimates are sensitive to the shape and severity of macroeconomic forecasts and thus vary significantly between upside and downside scenarios. Changes to probability weights assigned to these scenarios and timing of peak business cycles reflected by the scenarios could materially affect our loss estimates.
- Portfolio volume and mix: Changes to the volume and mix in our portfolios could materially affect our estimates, as CECL reserves would be recognized at origination or acquisition.
• We implemented the CECL standard using the modified retrospective approach, and did not elect to maintain purchased credit impaired accounting upon adoption. We elected the one-time fair value option election for some of our purchased credit impaired loans and nonperforming assets.

The PNC Financial Services Group, Inc. – 2019 Form 10-K  21

Accounting Standards Update (ASU)	Description	Financial Statement Impact
Codification Improvements - ASU 2019-04 Topic 3: Codification Improvements to ASU 2017-12 and Other Hedging Items Issued April 2019
• Required effective date of January 1, 2020.
• Targeted improvements related to:
     - Partial-term fair value hedges of interest rate risk
     - Amortization of fair value hedge basis adjustments
     - Disclosure of fair value hedge basis adjustments
     - Consideration of the hedged contractually specified interest rate under the hypothetical derivative method
     - Application of a first-payments-received cash flow hedging technique to overall cash flows on a group of variable interest payments
     - Update to transition guidance for ASU 2017-12
• This ASU permits a one-time transfer out of held to maturity securities to provide entities the opportunity to hedge fixed rate, prepayable securities under a last of layer hedging strategy (although an entity is not required to hedge such securities subsequent to transfer).

Subsequent event
• We adopted this standard on January 1, 2020.
• As permitted by the eligibility requirements in this guidance, at adoption we elected to transfer debt securities with an amortized cost of $16.2 billion (fair value of $16.5 billion) from held to maturity to the available for sale portfolio. The transfer resulted in a pretax increase to AOCI of $306 million. There were no other impacts to PNC's consolidated financial statements from the adoption of this guidance.

The following table presents the impact of adopting CECL on January 1, 2020 on our allowance and retained earnings.

Table 33: Impact of the CECL Standard Adoption

	ALLL (a)		ACL (a)
In millions	December 31, 2019	Transition Adjustment	January 1, 2020
Allowance (a)
Loans and leases
Commercial lending	$1,812	$(304)	$1,508
Consumer lending	930	767	1,697
Total loans and leases allowance	2,742	463	3,205
Off-balance sheet credit exposures (b)	318	179	497
Other	—	19	19
Total allowance	$3,060	$661	$3,721

In millions	December 31, 2019	Transition Adjustment	January 1, 2020
Impact to retained earnings (c)	$42,215	$(671)	$41,544
(a) Amounts at December 31, 2019 represent the ALLL and the allowance for unfunded loan commitments and letters of credit. The amounts at January 1, 2020 represent the ACL.
(b) Off-balance sheet credit exposures are primarily unfunded loan commitments and letters of credit.
(c) Transition adjustment includes the increase in the total allowance of $.7 billion and the impact of the fair value option election of $.2 billion, offset by the tax impact of $.2 billion.

22    The PNC Financial Services Group, Inc. – 2019 Form 10-K

NOTE 2 DISCONTINUED OPERATIONS

On May 15, 2020, PNC completed the sale of its 31.6 million shares of BlackRock, Inc., common and preferred stock through a registered secondary offering at a price of $420 per share. In addition, BlackRock repurchased 2.65 million shares from PNC at a price of $414.96 per share. The total proceeds from the sale were $14.2 billion in cash, net of $.2 billion in expenses, and resulted in a gain on sale of $4.3 billion. Additionally, PNC contributed 500,000 BlackRock shares to the PNC Foundation on May 18, 2020.

As a result, PNC has divested its entire holding in BlackRock. PNC and its affiliates only hold shares of BlackRock stock in a fiduciary capacity for clients of PNC and its affiliates. The divestiture of BlackRock represents a strategic shift that has a major effect on our operations and financial results. We have reported the historical results of operations and earnings per share for continuing and discontinued operations in the consolidated financial statements for all periods presented. All other notes to the consolidated financial statements have been revised to reflect only continuing operations. BlackRock activity and balances have been removed from Note 15 Earnings Per Share, Note 17 Other Comprehensive Income, Note 18 Income Taxes, Note 22 Parent Company and Note 23 Segment Reporting. The remaining Notes were not impacted by discontinued operations.

The following table summarizes the results from the discontinued operations of BlackRock included in the Consolidated Income Statement:
Table 34: Consolidated Income Statement - Discontinued Operations

	Year ended December 31
In millions	2019	2018	2017
Noninterest income	$988	$942	$1,077
Total revenue	988	942	1,077
Income from discontinued operations before income taxes and noncontrolling interests	988	942	1,077
Income taxes	161	154	287
Net income from discontinued operations	$827	$788	$790

The following table summarizes the cash flows of discontinued operations of BlackRock included in the Consolidated Statement of Cash Flows:
Table 35: Consolidated Statement of Cash Flows - Discontinued Operations

	Year ended December 31
In millions	2019	2018	2017
Cash flows from discontinued operations
Net cash provided by operating activities of discontinued operations	$299	$264	$65

NOTE 3 LOAN SALE AND SERVICING ACTIVITIES AND VARIABLE INTEREST ENTITIES
Loan Sale and Servicing Activities
We have transferred residential and commercial mortgage loans in securitization or sales transactions in which we have continuing involvement. These transfers have occurred through Agency securitization, Non-agency securitization, and loan sale transactions. Agency securitizations consist of securitization transactions with FNMA, Federal Home Loan Mortgage Corporation (FHLMC) and Government National Mortgage Association (GNMA) (collectively, the Agencies). FNMA and FHLMC generally securitize our transferred loans into mortgage-backed securities for sale into the secondary market through SPEs that they sponsor. As an authorized GNMA issuer/servicer, we pool Federal Housing Administration (FHA) and Department of Veterans Affairs (VA) insured loans into mortgage-backed securities for sale into the secondary market. In Non-agency securitizations, we have transferred loans into securitization SPEs. In other instances, third-party investors have also purchased our loans in loan sale transactions and in certain instances have subsequently sold these loans into securitization SPEs. Securitization SPEs utilized in the Agency and Non-agency securitization transactions are VIEs.

The PNC Financial Services Group, Inc. – 2019 Form 10-K  23

Our continuing involvement in the FNMA, FHLMC, and GNMA securitizations, Non-agency securitizations, and loan sale transactions generally consists of servicing, repurchasing previously transferred loans under certain conditions and loss share arrangements, and, in limited circumstances, holding of mortgage-backed securities issued by the securitization SPEs.

Depending on the transaction, we may act as the master, primary and/or special servicer to the securitization SPEs or third-party investors. Servicing responsibilities typically consist of collecting and remitting monthly borrower principal and interest payments, maintaining escrow deposits, performing loss mitigation and foreclosure activities, and, in certain instances, funding of servicing advances. Servicing advances, which are generally reimbursable, are made for principal and interest and collateral protection and are carried in Other assets at cost.

We earn servicing and other ancillary fees for our role as servicer and, depending on the contractual terms of the servicing arrangement, we can be terminated as servicer with or without cause. At the consummation date of each type of loan transfer where we retain the servicing, we recognize a servicing right at fair value. See Note 7 Fair Value and Note 8 Goodwill and Mortgage Servicing Rights for further discussion of our servicing rights.

Certain loans transferred to the Agencies contain removal of account provisions (ROAPs). Under these ROAPs, we hold an option to repurchase at par individual delinquent loans that meet certain criteria. In other limited cases, GNMA has granted us the right to repurchase current loans when we intend to modify the borrower’s interest rate under established guidelines. When we have the unilateral ability to repurchase a loan, effective control over the loan has been regained and we recognize an asset (in either Loans or Loans held for sale) and a corresponding liability (in Other borrowed funds) on the balance sheet regardless of our intent to repurchase the loan.

The Agency and Non-agency mortgage-backed securities issued by the securitization SPEs that are purchased and held on our balance sheet are typically purchased in the secondary market. We do not retain any credit risk on our Agency mortgage-backed security positions as FNMA, FHLMC and the U.S. Government (for GNMA) guarantee losses of principal and interest.

We also have involvement with certain Agency and Non-agency commercial securitization SPEs where we have not transferred commercial mortgage loans. These SPEs were sponsored by independent third-parties and the loans held by these entities were purchased exclusively from other third-parties. Generally, our involvement with these SPEs is as servicer with servicing activities consistent with those described above.

We recognize a liability for our loss exposure associated with contractual obligations to repurchase previously transferred loans due to possible breaches of representations and warranties and also for loss sharing arrangements (recourse obligations) with the Agencies. Other than providing temporary liquidity under servicing advances and our loss exposure associated with our repurchase and recourse obligations, we have not provided nor are we required to provide any type of credit support, guarantees or commitments to the securitization SPEs or third-party investors in these transactions.

24    The PNC Financial Services Group, Inc. – 2019 Form 10-K

The following table provides cash flows associated with our loan sale and servicing activities:
Table 36: Cash Flows Associated with Loan Sale and Servicing Activities

In millions	Residential Mortgages	Commercial Mortgages (a)
Cash Flows - Year ended December 31, 2019
Sales of loans (b)	$4,259	$3,540
Repurchases of previously transferred loans (c)	$321	$30
Servicing fees (d)	$352	$130
Servicing advances recovered/(funded), net	$45	$63
Cash flows on mortgage-backed securities held (e)	$4,362	$84
Cash Flows - Year ended December 31, 2018
Sales of loans (b)	$4,474	$4,140
Repurchases of previously transferred loans (c)	$393	$32
Servicing fees (d)	$362	$135
Servicing advances recovered/(funded), net	$45	$(3)
Cash flows on mortgage-backed securities held (e)	$1,964	$109

(a)	Represents cash flow information associated with both commercial mortgage loan transfer and servicing activities.

(b)	Gains/losses recognized on sales of loans were insignificant for the periods presented.

(c)
Includes both residential and commercial mortgage government insured or guaranteed loans eligible for repurchase through the exercise of our ROAP option, as well as residential mortgage loans repurchased due to alleged breaches of origination covenants or representations and warranties made to purchasers.

(d)	Includes contractually specified servicing fees, late charges and ancillary fees.

(e)
Represents cash flows on securities where we transferred to, and/or service loans for, a securitization SPE and we hold securities issued by that SPE. The carrying values of such securities held were $17.8 billion in residential mortgage-backed securities and $.6 billion in commercial mortgage-backed securities at December 31, 2019 and $13.3 billion in residential mortgage-backed securities and $.6 billion in commercial mortgage-backed securities at December 31, 2018.

Table 37 presents information about the principal balances of transferred loans that we service and are not recorded on our Consolidated Balance Sheet. We would only experience a loss on these transferred loans if we were required to repurchase a loan, where the repurchase price exceeded the loan's fair value, due to a breach in representations and warranties or a loss sharing arrangement associated with our continuing involvement with these loans. The estimate of losses related to breaches in representations and warranties was insignificant at December 31, 2019 and 2018.

Table 37: Principal Balance, Delinquent Loans and Net Charge-offs Related to Serviced Loans For Others

In millions	Residential Mortgages	Commercial Mortgages (a)
December 31, 2019
Total principal balance	$49,323	$42,414
Delinquent loans (b)	$492	$64
December 31, 2018
Total principal balance	$54,028	$47,969
Delinquent loans (b)	$622	$234
Year ended December 31, 2019
Net charge-offs (c)	$40	$520
Year ended December 31, 2018
Net charge-offs (c)	$47	$269

(a)	Represents information at the securitization level in which we have sold loans and we are the servicer for the securitization.

(b)	Serviced delinquent loans are 90 days or more past due or are in process of foreclosure.

(c)
Net charge-offs for Residential mortgages represent credit losses less recoveries distributed and as reported to investors during the period. Net charge-offs for Commercial mortgages represent credit losses less recoveries distributed and as reported by the trustee for commercial mortgage backed securitizations. Realized losses for Agency securitizations are not reflected as we do not manage the underlying real estate upon foreclosure and, as such, do not have access to loss information.

Variable Interest Entities (VIEs)
We are involved with various entities in the normal course of business that are deemed to be VIEs. We assess VIEs for consolidation based upon the accounting policies described in Note 1 Accounting Policies. Our consolidated VIEs were insignificant at both December 31, 2019 and 2018. We have not provided additional financial support to these entities which we are not contractually required to provide.

The following table provides a summary of non-consolidated VIEs with which we have significant continuing involvement but are not the primary beneficiary. We have excluded certain transactions with non-consolidated VIEs from the balances presented in Table 38 where we have determined that our continuing involvement is not significant. We do not consider our continuing involvement to be significant when it relates to a VIE where we only invest in securities issued by the VIE and were not involved in the design of the VIE or where no transfers have occurred between us and the VIE. In addition, where we only have lending arrangements in the normal

The PNC Financial Services Group, Inc. – 2019 Form 10-K  25

course of business with entities that could be VIEs, we have excluded these transactions with non-consolidated entities from the balances presented in Table 38. These loans are included as part of the asset quality disclosures that we make in Note 4 Asset Quality.

Table 38: Non-Consolidated VIEs

In millions	PNC Risk of Loss (a)	Carrying Value of Assets Owned by PNC		Carrying Value of Liabilities Owned by PNC
December 31, 2019
Mortgage-backed securitizations (b)	$19,287	$19,287	(c)
Tax credit investments and other	3,131	3,028	(d)	$1,101	(e)
Total	$22,418	$22,315		$1,101
December 31, 2018
Mortgage-backed securitizations (b)	$14,266	$14,266	(c)
Tax credit investments and other	2,949	2,911	(d)	$806	(e)
Total	$17,215	$17,177		$806

(a)
Represents loans, investments and other assets related to non-consolidated VIEs, net of collateral (if applicable). The risk of loss excludes any potential tax recapture associated with tax credit investments.

(b)
Amounts reflect involvement with securitization SPEs where we transferred to, and/or service loans for, an SPE and we hold securities issued by that SPE. Values disclosed in the PNC Risk of Loss column represent our maximum exposure to loss for those securities’ holdings.

(c)	Included in Investment securities, Mortgage servicing rights and Other assets on our Consolidated Balance Sheet.

(d)	Included in Investment securities, Loans, Equity investments and Other assets on our Consolidated Balance Sheet.

(e)	Included in Deposits and Other liabilities on our Consolidated Balance Sheet.

Mortgage-Backed Securitizations
In connection with each Agency and Non-agency residential and commercial mortgage-backed securitization discussed above, we evaluate each SPE utilized in these transactions for consolidation. In performing these assessments, we evaluate our level of continuing involvement in these transactions as the nature of our involvement ultimately determines whether or not we hold a variable interest and/or are the primary beneficiary of the SPE. Factors we consider in our consolidation assessment include the significance of (i) our role as servicer, (ii) our holdings of mortgage-backed securities issued by the securitization SPE and (iii) the rights of third-party variable interest holders.

The first step in our assessment is to determine whether we hold a variable interest in the securitization SPE. We hold variable interests in Agency and Non-agency securitization SPEs through our holding of residential and commercial mortgage-backed securities issued by the SPEs and/or our recourse obligations. Each SPE in which we hold a variable interest is evaluated to determine whether we are the primary beneficiary of the entity. For Agency securitization transactions, our contractual role as servicer does not give us the power to direct the activities that most significantly affect the economic performance of the SPEs. Thus, we are not the primary beneficiary of these entities. For Non-agency securitization transactions, we would be the primary beneficiary to the extent our servicing activities give us the power to direct the activities that most significantly affect the economic performance of the SPE and we hold a more than insignificant variable interest in the entity.
Details about the Agency and Non-agency securitization SPEs where we hold a variable interest and are not the primary beneficiary are included in Table 38. Our maximum exposure to loss as a result of our involvement with these SPEs is the carrying value of the mortgage-backed securities, servicing assets, servicing advances and our liabilities associated with our recourse obligations. Creditors of the securitization SPEs have no recourse to our assets or general credit.

Tax Credit Investments and Other
For tax credit investments in which we do not have the right to make decisions that will most significantly impact the economic performance of the entity, we are not the primary beneficiary and thus do not consolidate the entity. These investments are disclosed in Table 38. The table also reflects our maximum exposure to loss exclusive of any potential tax credit recapture. Our maximum exposure to loss is equal to our legally binding equity commitments adjusted for recorded impairment, partnership results or amortization for qualifying low income housing tax credit investments when applicable. For all legally binding unfunded equity commitments, we increase our recognized investment and recognize a liability. As of December 31, 2019, we had a liability for unfunded commitments of $.6 billion related to investments in qualified affordable housing projects which is reflected in Other liabilities on our Consolidated Balance Sheet.
Table 38 also includes our involvement in lease financing transactions with limited liability companies (LLCs) engaged in solar power generation that, to a large extent, provided returns in the form of tax credits. The outstanding financings and operating lease assets are reflected as Loans and Other assets, respectively, on our Consolidated Balance Sheet, whereas related liabilities are reported in Deposits and Other liabilities.

26    The PNC Financial Services Group, Inc. – 2019 Form 10-K

We make certain equity investments in various tax credit limited partnerships or LLCs. The purpose of these investments is to achieve a satisfactory return on capital and to assist us in achieving goals associated with the Community Reinvestment Act. During 2019 we recognized $.2 billion of amortization, $.2 billion of tax credits and $.1 billion of other tax benefits associated with qualified investments in low income housing tax credits within Income taxes.

NOTE 4 ASSET QUALITY
We closely monitor economic conditions and loan performance trends to manage and evaluate our exposure to credit risk. Trends in delinquency rates may be a key indicator, among other considerations, of credit risk within the loan portfolios. The measurement of delinquency status is based on the contractual terms of each loan. Loans that are 30 days or more past due in terms of payment are considered delinquent.

Nonperforming assets include nonperforming loans and leases, other real estate owned (OREO) and foreclosed assets. Nonperforming loans are those loans accounted for at amortized cost whose credit quality has deteriorated to the extent that full collection of contractual principal and interest is not probable. Interest income is not recognized on these loans. Loans accounted for under the fair value option are reported as performing loans. However, when nonaccrual criteria is met, interest income is not recognized on these loans. Additionally, certain government insured or guaranteed loans for which we expect to collect substantially all principal and interest are not reported as nonperforming loans and continue to accrue interest. Purchased impaired loans are excluded from nonperforming loans as we are currently accreting interest income over the expected life of the loans.

See Note 1 Accounting Policies for additional information on our loan related policies.

The PNC Financial Services Group, Inc. – 2019 Form 10-K  27

The following tables display the delinquency status of our loans and our nonperforming assets at December 31, 2019 and 2018, respectively.

Table 39: Analysis of Loan Portfolio (a)

	Accruing
Dollars in millions	Current or Less Than 30 Days Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More Past Due	Total Past Due (b)		Nonperforming Loans	Fair Value Option Nonaccrual Loans (c)	Purchased Impaired Loans	Total Loans (d)
December 31, 2019
Commercial Lending
Commercial	$124,695	$102	$30	$85	$217		$425			$125,337
Commercial real estate	28,061	4	1		5		44			28,110
Equipment lease financing	7,069	49	5		54		32			7,155
Total commercial lending	159,825	155	36	85	276		501			160,602
Consumer Lending
Home equity	23,791	58	24		82		669		$543	25,085
Residential real estate	19,640	140	69	315	524	(b)	315	$166	1,176	21,821
Automobile	16,376	178	47	18	243		135			16,754
Credit card	7,133	60	37	67	164		11			7,308
Education	3,156	55	34	91	180	(b)				3,336
Other consumer	4,898	15	11	9	35		4			4,937
Total consumer lending	74,994	506	222	500	1,228		1,134	166	1,719	79,241
Total	$234,819	$661	$258	$585	$1,504		$1,635	$166	$1,719	$239,843
Percentage of total loans	97.90%	.28%	.11%	.24%	.63%		.68%	.07%	.72%	100.00%
December 31, 2018
Commercial Lending
Commercial	$116,300	$82	$54	$52	$188		$346			$116,834
Commercial real estate	28,056	6	3		9		75			28,140
Equipment lease financing	7,229	56	12		68		11			7,308
Total commercial lending	151,585	144	69	52	265		432			152,282
Consumer Lending
Home equity	24,556	66	25		91		797		$679	26,123
Residential real estate	16,216	135	73	363	571	(b)	350	$182	1,338	18,657
Automobile	14,165	113	29	12	154		100			14,419
Credit card	6,222	46	29	53	128		7			6,357
Education	3,571	69	41	141	251	(b)				3,822
Other consumer	4,552	12	5	8	25		8			4,585
Total consumer lending	69,282	441	202	577	1,220		1,262	182	2,017	73,963
Total	$220,867	$585	$271	$629	$1,485		$1,694	$182	$2,017	$226,245
Percentage of total loans	97.62%	.26%	.12%	.28%	.66%		.75%	.08%	.89%	100.00%

(a)	Amounts in table represent recorded investment and exclude loans held for sale. Recorded investment does not include any associated valuation allowance.

(b)
Past due loan amounts exclude purchased impaired loans, even if contractually past due (or if we do not expect to receive payment in full based on the original contractual terms), as we are currently accreting interest income over the expected life of the loans. Past due loan amounts include government insured or guaranteed Residential real estate loans totaling $.4 billion and $.5 billion at December 31, 2019 and 2018, respectively, and Education loans totaling $.2 billion at both December 31, 2019 and 2018.

(c)
Consumer loans accounted for under the fair value option for which we do not expect to collect substantially all principal and interest are subject to nonaccrual accounting and classification upon meeting any of our nonaccrual policies. Given that these loans are not accounted for at amortized cost, these loans have been excluded from the nonperforming loan population.

(d)
Net of unearned income, unamortized deferred fees and costs on originated loans, and premiums or discounts on purchased loans totaling $1.1 billion and $1.2 billion December 31, 2019 and 2018, respectively.

In the normal course of business, we originate or purchase loan products with contractual characteristics that, when concentrated, may increase our exposure as a holder of those loan products. Possible product features that may create a concentration of credit risk would include a high original or updated loan-to-value (LTV) ratio, terms that may expose the borrower to future increases in repayments above increases in market interest rates, and interest-only loans, among others.
We originate interest-only loans to commercial borrowers. Such credit arrangements are usually designed to match borrower cash flow expectations (e.g., working capital lines, revolvers). These products are standard in the financial services industry and product features
28    The PNC Financial Services Group, Inc. – 2019 Form 10-K

are considered during the underwriting process to mitigate the increased risk that the interest-only feature may result in borrowers not being able to make interest and principal payments when due. We do not believe that these product features create a concentration of credit risk.
At December 31, 2019, we pledged $16.9 billion of commercial loans to the Federal Reserve Bank and $68.0 billion of residential real estate and other loans to the Federal Home Loan Bank as collateral for the ability to borrow, if necessary. The comparable amounts at December 31, 2018 were $17.3 billion and $63.2 billion, respectively. Amounts pledged reflect the unpaid principal balances.
Table 40: Nonperforming Assets

Dollars in millions	December 31 2019	December 31 2018
Nonperforming loans
Total commercial lending	$501	$432
Total consumer lending (a)	1,134	1,262
Total nonperforming loans	1,635	1,694
OREO and foreclosed assets	117	114
Total nonperforming assets	$1,752	$1,808
Nonperforming loans to total loans	.68%	.75%
Nonperforming assets to total loans, OREO and foreclosed assets	.73%	.80%
Nonperforming assets to total assets	.43%	.47%
Interest on nonperforming loans (b)
Computed on original terms	$124	$123
Recognized prior to nonperforming status	$17	$17

(a)	Excludes most unsecured consumer loans and lines of credit, which are charged off after 120 to 180 days past due and are not placed on nonperforming status.

(b)	Amounts are for the year ended.

Nonperforming loans also include certain loans whose terms have been restructured in a manner that grants a concession to a borrower experiencing financial difficulties. In accordance with applicable accounting guidance, these loans are considered TDRs. See Note 1 Accounting Policies and the TDR section of this Note 4 for additional information on TDRs.

Total nonperforming loans in Table 40 include TDRs of $.9 billion at both December 31, 2019 and 2018. TDRs that are performing, including consumer credit card TDR loans, totaled $.8 billion and $1.0 billion at December 31, 2019 and 2018, respectively, and are excluded from nonperforming loans.

Additional Asset Quality Indicators

We have two portfolio segments – Commercial Lending and Consumer Lending. Each of these segments comprises multiple loan classes. Classes are characterized by similarities in initial measurement, risk attributes and the manner in which we monitor and assess credit risk. The Commercial Lending segment is composed of the commercial, commercial real estate and equipment lease financing loan classes. The Consumer Lending segment is composed of the home equity, residential real estate, automobile, credit card, education and other consumer loan classes.

Commercial Lending Loan Classes

Commercial Loan Class
For commercial loans, we monitor the performance of the borrower in a disciplined and regular manner based upon the level of credit risk inherent in the loan. To evaluate the level of credit risk, we assign internal risk ratings reflecting our estimates of the borrower’s PD and LGD for each related credit facility. This two-dimensional credit risk rating methodology provides granularity in the risk monitoring process on an ongoing basis. These ratings are reviewed and updated, generally at least once per year. Additionally, no less frequently than on an annual basis, we review PD rates related to each rating grade based upon internal historical data. These rates are updated as needed and augmented by market data as deemed necessary. For small balance homogeneous pools of commercial loans, mortgages and leases, we apply statistical modeling to assist in determining the PD within these pools. Further, on a periodic basis, we update our LGD estimation methodology based upon historical data. The combination of the PD and LGD ratings assigned to commercial loans, capturing both the combination of expectations of default and loss severity in event of default, reflects the relative estimated likelihood of loss at the reporting date. In general, loans with better PD and LGD tend to have a lower likelihood of loss compared to loans with worse PD and LGD. The loss amount also considers an estimate of EAD, which we also periodically update based upon historical data.

The PNC Financial Services Group, Inc. – 2019 Form 10-K  29

Based upon the amount of the lending arrangement and our risk rating assessment, we follow a formal schedule of written periodic review. Quarterly, we conduct formal reviews of a market’s or business unit’s loan portfolio, focusing on those loans which we perceive to be of higher risk, based upon PDs and LGDs, or loans for which credit quality is weakening. If circumstances warrant, it is our practice to review any customer obligation and its level of credit risk more frequently. We attempt to proactively manage our loans by using various procedures that are customized to the risk of a given loan, including ongoing outreach, contact, and assessment of obligor financial conditions, collateral inspection and appraisal.
Commercial Real Estate Loan Class
We manage credit risk associated with our commercial real estate loan class similar to commercial loans by analyzing PD and LGD. Additionally, risks associated with commercial real estate activities tend to be correlated to the loan structure and collateral location, project progress and business environment. As a result, these attributes are also monitored and utilized in assessing credit risk.
As with the commercial class, a formal schedule of periodic review is also performed to assess market/geographic risk and business unit/industry risk. Often as a result of these overviews, increased scrutiny can be placed on areas of higher risk, including adverse changes in risk ratings, deteriorating operating trends, and/or areas that concern management. These reviews are designed to assess risk and take actions to mitigate our exposure to such risks.
Equipment Lease Financing Loan Class
We manage credit risk associated with our equipment lease financing loan class similar to commercial loans by analyzing PD and LGD.

Based upon the dollar amount of the lease and the level of credit risk, we follow a formal schedule of periodic review. Generally, this occurs quarterly, although we have established practices to review such credit risk more frequently if circumstances warrant. Our review process entails analysis of the following factors: equipment value/residual value, exposure levels, jurisdiction risk, industry risk and guarantor requirements as applicable.

Table 41: Commercial Lending Asset Quality Indicators (a)

In millions	Pass Rated	Criticized	Total Loans
December 31, 2019
Commercial	$119,761	$5,576	$125,337
Commercial real estate	27,424	686	28,110
Equipment lease financing	6,891	264	7,155
Total commercial lending	$154,076	$6,526	$160,602
December 31, 2018
Commercial	$111,276	$5,558	$116,834
Commercial real estate	27,682	458	28,140
Equipment lease financing	7,180	128	7,308
Total commercial lending	$146,138	$6,144	$152,282

(a)
Loans are classified as Pass Rated and Criticized based on the regulatory classification definitions. The Criticized classification includes loans that were rated special mention, substandard or doubtful as of December 31, 2019 and 2018. We use PD and LGD to rate loans in the commercial lending portfolio.

Consumer Lending Loan Classes

Home Equity and Residential Real Estate Loan Classes
We use several credit quality indicators, including delinquency information, nonperforming loan information, updated credit scores, and originated and updated LTV ratios to monitor and manage credit risk within the home equity and residential real estate loan classes. A summary of asset quality indicators follows:

Delinquency/Delinquency Rates: We monitor trending of delinquency/delinquency rates for home equity and residential real estate loans. See Table 39 for additional information.

Nonperforming Loans: We monitor trending of nonperforming loans for home equity and residential real estate loans. See Table 39 for additional information.

Credit Scores: We use a national third-party provider to update FICO credit scores for home equity loans and lines of credit and residential real estate loans at least quarterly. The updated scores are incorporated into a series of credit management reports, which are utilized to monitor the risk in the loan classes.

30    The PNC Financial Services Group, Inc. – 2019 Form 10-K

LTV (inclusive of combined loan-to-value (CLTV) for first and subordinate lien positions): At least annually, we update the property values of real estate collateral and calculate an updated LTV ratio. For open-end credit lines secured by real estate in regions experiencing significant declines in property values, more frequent valuations may occur. We examine LTV migration and stratify LTV into categories to monitor the risk in the loan classes.

We use a combination of original LTV and updated LTV for internal risk management and reporting purposes (e.g., line management, loss mitigation strategies). In addition to the fact that estimated property values by their nature are estimates, given certain data limitations it is important to note that updated LTVs may be based upon management’s assumptions (e.g., if an updated LTV is not provided by the third-party service provider, house price index (HPI) changes will be incorporated in arriving at management’s estimate of updated LTV).

Updated LTV is estimated using modeled property values. The related estimates and inputs are based upon an approach that uses a combination of third-party automated valuation models, broker price opinions, HPI indices, property location, internal and external balance information, origination data and management assumptions. We generally utilize origination lien balances provided by a third-party, where applicable, which do not include an amortization assumption when calculating updated LTV. Accordingly, the results of the calculations do not represent actual appraised loan level collateral or updated LTV based upon lien balances held by others, and as such, are necessarily imprecise and subject to change as we refine our methodology.
The following table presents certain asset quality indicators for the home equity and residential real estate loan classes.
Table 42: Asset Quality Indicators for Home Equity and Residential Real Estate Loans

	December 31, 2019		December 31, 2018
	Home equity	Residential real estate	Home equity	Residential real estate
In millions
Current estimated LTV ratios
Greater than or equal to 125%	$366	$112	$461	$116
Greater than or equal to 100% to less than 125%	877	221	1,020	255
Greater than or equal to 90% to less than 100%	1,047	340	1,174	335
Less than 90%	22,068	19,305	22,644	15,922
No LTV ratio available	184	83	145	6
Government insured or guaranteed loans		584		685
Purchased impaired loans	543	1,176	679	1,338
Total loans	$25,085	$21,821	$26,123	$18,657
Updated FICO Scores
Greater than 660	$22,245	$19,341	$22,996	$15,956
Less than or equal to 660	2,019	569	2,210	585
No FICO score available	278	151	238	93
Government insured or guaranteed loans		584		685
Purchased impaired loans	543	1,176	679	1,338
Total loans	$25,085	$21,821	$26,123	$18,657

Automobile, Credit Card, Education and Other Consumer Loan Classes
We monitor a variety of asset quality information in the management of these consumer loan classes. For all loan types, we generally use a combination of internal loan parameters as well as an updated FICO score. We use FICO scores as a primary asset quality indicator for automobile and credit card loans, as well as non-government guaranteed or non-insured education loans and other secured and unsecured lines and loans. Internal credit metrics, such as delinquency status, are relied upon heavily as asset quality indicators for government guaranteed or insured education loans and consumer loans to high net worth individuals, as internal credit metrics tend to be more relevant than FICO scores for these types of loans.

Along with the monitoring of delinquency trends and losses for each class, FICO credit score updates are obtained at least quarterly along with a variety of credit bureau attributes. Loans with high FICO scores tend to have a lower likelihood of loss. Conversely, loans with low FICO scores tend to have a higher likelihood of loss.

The PNC Financial Services Group, Inc. – 2019 Form 10-K  31

The following table presents asset quality indicators for the automobile, credit card, education and other consumer loan classes.

Table 43: Asset Quality Indicators for Automobile, Credit Card, Education and Other Consumer Loans

Dollars in millions	Automobile	Credit Card	Education	Other Consumer
December 31, 2019
FICO score greater than 719	$9,232	$3,867	$1,139	$1,421
650 to 719	4,577	2,326	197	843
620 to 649	1,001	419	25	132
Less than 620	1,603	544	27	143
No FICO score available or required (a)	341	152	15	27
Total loans using FICO credit metric	16,754	7,308	1,403	2,566
Consumer loans using other internal credit metrics			1,933	2,371
Total loans	$16,754	$7,308	$3,336	$4,937
Weighted-average updated FICO score (b)	726	724	773	727
December 31, 2018
FICO score greater than 719	$7,740	$3,809	$1,240	$1,280
650 to 719	4,365	1,759	194	641
620 to 649	1,007	280	26	106
Less than 620	1,027	332	24	105
No FICO score available or required (a)	280	177	57	25
Total loans using FICO credit metric	14,419	6,357	1,541	2,157
Consumer loans using other internal credit metrics			2,281	2,428
Total loans	$14,419	$6,357	$3,822	$4,585
Weighted-average updated FICO score (b)	726	733	774	732

(a)
Loans with no FICO score available or required generally refers to new accounts issued to borrowers with limited credit history, accounts for which we cannot obtain an updated FICO score (e.g., recent profile changes), cards issued with a business name and/or cards secured by collateral. Management proactively assesses the risk and size of this loan category and, when necessary, takes actions to mitigate the credit risk.

(b)	Weighted-average updated FICO score excludes accounts with no FICO score available or required.

Troubled Debt Restructurings (TDRs)
A TDR is a loan whose terms have been restructured in a manner that grants a concession to a borrower experiencing financial difficulty. TDRs result from our loss mitigation activities, and include rate reductions, principal forgiveness, postponement/reduction of scheduled amortization, and extensions, which are intended to minimize economic loss and to avoid foreclosure or repossession of collateral. Additionally, TDRs also result from borrowers that have been discharged from personal liability through Chapter 7 bankruptcy and have not formally reaffirmed their loan obligations to us. In those situations where principal is forgiven, the amount of such principal forgiveness is immediately charged off.

Some TDRs may not ultimately result in the full collection of principal and interest, as restructured, and result in potential incremental losses. These potential incremental losses have been factored into our overall ALLL estimate. The level of any subsequent defaults will likely be affected by future economic conditions. Once a loan becomes a TDR, it will continue to be reported as a TDR until it is ultimately repaid in full, the collateral is foreclosed upon, or it is fully charged off. We held specific reserves in the ALLL of $.1 billion and $.2 billion at December 31, 2019 and 2018, respectively, for the total TDR portfolio.

Table 44 quantifies the number of loans that were classified as TDRs as well as the change in the loans’ recorded investment as a result of becoming a TDR during 2019, 2018 and 2017. Additionally, the table provides information about the types of TDR concessions. The Principal Forgiveness TDR category includes principal forgiveness and accrued interest forgiveness. The Rate Reduction TDR category includes reduced interest rate and interest deferral. The Other TDR category primarily includes consumer borrowers that have been discharged from personal liability through Chapter 7 bankruptcy and have not formally reaffirmed their loan obligations to us, as well as postponement/reduction of scheduled amortization and contractual extensions for both consumer and commercial borrowers.

In some cases, there have been multiple concessions granted on one loan. This is most common within the commercial loan portfolio. When there have been multiple concessions granted in the commercial loan portfolio, the principal forgiveness concession was prioritized for purposes of determining the inclusion in Table 44. Second in priority would be rate reduction. In the event that multiple concessions are granted on a consumer loan, concessions resulting from discharge from personal liability through Chapter 7 bankruptcy without formal affirmation of the loan obligations to us would be prioritized and included in the Other type of concession

32    The PNC Financial Services Group, Inc. – 2019 Form 10-K

in Table 44. After that, consumer loan concessions would follow the previously discussed priority of concessions for the commercial loan portfolio.

Table 44: Financial Impact and TDRs by Concession Type (a)

	Number of Loans	Pre-TDR Recorded Investment (b)	Post-TDR Recorded Investment (c)
During the year ended December 31, 2019 Dollars in millions			Principal Forgiveness	Rate Reduction	Other	Total
Total commercial lending	75	$278		$11	$241	$252
Total consumer lending	14,548	172		97	64	161
Total TDRs	14,623	$450		$108	$305	$413
During the year ended December 31, 2018 Dollars in millions
Total commercial lending	85	$272	$2	$67	$179	$248
Total consumer lending	12,096	163	1	86	63	150
Total TDRs	12,181	$435	$3	$153	$242	$398
During the year ended December 31, 2017 Dollars in millions
Total commercial lending	120	$293	$18	$7	$227	$252
Total consumer lending	11,993	248		146	97	243
Total TDRs	12,113	$541	$18	$153	$324	$495

(a)	Impact of partial charge-offs at TDR date are included in this table.

(b)	Represents the recorded investment of the loans as of the quarter end prior to TDR designation, and excludes immaterial amounts of accrued interest receivable.

(c)	Represents the recorded investment of the TDRs as of the end of the quarter in which the TDR occurs, and excludes immaterial amounts of accrued interest receivable.
After a loan is determined to be a TDR, we continue to track its performance under its most recent restructured terms. We consider a TDR to have subsequently defaulted when it becomes 60 days past due after the most recent date the loan was restructured. The recorded investment of loans that were both (i) classified as TDRs or were subsequently modified during each 12-month period preceding January 1, 2019, 2018 and 2017, and (ii) subsequently defaulted during the 12-month period following each of January 1, 2019, 2018 and 2017, totaled $.1 billion for all periods presented.

Impaired Loans

Impaired loans include commercial and consumer nonperforming loans and TDRs, regardless of nonperforming status. TDRs that were previously recorded at amortized cost and are now classified and accounted for as held for sale are also included. Excluded from impaired loans are nonperforming leases, loans accounted for as held for sale other than the TDRs described in the preceding sentence, loans accounted for under the fair value option, smaller balance homogeneous type loans and purchased impaired loans. We did not recognize any interest income on impaired loans that have not returned to performing status, while they were impaired during 2019 and 2018. Table 45 provides further detail on impaired loans individually evaluated for impairment and the associated ALLL. Certain commercial and consumer impaired loans do not have a related ALLL as the valuation of these impaired loans exceeded the recorded investment.

The PNC Financial Services Group, Inc. – 2019 Form 10-K  33

Table 45: Impaired Loans

In millions	Unpaid Principal Balance	Recorded Investment	Associated Allowance	Average Recorded Investment (a)
December 31, 2019
Impaired loans with an associated allowance
Total commercial lending	$527	$386	$98	$371
Total consumer lending	702	668	93	753
Total impaired loans with an associated allowance	1,229	1,054	191	1,124
Impaired loans without an associated allowance
Total commercial lending	228	195		276
Total consumer lending	1,022	635		623
Total impaired loans without an associated allowance	1,250	830		899
Total impaired loans	$2,479	$1,884	$191	$2,023
December 31, 2018
Impaired loans with an associated allowance
Total commercial lending	$440	$315	$73	$349
Total consumer lending	863	817	136	904
Total impaired loans with an associated allowance	1,303	1,132	209	1,253
Impaired loans without an associated allowance
Total commercial lending	413	326		294
Total consumer lending	1,042	625		645
Total impaired loans without an associated allowance	1,455	951		939
Total impaired loans	$2,758	$2,083	$209	$2,192

(a)	Average recorded investment is for the years ended December 31, 2019 and 2018.

34    The PNC Financial Services Group, Inc. – 2019 Form 10-K

NOTE 5 ALLOWANCE FOR LOAN AND LEASE LOSSES
We maintain the ALLL at levels that we believe to be appropriate to absorb estimated probable credit losses incurred in the portfolios as of the balance sheet date. We have two portfolio segments – Commercial Lending and Consumer Lending, and develop and document the ALLL under separate methodologies for each of these portfolio segments. See Note 1 Accounting Policies for a description of the accounting policies for the ALLL. A rollforward of the ALLL and associated loan data follows.

Table 46: Rollforward of Allowance for Loan and Lease Losses and Associated Loan Data

	2019			2018			2017
At or for the year ended December 31 Dollars in millions	Commercial Lending	Consumer Lending	Total	Commercial Lending	Consumer Lending	Total	Commercial Lending	Consumer Lending	Total
Allowance for Loan and Lease Losses
January 1	$1,663	$966	$2,629	$1,582	$1,029	$2,611	$1,534	$1,055	$2,589
Charge-offs	(216)	(758)	(974)	(124)	(640)	(764)	(221)	(565)	(786)
Recoveries	78	254	332	99	245	344	116	213	329
Net (charge-offs)	(138)	(504)	(642)	(25)	(395)	(420)	(105)	(352)	(457)
Provision for credit losses	320	453	773	97	311	408	147	294	441
Net decrease / (increase) in allowance for unfunded loan commitments and letters of credit	(34)	1	(33)	11	1	12	5	(1)	4
Other	1	14	15	(2)	20	18	1	33	34
December 31	$1,812	$930	$2,742	$1,663	$966	$2,629	$1,582	$1,029	$2,611
TDRs individually evaluated for impairment	$40	$93	$133	$25	$136	$161	$35	$195	$230
Other loans individually evaluated for impairment	58		58	48		48	41		41
Loans collectively evaluated for impairment	1,714	563	2,277	1,590	555	2,145	1,506	561	2,067
Purchased impaired loans		274	274		275	275		273	273
December 31	$1,812	$930	$2,742	$1,663	$966	$2,629	$1,582	$1,029	$2,611
Loan Portfolio
TDRs individually evaluated for impairment	$361	$1,303	$1,664	$409	$1,442	$1,851	$409	$1,652	$2,061
Other loans individually evaluated for impairment	220		220	232		232	310		310
Loans collectively evaluated for impairment	160,021	75,477	235,498	151,641	69,722	221,363	146,720	68,102	214,822
Fair value option loans (a)		742	742		782	782		869	869
Purchased impaired loans		1,719	1,719		2,017	2,017		2,396	2,396
December 31	$160,602	$79,241	$239,843	$152,282	$73,963	$226,245	$147,439	$73,019	$220,458
Portfolio segment ALLL as a percentage of total ALLL	66%	34%	100%	63%	37%	100%	61%	39%	100%
Ratio of ALLL to total loans	1.13%	1.17%	1.14%	1.09%	1.31%	1.16%	1.07%	1.41%	1.18%

(a)	Loans accounted for under the fair value option are not evaluated for impairment as these loans are accounted for at fair value. Accordingly there is no allowance recorded on these loans.
Net interest income less the provision for credit losses was $9.2 billion, $9.3 billion and $8.7 billion for 2019, 2018 and 2017, respectively.

The PNC Financial Services Group, Inc. – 2019 Form 10-K  35

NOTE 6 INVESTMENT SECURITIES
Table 47: Investment Securities Summary

	December 31, 2019				December 31, 2018
In millions	Amortized Cost	Unrealized		Fair Value	Amortized Cost	Unrealized		Fair Value
		Gains	Losses			Gains	Losses
Securities Available for Sale
U.S. Treasury and government agencies	$16,150	$382	$(16)	$16,516	$18,104	$133	$(137)	$18,100
Residential mortgage-backed
Agency	35,847	517	(43)	36,321	29,413	104	(524)	28,993
Non-agency	1,515	302	(3)	1,814	1,924	300	(13)	2,211
Commercial mortgage-backed
Agency	3,094	42	(18)	3,118	2,630	13	(66)	2,577
Non-agency	3,352	29	(9)	3,372	2,689	5	(37)	2,657
Asset-backed	5,044	78	(8)	5,114	4,933	59	(20)	4,972
Other	2,788	121	(1)	2,908	3,821	96	(38)	3,879
Total securities available for sale	$67,790	$1,471	$(98)	$69,163	$63,514	$710	$(835)	$63,389
Securities Held to Maturity
U.S. Treasury and government agencies	$776	$56		$832	$758	$28	$(23)	$763
Residential mortgage-backed
Agency	14,419	270	(26)	14,663	15,740	32	(358)	15,414
Non-agency	133	7		140	152	2		154
Commercial mortgage-backed
Agency	59	1		60	143	1	(1)	143
Non-agency	430	4		434	488	1	(1)	488
Asset-backed	52			52	182	1		183
Other	1,792	85	(14)	1,863	1,849	53	(28)	1,874
Total securities held to maturity	$17,661	$423	$(40)	$18,044	$19,312	$118	$(411)	$19,019

The fair value of investment securities is impacted by interest rates, credit spreads, market volatility and liquidity conditions. Net unrealized gains and losses in the securities available for sale portfolio are included in Shareholders’ equity as AOCI unless credit-related. Securities held to maturity are carried at amortized cost. Investment securities at December 31, 2019 included $549 million of net unsettled purchases which represent non-cash investing activity, and accordingly, are not reflected on the Consolidated Statement of Cash Flows. The comparable amount for December 31, 2018 was $430 million.

At December 31, 2019, AOCI included an insignificant amount of pretax gains from derivatives that hedged the purchase of investment securities classified as held to maturity. The gains will be accreted into interest income as an adjustment of yield on the securities.

Table 48 presents gross unrealized losses and fair value of debt securities at December 31, 2019 and 2018. The securities are segregated between investments that have been in a continuous unrealized loss position for less than twelve months and twelve months or more based on the point in time that the fair value declined below the amortized cost basis. The table includes debt securities where a portion of other than temporary impairment (OTTI) has been recognized in AOCI.

36    The PNC Financial Services Group, Inc. – 2019 Form 10-K

Table 48: Gross Unrealized Loss and Fair Value of Debt Securities

	Unrealized loss position less than 12 months		Unrealized loss position 12 months or more		Total
In millions	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value
December 31, 2019
Securities Available for Sale
U.S. Treasury and government agencies	$(14)	$2,451	$(2)	$607	$(16)	$3,058
Residential mortgage-backed
Agency	(6)	2,832	(37)	4,659	(43)	7,491
Non-agency			(3)	102	(3)	102
Commercial mortgage-backed
Agency	(6)	852	(12)	953	(18)	1,805
Non-agency	(4)	1,106	(5)	230	(9)	1,336
Asset-backed	(3)	660	(5)	561	(8)	1,221
Other			(1)	403	(1)	403
Total securities available for sale	$(33)	$7,901	$(65)	$7,515	$(98)	$15,416
Securities Held to Maturity
Residential mortgage-backed - Agency			(26)	2,960	(26)	2,960
Other	(1)	22	(13)	105	(14)	127
Total securities held to maturity	$(1)	$22	$(39)	$3,065	$(40)	$3,087
December 31, 2018
Securities Available for Sale
U.S. Treasury and government agencies	$(21)	$4,125	$(116)	$5,423	$(137)	$9,548
Residential mortgage-backed
Agency	(57)	4,823	(467)	13,830	(524)	18,653
Non-agency	(1)	74	(12)	310	(13)	384
Commercial mortgage-backed
Agency	(1)	65	(65)	1,516	(66)	1,581
Non-agency	(23)	1,809	(14)	498	(37)	2,307
Asset-backed	(11)	2,149	(9)	1,032	(20)	3,181
Other	(12)	868	(26)	1,293	(38)	2,161
Total securities available for sale	$(126)	$13,913	$(709)	$23,902	$(835)	$37,815
Securities Held to Maturity
U.S. Treasury and government agencies			$(23)	$446	$(23)	$446
Residential mortgage-backed - Agency	$(58)	$4,191	(300)	7,921	(358)	12,112
Commercial mortgage-backed
Agency	(1)	88			(1)	88
Non-agency	(1)	152			(1)	152
Other	(2)	75	(26)	123	(28)	198
Total securities held to maturity	$(62)	$4,506	$(349)	$8,490	$(411)	$12,996

Evaluating Investment Securities for Other-than-Temporary Impairment
For the securities in Table 48, as of December 31, 2019 we do not intend to sell and believe we will not be required to sell the securities prior to recovery of the amortized cost basis.
On at least a quarterly basis, we review all debt securities that are in an unrealized loss position for OTTI, as discussed in Note 1 Accounting Policies. For those securities on our Consolidated Balance Sheet at December 31, 2019, where during our quarterly security-level impairment assessments we determined losses represented OTTI, we have recorded cumulative credit losses of $1.1 billion in earnings and accordingly have reduced the amortized cost of our securities.
The majority of these cumulative impairment charges related to non-agency residential mortgage-backed and asset-backed securities rated BB or lower. During 2019, 2018 and 2017, the OTTI credit losses recognized in noninterest income and the OTTI noncredit losses recognized in AOCI on securities were not significant.

The PNC Financial Services Group, Inc. – 2019 Form 10-K  37

Information relating to gross realized securities gains and losses from the sales of securities is set forth in the following table.

Table 49: Gains (Losses) on Sales of Securities Available for Sale

Year ended December 31 In millions	Gross Gains	Gross Losses	Net Gains	Tax Expense
2019	$69	$(21)	$48	$10
2018	$57	$(57)
2017	$38	$(31)	$7	$2

The following table presents, by remaining contractual maturity, the amortized cost, fair value and weighted-average yield of debt securities at December 31, 2019.
Table 50: Contractual Maturity of Securities

December 31, 2019	1 Year or Less	After 1 Year through 5 Years	After 5 Years through 10 Years	After 10 Years	Total
Dollars in millions
Securities Available for Sale
U.S. Treasury and government agencies	$2,198	$10,189	$2,984	$779	$16,150
Residential mortgage-backed
Agency	2	65	1,194	34,586	35,847
Non-agency				1,515	1,515
Commercial mortgage-backed
Agency	8	565	490	2,031	3,094
Non-agency		75	350	2,927	3,352
Asset-backed	8	2,511	1,267	1,258	5,044
Other	337	1,314	486	651	2,788
Total securities available for sale at amortized cost	$2,553	$14,719	$6,771	$43,747	$67,790
Fair value	$2,573	$14,881	$6,924	$44,785	$69,163
Weighted-average yield, GAAP basis	2.94%	2.28%	2.66%	3.19%	2.93%
Securities Held to Maturity
U.S. Treasury and government agencies		$198	$300	$278	$776
Residential mortgage-backed
Agency		55	516	13,848	14,419
Non-agency				133	133
Commercial mortgage-backed
Agency		10		49	59
Non-agency				430	430
Asset-backed		6	19	27	52
Other	$45	785	625	337	1,792
Total securities held to maturity at amortized cost	$45	$1,054	$1,460	$15,102	$17,661
Fair value	$45	$1,089	$1,543	$15,367	$18,044
Weighted-average yield, GAAP basis	3.75%	3.59%	3.53%	3.32%	3.35%

Weighted-average yields are based on amortized cost with effective yields weighted for the contractual maturity of each security. At December 31, 2019, there were no securities of a single issuer, other than the FNMA and FHLMC, that exceeded 10% of Total shareholders’ equity. The FNMA and FHLMC investments had a total amortized cost of $40.5 billion and $7.7 billion and fair value of $41.1 billion and $7.7 billion, respectively.
The following table presents the fair value of securities that have been either pledged to or accepted from others to collateralize outstanding borrowings.
Table 51: Fair Value of Securities Pledged and Accepted as Collateral

In millions	December 31 2019	December 31 2018
Pledged to others	$14,609	$7,597
Accepted from others:
Permitted by contract or custom to sell or repledge (a)	$2,349	$6,905
Permitted amount repledged to others	$360	$923

(a)
Includes $2.0 billion and $6.0 billion in fair value of securities accepted from others to collateralize short-term investments in resale agreements that were not repledged to others at December 31, 2019 and December 31, 2018, respectively.

38    The PNC Financial Services Group, Inc. – 2019 Form 10-K

The securities pledged to others include positions held in our portfolio of investment securities, trading securities, and securities accepted as collateral from others that we are permitted by contract or custom to sell or repledge and were used to secure public and trust deposits and repurchase agreements, as well as for other purposes.

NOTE 7 FAIR VALUE
Fair Value Measurement
We measure certain financial assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or the price that would be paid to transfer a liability on the measurement date, and is determined using an exit price in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. The fair value hierarchy established by GAAP requires us to maximize the use of observable inputs when measuring fair value. The three levels of the fair value hierarchy are:

•
Level 1: Fair value is determined using a quoted price in an active market for identical assets or liabilities. Level 1 assets and liabilities may include debt securities, equity securities and listed derivative contracts that are traded in an active exchange market, and certain U.S. Treasury securities that are actively traded in over-the-counter markets.

•
Level 2: Fair value is estimated using inputs other than quoted prices included within Level 1 that are observable for assets or liabilities, either directly or indirectly. The majority of Level 2 assets and liabilities include debt securities and listed derivative contracts with quoted prices that are traded in markets that are not active, and certain debt and equity securities and over-the-counter derivative contracts whose fair value is determined using a pricing model without significant unobservable inputs.

•
Level 3: Fair value is estimated using unobservable inputs that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models and discounted cash flow methodologies, or similar techniques for which the significant valuation inputs are not observable and the determination of fair value requires significant management judgment or estimation.

We characterize active markets as those where transaction volumes are sufficient to provide objective pricing information, with reasonably narrow bid/ask spreads, and where dealer quotes received do not vary widely and are based on current information. Inactive markets are typically characterized by low transaction volumes, price quotations that vary substantially among market participants or are not based on current information, wide bid/ask spreads, a significant increase in implied liquidity risk premiums, yields, or performance indicators for observed transactions or quoted prices compared to historical periods, a significant decline or absence of a market for new issuance, or any combination of the above factors. We also consider nonperformance risks, including credit risk, as part of our valuation methodology for all assets and liabilities measured at fair value.
Assets and liabilities measured at fair value, by their nature, result in a higher degree of financial statement volatility. Assets and liabilities classified within Level 3 inherently require the use of various assumptions, estimates and judgments when measuring their fair value. As observable market activity is commonly not available to use when estimating the fair value of Level 3 assets and liabilities, we must estimate fair value using various modeling techniques. These techniques include the use of a variety of inputs/assumptions including credit quality, liquidity, interest rates or other relevant inputs across the entire population of our Level 3 assets and liabilities. Changes in the significant underlying factors or assumptions (either an increase or a decrease) in any of these areas underlying our estimates may result in a significant increase/decrease in the Level 3 fair value measurement of a particular asset and/or liability from period to period.
Any models used to determine fair values or to validate dealer quotes are subject to review and independent testing as part of our model validation and internal control testing processes. Our Model Risk Management Group reviews significant models on at least an annual basis. In addition, the Valuation Committee approves valuation methodologies and reviews the results of independent valuation reviews and processes for assets and liabilities measured at fair value on a recurring basis.

Assets and Liabilities Measured at Fair Value on a Recurring Basis
Residential Mortgage Loans Held for Sale
We account for certain residential mortgage loans originated for sale at fair value on a recurring basis. The election of the fair value option aligns the accounting for the residential mortgages with the related hedges. Residential mortgage loans are valued based on quoted market prices, where available, prices for other traded mortgage loans with similar characteristics, and purchase commitments and bid information received from market participants. The prices are adjusted as necessary to include the embedded servicing value in the loans and to take into consideration the specific characteristics of certain loans that are priced based on the pricing of similar loans. These adjustments represent unobservable inputs to the valuation but are not considered significant given the relative insensitivity of the value to changes in these inputs to the fair value of the loans. Accordingly, the majority of residential mortgage loans held for sale are classified as Level 2.

The PNC Financial Services Group, Inc. – 2019 Form 10-K  39

Commercial Mortgage Loans Held for Sale
We account for certain commercial mortgage loans classified as held for sale in whole loan transactions at fair value. We determine the fair value of commercial mortgage loans held for sale based upon discounted cash flows. Fair value is determined using sale valuation assumptions that management believes a market participant would use in pricing the loans.

Valuation assumptions may include observable inputs based on the benchmark interest rate swap curve, whole loan sales and agency sales transactions. The significant unobservable input for commercial mortgage loans held for sale, excluding those to be sold to agencies, is management’s assumption of the spread applied to the benchmark rate. The spread over the benchmark curve includes management’s assumptions of the impact of credit and liquidity risk. Significant increases (decreases) in the spread applied to the benchmark would result in a significantly lower (higher) asset value. The wide range of the spread over the benchmark curve is due to the varying risk and underlying property characteristics within our portfolio. Based on the significance of the unobservable input we classified this portfolio as Level 3.

For loans to be sold to agencies with servicing retained, the fair value is adjusted for the estimated servicing cash flows, which is an unobservable input. This adjustment is not considered significant given the relative insensitivity of the value to changes in the input to the fair value of the loans. Accordingly, commercial mortgage loans held for sale to agencies are classified as Level 2.
Securities Available for Sale and Trading Securities
Securities accounted for at fair value include both the available for sale and trading portfolios. We primarily use prices obtained from pricing services, dealer quotes or recent trades to determine the fair value of securities. The majority of securities were priced by third-party vendors. The third-party vendors use a variety of methods when pricing securities that incorporate relevant market data to arrive at an estimate of what a buyer in the marketplace would pay for a security under current market conditions. We monitor and validate the reliability of vendor pricing on an ongoing basis through pricing methodology reviews, including detailed reviews of the assumptions and inputs used by the vendor to price individual securities, and through price validation testing. Securities not priced by one of our pricing vendors may be valued using a dealer quote, which are also subject to price validation testing. Price validation testing is performed independent of the risk-taking function and involves corroborating the prices received from third-party vendors and dealers with prices from another third party or through other sources, such as internal valuations or sales of similar securities. Security prices are also validated through actual cash settlement upon sale of a security.
Securities are classified within the fair value hierarchy after giving consideration to the activity level in the market for the security type and the observability of the inputs used to determine the fair value. When a quoted price in an active market exists for the identical security, this price is used to determine fair value and the security is classified within Level 1 of the hierarchy. Level 1 securities include U.S. Treasury securities.
When a quoted price in an active market for the identical security is not available, fair value is estimated using either an alternative market approach, such as a recent trade or matrix pricing, or an income approach, such as a discounted cash flow pricing model. If the inputs to the valuation are based primarily on market observable information, then the security is classified within Level 2 of the hierarchy. Level 2 securities include agency debt securities, agency residential mortgage-backed securities, agency and non-agency commercial mortgage-backed securities, certain non-agency residential mortgage-backed securities, asset-backed securities collateralized by non-mortgage-related corporate and consumer loans, and other debt securities. Level 2 securities are predominantly priced by third parties, either by a pricing vendor or dealer.
In certain cases where there is limited activity or less transparency around the inputs to the valuation, securities are classified within Level 3 of the hierarchy. Securities classified as Level 3 consist primarily of non-agency residential mortgage-backed and asset-backed securities collateralized by first- and second-lien residential mortgage loans. Fair value for these securities is primarily estimated using pricing obtained from third-party vendors. In some cases, fair value is estimated using a dealer quote, by reference to prices of securities of a similar vintage and collateral type or by reference to recent sales of similar securities. Market activity for these security types is limited with little price transparency. As a result, these securities are generally valued by the third-party vendor using a discounted cash flow approach that incorporates significant unobservable inputs and observable market activity where available. Significant inputs to the valuation include prepayment projections and credit loss assumptions (default rate and loss severity) and discount rates that are deemed representative of current market conditions. Significant increases (decreases) in any of those assumptions in isolation would result in a significantly lower (higher) fair value measurement.
Certain infrequently traded debt securities within Other debt securities available for sale and Trading securities are also classified in Level 3 and are included in the Insignificant Level 3 assets, net of liabilities line item in Table 54. The significant unobservable inputs used to estimate the fair value of these securities include an estimate of expected credit losses and a discount for liquidity risk. These inputs are incorporated into the fair value measurement by either increasing the spread over the benchmark curve or by applying a credit and liquidity discount to the par value of the security. Significant increases (decreases) in credit and/or liquidity risk could result in a significantly lower (higher) fair value estimate.

40    The PNC Financial Services Group, Inc. – 2019 Form 10-K

Loans
Loans accounted for at fair value consist primarily of residential mortgage loans. These loans are generally valued similarly to residential mortgage loans held for sale and are classified as Level 2. However, similar to residential mortgage loans held for sale, if these loans are repurchased and unsalable, they are classified as Level 3. In addition, repurchased VA loans, where only a portion of the principal will be reimbursed, are classified as Level 3. The fair value is determined using a discounted cash flow calculation based on our historical loss rate. We have elected to account for certain home equity lines of credit at fair value. These loans are classified as Level 3. Significant inputs to the valuation of these loans include credit and liquidity discount, cumulative default rate, loss severity and gross discount rate and are deemed representative of current market conditions. Significant increases (decreases) in any of these assumptions would result in a significantly lower (higher) fair value measurement.
Equity Investments
Equity investments includes money market mutual funds as well as direct and indirect private equity investments. Money market mutual funds are valued based on quoted prices in active markets for identical securities and classified within Level 1 of the hierarchy. The valuation of direct and indirect private equity investments requires significant management judgment due to the absence of quoted market prices, inherent lack of liquidity and the long-term nature of such investments. Various valuation techniques are used for direct investments, including multiples of adjusted earnings of the entity, independent appraisals, anticipated financing and sale transactions with third parties, or the pricing used to value the entity in a recent financing transaction. A multiple of adjusted earnings calculation is the valuation technique utilized most frequently and is the most significant unobservable input used in such calculation. Significant decreases (increases) in the multiple of earnings could result in a significantly lower (higher) fair value measurement. Direct equity investments are classified as Level 3.
Indirect investments are not redeemable; however, we receive distributions over the life of the partnerships from liquidation of the underlying investments by the investee, which we expect to occur over the next 12 years. We value indirect investments in private equity funds using the net asset value (NAV) practical expedient as provided in the financial statements that we receive from fund managers. Due to the time lag in our receipt of the financial information and based on a review of investments and valuation techniques applied, adjustments to the manager-provided value are made when available recent portfolio company information or market information indicates a significant change in value from that provided by the manager of the fund. Indirect investments valued using NAV are not classified in the fair value hierarchy.
Mortgage Servicing Rights (MSRs)
MSRs are carried at fair value on a recurring basis. Assumptions incorporated into the MSRs valuation model reflect management’s best estimate of factors that a market participant would use in valuing the MSRs. Although sales of MSRs do occur and can offer some market insight, MSRs do not trade in an active, open market with readily observable prices so the precise terms and conditions of sales are not available.
Residential MSRs
As a benchmark for the reasonableness of our residential MSRs fair value, we obtained opinions of value from independent brokers. These brokers provided a range (+/-10 bps) based upon their own discounted cash flow calculations of our portfolio that reflect conditions in the secondary market and any recently executed servicing transactions. We compare our internally-developed residential MSRs value to the ranges of values received from the brokers. If our residential MSRs fair value falls outside of the brokers’ ranges, management will assess whether a valuation adjustment is warranted. For the periods presented, our residential MSRs value did not fall outside of the brokers’ ranges. We consider our residential MSRs value to represent a reasonable estimate of fair value.
Due to the nature of the unobservable valuation inputs, residential MSRs are classified as Level 3. The significant unobservable inputs used in the fair value measurement of residential MSRs are constant prepayment rates and spread over the benchmark curve. Significant increases (decreases) in prepayment rates and spread over the benchmark curve would result in lower (higher) fair market value of residential MSRs.
Commercial MSRs
The fair value of commercial MSRs is estimated by using a discounted cash flow model incorporating unobservable inputs for assumptions such as constant prepayment rates, discount rates and other factors. Due to the nature of the unobservable valuation inputs and the limited availability of market pricing, commercial MSRs are classified as Level 3. Significant increases (decreases) in constant prepayment rates and discount rates would result in significantly lower  (higher) commercial MSR value determined based on current market conditions and expectations.
Financial Derivatives
Exchange-traded derivatives are valued using quoted market prices and are classified as Level 1. The majority of derivatives that we enter into are executed over-the-counter and are valued using internal models. These derivatives are primarily classified as Level 2, as the readily observable market inputs to these models are validated to external sources, such as industry pricing services, or are corroborated through recent trades, dealer quotes, yield curves, implied volatility or other market-related data. Level 2 financial derivatives are primarily estimated using a combination of Eurodollar future prices and observable benchmark interest rate swaps to construct projected discounted cash flows.

The PNC Financial Services Group, Inc. – 2019 Form 10-K  41

Financial derivatives that are priced using significant management judgment or assumptions are classified as Level 3. Unobservable inputs related to interest rate contracts include probability of funding of residential mortgage loan commitments and estimated servicing cash flows of commercial and residential mortgage loan commitments. Probability of default and loss severity are the significant unobservable inputs used in the valuation of risk participation agreements. The fair values of Level 3 assets and liabilities related to these interest rate contract financial derivatives as of December 31, 2019 and 2018 are included in the Insignificant Level 3 assets, net of liabilities line item in Table 54 of this Note 7.
In connection with the sales of portions of our Visa Class B common shares, we entered into swap agreements with the purchasers of the shares to retain any future risk of decreases in the conversion rate of Class B common shares to Class A common shares resulting from increases in the escrow funded by Visa to pay for the costs of resolution of specified litigation (see Note 20 Legal Proceedings). These swaps also require PNC to make periodic payments based on the market price of the Class A common shares at a fixed rate of interest (in certain cases subject to step-up provisions) until the Visa litigation is resolved. An increase in the estimated length of litigation resolution date, a decrease in the estimated conversion rate, or an increase in the estimated growth rate of the Class A share price will each have a negative impact on the fair value of the swaps and vice versa.
The fair values of our derivatives include a credit valuation adjustment to reflect our own and our counterparties’ nonperformance risk. Our credit valuation adjustment is computed using new loan pricing and considers externally available bond spreads, in conjunction with internal historical recovery observations.
Other Assets and Liabilities
Other assets held at fair value on a recurring basis primarily include assets related to PNC’s deferred compensation and supplemental incentive savings plans.
The assets related to PNC’s deferred compensation and supplemental incentive savings plans primarily consist of a prepaid forward contract referencing an amount of shares of PNC stock, equity mutual funds and fixed income funds, and are valued based on the underlying investments. These assets are valued either by reference to the market price of PNC’s stock or by using the quoted market prices for investments other than PNC’s stock and are classified in Levels 1 and 2.
All Level 3 other assets and liabilities are included in the Insignificant Level 3 assets, net of liabilities line item in Table 54 in this Note 7.
Other Borrowed Funds
Other borrowed funds primarily consist of U.S. Treasury securities sold short which are classified as Level 1. Other borrowed funds also includes the related liability for certain repurchased loans for which we have elected the fair value option and are classified as either Level 2 or Level 3, consistent with the level classification of the corresponding loans. All Level 3 amounts are included in the Insignificant Level 3 assets, net of liabilities line item in Table 54 in this Note 7.

42    The PNC Financial Services Group, Inc. – 2019 Form 10-K

The following table summarizes our assets and liabilities measured at fair value on a recurring basis, including instruments for which we have elected the fair value option.

Table 52: Fair Value Measurements – Recurring Basis Summary

	December 31, 2019				December 31, 2018
In millions	Level 1	Level 2	Level 3	Total Fair Value	Level 1	Level 2	Level 3	Total Fair Value
Assets
Residential mortgage loans held for sale		$817	$2	$819		$493	$2	$495
Commercial mortgage loans held for sale		182	64	246		309	87	396
Securities available for sale
U.S. Treasury and government agencies	$16,236	280		16,516	$17,753	347		18,100
Residential mortgage-backed
Agency		36,321		36,321		28,993		28,993
Non-agency		73	1,741	1,814		83	2,128	2,211
Commercial mortgage-backed
Agency		3,118		3,118		2,577		2,577
Non-agency		3,372		3,372		2,657		2,657
Asset-backed		4,874	240	5,114		4,698	274	4,972
Other		2,834	74	2,908		3,795	84	3,879
Total securities available for sale	16,236	50,872	2,055	69,163	17,753	43,150	2,486	63,389
Loans		442	300	742		510	272	782
Equity investments (a)	855		1,276	2,421	751		1,255	2,209
Residential mortgage servicing rights			995	995			1,257	1,257
Commercial mortgage servicing rights			649	649			726	726
Trading securities (b)	433	2,787		3,220	2,137	1,777	2	3,916
Financial derivatives (b) (c)		3,448	54	3,502	3	2,053	25	2,081
Other assets	339	131		470	291	157	45	493
Total assets (d)	$17,863	$58,679	$5,395	$82,227	$20,935	$48,449	$6,157	$75,744
Liabilities
Other borrowed funds	$385	$126	$7	$518	$868	$132	$7	$1,007
Financial derivatives (c) (e)		1,819	200	2,019	1	2,021	268	2,290
Other liabilities			137	137			58	58
Total liabilities (f)	$385	$1,945	$344	$2,674	$869	$2,153	$333	$3,355

(a)	Certain investments that are measured at fair value using the NAV per share (or its equivalent) practical expedient have not been classified in the fair value hierarchy.

(b)	Included in Other assets on the Consolidated Balance Sheet.

(c)
Amounts at December 31, 2019 and 2018 are presented gross and are not reduced by the impact of legally enforceable master netting agreements that allow us to net positive and negative positions and cash collateral held or placed with the same counterparty. See Note 14 Financial Derivatives for additional information related to derivative offsetting.

(d)
Total assets at fair value as a percentage of total consolidated assets was 20% at both December 31, 2019 and 2018. Level 3 assets as a percentage of total assets at fair value was 7% and 8% as of December 31, 2019 and 2018, respectively. Level 3 assets as a percentage of total consolidated assets was 1% and 2% as of December 31, 2019 and 2018, respectively.

(e)	Included in Other liabilities on the Consolidated Balance Sheet.

(f)
Total liabilities at fair value as a percentage of total consolidated liabilities was 1% at both December 31, 2019 and 2018. Level 3 liabilities as a percentage of total liabilities at fair value was 13% and 10% as of December 31, 2019 and 2018, respectively. Level 3 liabilities as a percentage of total consolidated liabilities was less than 1% at both December 31, 2019 and 2018.

The PNC Financial Services Group, Inc. – 2019 Form 10-K  43

Reconciliations of assets and liabilities measured at fair value on a recurring basis using Level 3 inputs for 2019 and 2018 follow:

Table 53: Reconciliation of Level 3 Assets and Liabilities

Year Ended December 31, 2019

		Total realized / unrealized gains or losses for the period (a)											Unrealized gains / losses on assets and liabilities held on Consolidated Balance Sheet at December 31, 2019 (a) (b)
Level 3 Instruments Only In millions	Fair Value Dec. 31, 2018	Included in Earnings		Included in Other comprehensive income	Purchases	Sales	Issuances	Settlements	Transfers into Level 3	Transfers out of Level 3		Fair Value Dec. 31, 2019
Assets
Residential mortgage loans held for sale	$2				$5	$(2)		$(2)	$16	$(17)	(c)	$2
Commercial mortgage loans held for sale	87	$1						(24)				64	$1
Securities available for sale
Residential mortgage- backed non-agency	2,128	73		$15				(475)				1,741
Asset-backed	274	6		3				(43)				240
Other	84	1		(6)	9	(3)		(11)				74
Total securities available for sale	2,486	80		12	9	(3)		(529)				2,055
Loans	272	13			142	(42)		(54)		(31)	(c)	300	7
Equity investments	1,255	262			374	(615)						1,276	57
Residential mortgage servicing rights	1,257	(250)			114		$36	(162)				995	(235)
Commercial mortgage servicing rights	726	(87)			103		53	(146)				649	(87)
Trading securities	2							(2)
Financial derivatives	25	70			22			(63)				54	94
Other assets	45							(45)
Total assets	$6,157	$89		$12	$769	$(662)	$89	$(1,027)	$16	$(48)		$5,395	$(163)
Liabilities
Other borrowed funds	$7						$52	$(52)				$7
Financial derivatives	268	$101				$10		(179)				200	$112
Other liabilities	58	68			$16	2	81	(88)				137	49
Total liabilities	$333	$169			$16	$12	$133	$(319)				$344	$161
Net gains (losses)		$(80)	(d)										$(324)	(e)

44    The PNC Financial Services Group, Inc. – 2019 Form 10-K

Year Ended December 31, 2018

		Total realized / unrealized gains or losses for the period (a)											Unrealized gains / losses on assets and liabilities held on Consolidated Balance Sheet at December 31, 2018 (a) (b)
Level 3 Instruments Only In millions	Fair Value Dec. 31, 2017	Included in Earnings	Included in Other comprehensive income		Purchases	Sales	Issuances	Settlements	Transfers into Level 3	Transfers out of Level 3		Fair Value Dec. 31, 2018
Assets
Residential mortgage loans held for sale	$3				$4	$(3)			$14	$(16)	(c)	$2
Commercial mortgage loans held for sale	107							$(20)				87	$1
Securities available for sale
Residential mortgage- backed non-agency	2,661	$53		$(24)				(562)				2,128
Asset-backed	332	5		(7)				(56)				274
Other	87	5		6	7			(16)		(5)		84
Total securities available for sale	3,080	63		(25)	7			(634)		(5)		2,486
Loans	298	13			102	(25)		(74)	10	(52)	(c)	272	2
Equity investments	1,036	204			411	(396)						1,255	110
Residential mortgage servicing rights	1,164	90			129		$44	(170)				1,257	83
Commercial mortgage servicing rights	668	51			93		57	(143)				726	51
Trading securities	2											2
Financial derivatives	10	59			4			(48)				25	47
Other assets	107	(14)						(48)				45	(14)
Total assets	$6,475	$466		$(25)	$750	$(424)	$101	$(1,137)	$24	$(73)		$6,157	$280
Liabilities
Other borrowed funds	$11						$64	$(68)				$7
Financial derivatives	487	$(53)				$12		(178)				268	$(42)
Other liabilities	33	15			$12		103	(105)				58	13
Total liabilities	$531	$(38)			$12	$12	$167	$(351)				$333	$(29)
Net gains (losses)		$504	(d)										$309	(e)

(a)	Losses for assets are bracketed while losses for liabilities are not.

(b)
The amount of the total gains or losses for the period included in earnings that is attributable to the change in unrealized gains or losses related to those assets and liabilities held at the end of the reporting period.

(c)
Residential mortgage loan transfers out of Level 3 are primarily driven by residential mortgage loans transferring to OREO as well as reclassification of mortgage loans held for sale to held for investment.

(d)
Net gains (losses) realized and unrealized included in earnings related to Level 3 assets and liabilities included amortization and accretion. The amortization and accretion amounts were included in Interest income on the Consolidated Income Statement and the remaining net gains (losses) realized and unrealized were included in Noninterest income on the Consolidated Income Statement.

(e)	Net unrealized gains (losses) related to assets and liabilities held at the end of the reporting period were included in Noninterest income on the Consolidated Income Statement.
An instrument’s categorization within the hierarchy is based on the lowest level of input that is significant to the fair value measurement. Changes from one quarter to the next related to the observability of inputs to a fair value measurement may result in a reclassification (transfer) of assets or liabilities between hierarchy levels. Our policy is to recognize transfers in and transfers out as of the end of the reporting period.

The PNC Financial Services Group, Inc. – 2019 Form 10-K  45

Quantitative information about the significant unobservable inputs within Level 3 recurring assets and liabilities follows.

Table 54: Fair Value Measurements – Recurring Quantitative Information
December 31, 2019

Level 3 Instruments Only Dollars in millions	Fair Value	Valuation Techniques	Unobservable Inputs	Range (Weighted Average)
Commercial mortgage loans held for sale	$64	Discounted cash flow	Spread over the benchmark curve (a)	530bps - 2,935bps (1,889bps)
Residential mortgage-backed non-agency securities	1,741	Priced by a third-party vendor using a discounted cash flow pricing model	Constant prepayment rate	1.0% - 36.2% (9.9%)
			Constant default rate	0.0% - 14.1% (4.3%)
			Loss severity	26.6% - 95.7% (51.9%)
			Spread over the benchmark curve (a)	188bps weighted-average
Asset-backed securities	240	Priced by a third-party vendor using a discounted cash flow pricing model	Constant prepayment rate	1.0% - 22.0% (7.5%)
			Constant default rate	1.0% - 7.2% (3.4%)
			Loss severity	30.0% - 100.0% (57.6%)
			Spread over the benchmark curve (a)	215bps weighted-average
Loans	184	Consensus pricing (b)	Cumulative default rate	3.6% - 100.0% (76.7%)
			Loss severity	0.0% - 100.0% (14.5%)
			Discount rate	5.0% - 8.0% (5.2%)
	72	Discounted cash flow	Loss severity	8.0% weighted-average
			Discount rate	4.8% weighted-average
	44	Consensus pricing (b)	Credit and Liquidity discount	0.0% - 99.0% (63.4%)
Equity investments	1,276	Multiple of adjusted earnings	Multiple of earnings	5.0x - 16.5x (8.5x)
Residential mortgage servicing rights	995	Discounted cash flow	Constant prepayment rate	0.0% - 53.8% (13.5%)
			Spread over the benchmark curve (a)	320bps - 1,435bps (769bps)
Commercial mortgage servicing rights	649	Discounted cash flow	Constant prepayment rate	3.5% - 18.1% (4.6%)
			Discount rate	5.6% - 8.1% (7.9%)
Financial derivatives - Swaps related to sales of certain Visa Class B common shares	(176)	Discounted cash flow	Estimated conversion factor of Visa Class B shares into Class A shares	162.3% weighted-average
			Estimated annual growth rate of Visa Class A share price	16.0%
			Estimated length of litigation resolution date	Q1 2021
Insignificant Level 3 assets, net of liabilities (c)	(38)
Total Level 3 assets, net of liabilities (d)	$5,051

46    The PNC Financial Services Group, Inc. – 2019 Form 10-K

December 31, 2018

Level 3 Instruments Only Dollars in millions	Fair Value	Valuation Techniques	Unobservable Inputs	Range (Weighted Average)
Commercial mortgage loans held for sale	$87	Discounted cash flow	Spread over the benchmark curve (a)	535bps - 1,900bps (1,217bps)
Residential mortgage-backed non-agency securities	2,128	Priced by a third-party vendor using a discounted cash flow pricing model	Constant prepayment rate	1.0% - 33.0% (11.8%)
			Constant default rate	0.0% - 18.8% (5.1%)
			Loss severity	10.0% - 100.0% (50.8%)
			Spread over the benchmark curve (a)	216bps weighted-average
Asset-backed securities	274	Priced by a third-party vendor using a discounted cash flow pricing model	Constant prepayment rate	1.0% - 19.0% (8.5%)
			Constant default rate	1.0% - 18.5% (4.0%)
			Loss severity	15.0% - 100.0% (63.8%)
			Spread over the benchmark curve (a)	198bps weighted-average
Loans	129	Consensus pricing (b)	Cumulative default rate	11.0% - 100.0% (81.8%)
			Loss severity	0.0% - 100.0% (17.2%)
			Discount rate	5.5% - 8.3% (5.8%)
	90	Discounted cash flow	Loss severity	8.0% weighted-average
			Discount rate	5.8% weighted-average
	53	Consensus pricing (b)	Credit and Liquidity discount	0.0% - 99.0% (61.3%)
Equity investments	1,255	Multiple of adjusted earnings	Multiple of earnings	4.5x - 16.0x (8.4x)
Residential mortgage servicing rights	1,257	Discounted cash flow	Constant prepayment rate	0.0% - 54.5% (8.7%)
			Spread over the benchmark curve (a)	492bps - 1,455bps (806bps)
Commercial mortgage servicing rights	726	Discounted cash flow	Constant prepayment rate	4.6% - 14.7% (5.7%)
			Discount rate	6.9% - 8.5% (8.4%)
Financial derivatives - Swaps related to sales of certain Visa Class B common shares	(210)	Discounted cash flow	Estimated conversion factor of Visa Class B shares into Class A shares	163.0% weighted-average
			Estimated annual growth rate of Visa Class A share price	16.0%
			Estimated length of litigation resolution date	Q4 2020
Insignificant Level 3 assets, net of liabilities (c)	35
Total Level 3 assets, net of liabilities (d)	$5,824

(a)	The assumed yield spread over the benchmark curve for each instrument is generally intended to incorporate non-interest-rate risks, such as credit and liquidity risks.

(b)	Consensus pricing refers to fair value estimates that are generally internally developed using information such as dealer quotes or other third-party provided valuations or comparable asset prices.

(c)
Represents the aggregate amount of Level 3 assets and liabilities measured at fair value on a recurring basis that are individually and in the aggregate insignificant. The amount includes certain financial derivative assets and liabilities, trading securities, other securities, residential mortgage loans held for sale, other assets, other borrowed funds and other liabilities.

(d)	Consisted of total Level 3 assets of $5.4 billion and total Level 3 liabilities of $.3 billion as of December 31, 2019 and $6.1 billion and $.3 billion as of December 31, 2018, respectively.

Financial Assets Accounted for at Fair Value on a Nonrecurring Basis
We may be required to measure certain financial assets at fair value on a nonrecurring basis. These adjustments to fair value usually result from the application of lower of amortized cost or fair value accounting or write-downs of individual assets due to impairment and are included in Table 55.
Nonaccrual Loans
Nonaccrual loans represent the fair value of those loans which have been adjusted due to impairment. The impairment is primarily based on the appraised value of the collateral.
Appraisals are obtained by licensed or certified appraisers at least annually and more recently in certain instances. All third-party appraisals are reviewed and any adjustments to the initial appraisal are incorporated into the final issued appraisal report. In instances where an appraisal is not obtained, collateral value is determined consistent with external third-party appraisal standards by an internal person independent of the asset manager.
OREO and Foreclosed Assets
The carrying value of OREO and foreclosed assets includes valuation adjustments recorded subsequent to the transfer to OREO and foreclosed assets. These valuation adjustments are based on the fair value less cost to sell of the property. Fair value is based on appraised value or sales price and the appraisal process for OREO and foreclosed assets is the same as described above for nonaccrual loans.
Long-Lived Assets
Long-lived assets consists of buildings for which valuation adjustments were recorded during the period. A facility classified as held and used is impaired to the extent its carrying value is not recoverable and exceeds fair value. Valuation adjustments on buildings held for sale are based on the fair value of the property less an estimated cost to sell and are recorded subsequent to the transfer of the asset

The PNC Financial Services Group, Inc. – 2019 Form 10-K  47

to held for sale status. Fair value is determined either by a third-party appraisal, recent sales offer, changes in market or property conditions, or, where we have agreed to sell the building to a third party, the contractual sales price. Impairment on these long-lived assets is recorded in Other noninterest expense on our Consolidated Income Statement.
Table 55: Fair Value Measurements – Nonrecurring (a) (b) (c)

Year ended December 31 In millions	Fair Value		Gains (Losses)
	2019	2018	2019	2018	2017
Assets
Nonaccrual loans	$136	$128	$(76)	$(28)	$(8)
OREO and foreclosed assets	57	59	(5)	(7)	(10)
Long-lived assets	5	11	(3)	(4)	(168)
Total assets	$198	$198	$(84)	$(39)	$(186)

(a)	All Level 3 for the periods presented.

(b)	Valuation techniques applied were fair value of property or collateral.

(c)
Unobservable inputs used were appraised value/sales price, broker opinions or projected income/required improvement costs. Additional quantitative information was not meaningful for the periods presented.

Financial Instruments Accounted for under Fair Value Option
We elect the fair value option to account for certain financial instruments. For more information on these financial instruments for which the fair value option election has been made, please refer to the Fair Value Measurement section of this Note 7. These financial instruments are initially measured at fair value. Gains and losses from initial measurement and any changes in fair value are subsequently recognized in earnings.
Interest income related to changes in the fair values of these financial instruments is recorded on the Consolidated Income Statement in Other interest income, except for certain Residential mortgage loans, for which income is also recorded in Loan interest income. Changes in the value on prepaid forward contracts included in Other Assets is reported in Noninterest expense and interest expense on the Other borrowed funds is reported in Borrowed funds interest expense.
Fair values and aggregate unpaid principal balances of items for which we elected the fair value option follow.
Table 56: Fair Value Option – Fair Value and Principal Balances

	December 31, 2019			December 31, 2018
In millions	Fair Value	Aggregate Unpaid Principal Balance	Difference	Fair Value	Aggregate Unpaid Principal Balance	Difference
Assets
Residential mortgage loans held for sale
Performing loans	$813	$792	$21	$489	$472	$17
Accruing loans 90 days or more past due	2	2		2	2
Nonaccrual loans	4	4		4	4
Total	$819	$798	$21	$495	$478	$17
Commercial mortgage loans held for sale (a)
Performing loans	$245	$263	$(18)	$396	$411	$(15)
Nonaccrual loans	1	2	(1)
Total	$246	$265	$(19)	$396	$411	$(15)
Residential mortgage loans
Performing loans	$291	$304	$(13)	$279	$298	$(19)
Accruing loans 90 days or more past due	285	296	(11)	321	329	(8)
Nonaccrual loans	166	265	(99)	182	292	(110)
Total	$742	$865	$(123)	$782	$919	$(137)
Other assets	$132	$125	$7	$156	$176	$(20)
Liabilities
Other borrowed funds	$63	$64	$(1)	$64	$65	$(1)

(a)	There were no accruing loans 90 days or more past due within this category at December 31, 2019 or December 31, 2018.

48    The PNC Financial Services Group, Inc. – 2019 Form 10-K

The changes in fair value for items for which we elected the fair value option are as follows.

Table 57: Fair Value Option – Changes in Fair Value (a)

Year ended December 31 In millions	Gains (Losses)
	2019	2018	2017
Assets
Residential mortgage loans held for sale	$84	$38	$121
Commercial mortgage loans held for sale	$61	$67	$87
Residential mortgage loans	$23	$24	$27
Other assets	$40	$(40)	$60

(a)	The impact on earnings of offsetting hedged items or hedging instruments is not reflected in these amounts.

Additional Fair Value Information Related to Financial Instruments Not Recorded at Fair Value
This section presents fair value information for all other financial instruments that are not recorded on the Consolidated Balance Sheet at fair value. We used the following methods and assumptions to estimate the fair value amounts for these financial instruments.
Cash and Due from Banks and Interest-earning Deposits with Banks
Due to their short-term nature, the carrying amounts for Cash and due from banks and Interest-earning deposits with banks reported on our Consolidated Balance Sheet approximate fair value.
Securities Held to Maturity
We primarily use prices obtained from pricing services, dealer quotes or recent trades to determine the fair value of securities. Refer to the Fair Value Measurement section of this Note 7 for additional information relating to our pricing processes and procedures.
Net Loans
Fair values are estimated based on the discounted value of expected net cash flows incorporating assumptions about prepayment rates, net credit losses and servicing fees. Nonaccrual loans are valued at their estimated recovery value. Loans are presented net of the ALLL.
Other Assets
Other assets includes accrued interest receivable, cash collateral, federal funds sold and resale agreements, certain loans held for sale, and FHLB and FRB stock. The aggregate carrying value of our FHLB and FRB stock was $1.6 billion and $1.8 billion at December 31, 2019 and 2018, respectively, which approximated fair value at each date.
Deposits
For time deposits, fair values are estimated by discounting contractual cash flows using current market rates for instruments with similar maturities. For deposits with no defined maturity, such as noninterest-bearing and interest-bearing demand and interest-bearing money market and savings deposits, carrying values approximate fair values.
Borrowed Funds
For short-term borrowed funds, including federal funds purchased, commercial paper, repurchase agreements and certain other short-term borrowings and payables, carrying values approximated fair values. For long-term borrowed funds, quoted market prices are used, when available, to estimate fair value. When quoted market prices are not available, fair value is estimated based on current market interest rates and credit spreads for debt with similar terms and maturities.
Unfunded Loan Commitments and Letters of Credit
The fair value of unfunded loan commitments and letters of credit is determined from a market participant’s view including the impact of changes in interest rates and credit. We establish a liability on these facilities related to the creditworthiness of our counterparty.
Other Liabilities
Other liabilities includes interest-bearing cash collateral held related to derivatives and other accrued liabilities. Due to its short-term nature, the carrying value of Other liabilities reported on our Consolidated Balance Sheet approximates fair value.

The PNC Financial Services Group, Inc. – 2019 Form 10-K  49

The carrying amounts and estimated fair values, as well as the level within the fair value hierarchy, of these financial instruments as of December 31, 2019 and 2018 are as follows.

Table 58: Additional Fair Value Information Related to Other Financial Instruments

In millions	Carrying Amount	Fair Value
		Total	Level 1	Level 2	Level 3
December 31, 2019
Assets
Cash and due from banks	$5,061	$5,061	$5,061
Interest-earning deposits with banks	23,413	23,413		$23,413
Securities held to maturity	17,661	18,044	832	17,039	$173
Net loans (excludes leases)	229,205	232,670			232,670
Other assets	5,700	5,700		5,692	8
Total assets	$281,040	$284,888	$5,893	$46,144	$232,851
Liabilities
Time deposits	$21,663	$21,425		$21,425
Borrowed funds	59,745	60,399		58,622	$1,777
Unfunded loan commitments and letters of credit	318	318			318
Other liabilities	506	506		506
Total liabilities	$82,232	$82,648		$80,553	$2,095
December 31, 2018
Assets
Cash and due from banks	$5,608	$5,608	$5,608
Interest-earning deposits with banks	10,893	10,893		$10,893
Securities held to maturity	19,312	19,019	763	18,112	$144
Net loans (excludes leases)	215,525	216,492			216,492
Other assets	11,065	11,065		11,060	5
Total assets	$262,403	$263,077	$6,371	$40,065	$216,641
Liabilities
Time deposits	$18,507	$18,246		$18,246
Borrowed funds	56,412	56,657		54,872	$1,785
Unfunded loan commitments and letters of credit	285	285			285
Other liabilities	393	393		393
Total liabilities	$75,597	$75,581		$73,511	$2,070

The aggregate fair values in Table 58 represent only a portion of the total market value of our total assets and liabilities as, in accordance with the guidance related to fair values about financial instruments, we exclude the following:

•	financial instruments recorded at fair value on a recurring basis (as they are disclosed in Table 52);

•	investments accounted for under the equity method;

•	equity securities without a readily determinable fair value that apply for the alternative measurement approach to fair value under ASU 2016-01;

•	real and personal property;

•	lease financing;

•	loan customer relationships;

•	deposit customer intangibles;

•	mortgage servicing rights (MSRs);

•	retail branch networks;

•	fee-based businesses, such as asset management and brokerage;

•	trademarks and brand names;

•	trade receivables and payables due in one year or less; and

•	deposit liabilities with no defined or contractual maturities under ASU 2016-01.

50    The PNC Financial Services Group, Inc. – 2019 Form 10-K

NOTE 8 GOODWILL AND MORTGAGE SERVICING RIGHTS

Assets and liabilities of acquired entities are recorded at estimated fair value as of the acquisition date.

Goodwill

Allocations of Goodwill by business segment during 2019, 2018 and 2017 follow:

Table 59: Goodwill by Business Segment (a)

In millions	Retail Banking	Corporate & Institutional Banking	Asset Management Group	Total
December 31, 2019 (b)	$5,795	$3,374	$64	$9,233
December 31, 2018 (b)	$5,795	$3,359	$64	$9,218
December 31, 2017	$5,795	$3,314	$64	$9,173

(a)	The BlackRock business segment did not have any allocated goodwill during 2019, 2018 and 2017.

(b)	Corporate & Institutional Banking's goodwill balances include the impacts of $15 million at December 31, 2019 and $45 million at December 31, 2018 resulting from business acquisitions.

We review goodwill in each of our reporting units for impairment at least annually, in the fourth quarter, or more frequently if events occur or circumstances have changed significantly from the annual test date. Based on the results of our analysis, there were no impairment charges related to goodwill in 2019, 2018 or 2017.

Mortgage Servicing Rights
We recognize the right to service mortgage loans for others as an intangible asset when the servicing income we receive is more than adequate compensation. MSRs are purchased or originated when loans are sold with servicing retained. MSRs totaled $1.6 billion at December 31, 2019 and $2.0 billion at December 31, 2018, and consisted of loan servicing contracts for commercial and residential mortgages measured at fair value.

Commercial Mortgage Servicing Rights
We recognize gains/(losses) on changes in the fair value of commercial MSRs. Commercial MSRs are subject to changes in value from actual or expected prepayment of the underlying loans and defaults as well as market driven changes in interest rates. We manage this risk by economically hedging the fair value of commercial MSRs with securities, derivative instruments and resale agreements which are expected to increase (or decrease) in value when the value of commercial MSRs decreases (or increases).

The fair value of commercial MSRs is estimated by using a discounted cash flow model incorporating inputs for assumptions as to constant prepayment rates, discount rates and other factors determined based on current market conditions and expectations.

Changes in the commercial MSRs follow:

Table 60: Commercial Mortgage Servicing Rights

In millions	2019	2018	2017
January 1	$726	$668	$576
Additions:
From loans sold with servicing retained	53	57	88
Purchases	103	93	69
Changes in fair value due to:
Time and payoffs (a)	(146)	(143)	(111)
Other (b)	(87)	51	46
December 31	$649	$726	$668
Related unpaid principal balance at December 31	$216,992	$180,496	$162,182
Servicing advances at December 31	$157	$220	$217

(a)	Represents decrease in MSR value due to passage of time, including the impact from both regularly scheduled loan principal payments and loans that were paid down or paid off during the period.

(b)	Represents MSR value changes resulting primarily from market-driven changes in interest rates.
Residential Mortgage Servicing Rights
Residential MSRs are subject to changes in value from actual or expected prepayment of the underlying loans and defaults as well as market driven changes in interest rates. We manage this risk by economically hedging the fair value of residential MSRs with
The PNC Financial Services Group, Inc. – 2019 Form 10-K  51

securities and derivative instruments which are expected to increase (or decrease) in value when the value of residential MSRs decreases (or increases).

The fair value of residential MSRs is estimated by using a discounted cash flow valuation model which calculates the present value of estimated future net servicing cash flows, taking into consideration actual and expected mortgage loan prepayment rates, discount rates, servicing costs, and other factors which are determined based on current market conditions.

Changes in the residential MSRs follow:

Table 61: Residential Mortgage Servicing Rights

In millions	2019	2018	2017
January 1	$1,257	$1,164	$1,182
Additions:
From loans sold with servicing retained	36	44	55
Purchases	114	129	185
Changes in fair value due to:
Time and payoffs (a)	(162)	(170)	(175)
Other (b)	(250)	90	(83)
December 31	$995	$1,257	$1,164
Unpaid principal balance of loans serviced for others at December 31	$120,464	$125,388	$126,769
Servicing advances at December 31	$111	$156	$201

(a)	Represents decrease in MSR value due to passage of time, including the impact from both regularly scheduled loan principal payments and loans that were paid down or paid off during the period.

(b)	Represents MSR value changes resulting from market-driven changes in interest rates.
Sensitivity Analysis
The fair value of commercial and residential MSRs and significant inputs to the valuation models as of December 31, 2019 are shown in Tables 62 and 63. The expected and actual rates of mortgage loan prepayments are significant factors driving the fair value. Management uses both internal proprietary models and a third-party model to estimate future commercial mortgage loan prepayments and a third-party model to estimate future residential mortgage loan prepayments. These models have been refined based on current market conditions and management judgment. Future interest rates are another important factor in the valuation of MSRs. Management utilizes market implied forward interest rates to estimate the future direction of mortgage and discount rates. The forward rates utilized are derived from the current yield curve for U.S. dollar interest rate swaps and are consistent with pricing of capital markets instruments. Changes in the shape and slope of the forward curve in future periods may result in volatility in the fair value estimate.
A sensitivity analysis of the hypothetical effect on the fair value of MSRs to adverse changes in key assumptions is presented in Tables 62 and 63. These sensitivities do not include the impact of the related hedging activities. Changes in fair value generally cannot be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the MSRs is calculated independently without changing any other assumption. In reality, changes in one factor may result in changes in another (e.g., changes in mortgage interest rates, which drive changes in prepayment rate estimates, could result in changes in the interest rate spread), which could either magnify or counteract the sensitivities.

The following tables set forth the fair value of commercial and residential MSRs and the sensitivity analysis of the hypothetical effect on the fair value of MSRs to immediate adverse changes of 10% and 20% in those assumptions:

Table 62: Commercial Mortgage Servicing Rights – Key Valuation Assumptions

Dollars in millions	December 31 2019	December 31 2018
Fair value	$649	$726
Weighted-average life (years)	4.1	4.1
Weighted-average constant prepayment rate	4.56%	5.65%
Decline in fair value from 10% adverse change	$9	$10
Decline in fair value from 20% adverse change	$17	$19
Effective discount rate	7.91%	8.39%
Decline in fair value from 10% adverse change	$17	$19
Decline in fair value from 20% adverse change	$34	$39

52    The PNC Financial Services Group, Inc. – 2019 Form 10-K

Table 63: Residential Mortgage Servicing Rights – Key Valuation Assumptions

Dollars in millions	December 31 2019		December 31 2018
Fair value	$995		$1,257
Weighted-average life (years)	5.2		6.9
Weighted-average constant prepayment rate	13.51%		8.69%
Decline in fair value from 10% adverse change	$46		$41
Decline in fair value from 20% adverse change	$89		$79
Weighted-average option adjusted spread	769	bps	806	bps
Decline in fair value from 10% adverse change	$27		$37
Decline in fair value from 20% adverse change	$52		$73

Fees from mortgage loan servicing, which includes contractually specified servicing fees, late fees and ancillary fees were $.5 billion for each of 2019, 2018 and 2017. We also generate servicing fees from fee-based activities provided to others for which we do not have an associated servicing asset. Fees from commercial and residential MSRs are reported on our Consolidated Income Statement in Corporate services and Residential mortgage, respectively.

NOTE 9 PREMISES, EQUIPMENT AND LEASEHOLD IMPROVEMENTS
Premises, equipment and leasehold improvements, stated at cost less accumulated depreciation and amortization, were as follows:

Table 64: Premises, Equipment and Leasehold Improvements

In millions	December 31 2019	December 31 2018
Premises, equipment and leasehold improvements	$14,681	$11,864
Accumulated depreciation and amortization	(6,953)	(6,137)
Net book value	$7,728	$5,727

The following table includes depreciation expense on premises, equipment and leasehold improvements, as well as amortization expense, excluding intangible assets, primarily for capitalized internally developed software.

Table 65: Depreciation and Amortization Expense

Year ended December 31 In millions	2019	2018	2017
Depreciation	$778	$754	$743
Amortization	109	78	56
Total depreciation and amortization	$887	$832	$799

NOTE 10 TIME DEPOSITS
Total time deposits of $21.7 billion at December 31, 2019 have future contractual maturities as follows:

Table 66: Time Deposits

In billions
2020	$18.6
2021	$1.6
2022	$.6
2023	$.4
2024	$.2
2025 and thereafter	$.3

The PNC Financial Services Group, Inc. – 2019 Form 10-K  53

NOTE 11 BORROWED FUNDS
The following shows the carrying value of total borrowed funds of $60.3 billion at December 31, 2019 (including adjustments related to purchase accounting, accounting hedges and unamortized original issuance discounts) by remaining contractual maturity:
Table 67: Borrowed Funds

In billions
2020	$27.1
2021	$8.5
2022	$8.0
2023	$2.3
2024	$3.0
2025 and thereafter	$11.4

The following table presents the contractual rates and maturity dates of our FHLB borrowings, senior debt and subordinated debt as of December 31, 2019 and the carrying values as of December 31, 2019 and 2018.
Table 68: FHLB Borrowings, Senior Debt and Subordinated Debt

	Stated Rate	Maturity	Carrying Value
Dollars in millions	2019	2019	2019	2018
Parent Company
Senior debt	2.20%-5.13%	2020-2029	$8,843	$5,063
Subordinated debt	3.90%	2024	777	1,447
Junior subordinated debt	2.48%	2028	205	205
Subtotal			9,825	6,715
Bank
FHLB (a)	zero-6.35%	2020-2030	16,341	21,501
Senior debt	1.38%-3.50%	2020-2043	20,167	19,955
Subordinated debt	2.70%-4.20%	2022-2029	5,152	4,243
Subtotal			41,660	45,699
Total			$51,485	$52,414

(a)	FHLB borrowings are generally collateralized by residential mortgage loans, other mortgage-related loans and investment securities.
In Table 68, the carrying values for Parent Company senior and subordinated debt include basis adjustments of $177 million and $34 million, respectively, whereas Bank senior and subordinated debt include basis adjustments of $167 million and $170 million, respectively, related to fair value accounting hedges as of December 31, 2019.
Certain borrowings are reported at fair value, refer to Note 7 Fair Value for more information on those borrowings.
Junior Subordinated Debentures
PNC Capital Trust C, a wholly-owned finance subsidiary of The PNC Financial Services Group, Inc., owns junior subordinated debentures issued by PNC with a carrying value of $205 million. In June 1998, PNC Capital Trust C issued $200 million of trust preferred securities which bear interest at an annual rate of 3 month LIBOR plus 57 basis points. The trust preferred securities are currently redeemable by PNC Capital Trust C at par. In accordance with GAAP, the financial statements of the Trust are not included in our consolidated financial statements.
The obligations of The PNC Financial Services Group, Inc., as the parent of the Trust, when taken collectively, are the equivalent of a full and unconditional guarantee of the obligations of the Trust under the terms of the trust preferred securities. Such guarantee is subordinate in right of payment in the same manner as other junior subordinated debt. There are certain restrictions on our overall ability to obtain funds from our subsidiaries. For additional disclosure on these funding restrictions, see Note 19 Regulatory Matters.

We are subject to certain restrictions, including restrictions on dividend payments, in connection with the outstanding junior subordinated debentures. Generally, if there is (i) an event of default under the debenture, (ii) we elect to defer interest on the debenture, (iii) we exercise our right to defer payments on the related trust preferred securities, or (iv) there is a default under our guarantee of such payment obligations, subject to certain limited exceptions, we would be unable during the period of such default or deferral to make payments on our debt securities that rank equal or junior to the debentures as well as to make payments on our equity securities, including dividend payments.

54    The PNC Financial Services Group, Inc. – 2019 Form 10-K

NOTE 12 EMPLOYEE BENEFIT PLANS
Pension and Postretirement Plans
We have a noncontributory, qualified defined benefit pension plan covering eligible employees. Benefits are determined using a cash balance formula where earnings credits are a percentage of eligible compensation. Earnings credit percentages for those employees who were plan participants on December 31, 2009 are frozen at the level earned to that point. Earnings credits for all employees who became participants on or after January 1, 2010 are a flat 3% of eligible compensation. All plan participants earn interest on their cash balances based on 30-year Treasury securities rates with those who were participants at December 31, 2009 earning a minimum rate. New participants on or after January 1, 2010 are not subject to the minimum rate. Beginning in 2018, the plan provides for a minimum annual earnings credit amount of $2,000, subject to eligibility criteria. Pension contributions to the plan are typically based on an actuarially determined amount necessary to fund total benefits payable to plan participants. Assets of the qualified pension plan are held in a separate Trust (Trust).

We also maintain nonqualified supplemental retirement plans for certain employees and provide certain health care and life insurance benefits for qualifying retired employees (postretirement benefits) through various plans. PNC reserves the right to terminate or make changes to these plans at any time. The nonqualified pension plan is unfunded. Contributions from PNC and, in the case of the postretirement benefit plans, participant contributions cover all benefits paid under the nonqualified pension plan and postretirement benefit plans. The postretirement plan provides benefits to certain retirees that are at least actuarially equivalent to those provided by Medicare Part D and accordingly, we receive a federal subsidy as shown in Table 69. In November of 2015, we established a voluntary employee beneficiary association (VEBA) to partially fund postretirement medical and life insurance benefit obligations.
We use a measurement date of December 31 for plan assets and benefit obligations. The qualified pension plan assets and benefit obligation were re-measured as of January 31, 2019 as a result of a plan amendment. A reconciliation of the changes in the projected benefit obligation for qualified pension, nonqualified pension and postretirement benefit plans as well as the change in plan assets for the qualified pension plan follows.

The PNC Financial Services Group, Inc. – 2019 Form 10-K  55

Table 69: Reconciliation of Changes in Projected Benefit Obligation and Change in Plan Assets

	Qualified Pension		Nonqualified Pension		Postretirement Benefits
In millions	2019	2018	2019	2018	2019	2018
Accumulated benefit obligation at December 31	$4,740	$4,315	$259	$253
Projected benefit obligation at January 1	$4,355	$4,789	$258	$286	$322	$355
Service cost	115	116	3	3	4	5
Interest cost	186	171	10	9	13	12
Amendments	21
Actuarial (gains)/losses and changes in assumptions	498	(424)	25	(16)	18	(28)
Participant contributions					3	3
Federal Medicare subsidy on benefits paid						1
Benefits paid	(288)	(297)	(31)	(24)	(27)	(26)
Projected benefit obligation at December 31	$4,887	$4,355	$265	$258	$333	$322
Fair value of plan assets at January 1	$4,963	$5,253			$232	$230
Actual return on plan assets	979	(193)			15	3
Employer contribution		200	$31	$24	24	21
Participant contributions					3	3
Federal Medicare subsidy on benefits paid						1
Benefits paid	(288)	(297)	(31)	(24)	(27)	(26)
Fair value of plan assets at December 31	$5,654	$4,963	$—	$—	$247	$232
Funded status	$767	$608	$(265)	$(258)	$(86)	$(90)
Amounts recognized on the consolidated balance sheet
Noncurrent asset	$767	$608
Current liability			$(26)	$(26)	$(2)	$(2)
Noncurrent liability			(239)	(232)	(84)	(88)
Net amount recognized on the consolidated balance sheet	$767	$608	$(265)	$(258)	$(86)	$(90)
Amounts recognized in AOCI consist of:
Prior service cost (credit)	$29	$12			$2	$1
Net actuarial loss (gain)	411	608	$78	$57	1	(7)
Amount of loss (gain) recognized in AOCI	$440	$620	$78	$57	$3	$(6)

PNC Pension Plan Assets
The long-term investment strategy for pension plan assets in our qualified pension plan (the Plan) is to:

•	Meet present and future benefit obligations to all participants and beneficiaries;

•	Cover reasonable expenses incurred to provide such benefits, including expenses incurred in the administration of the Trust and the Plan;

•	Provide sufficient liquidity to meet benefit and expense payment requirements on a timely basis; and

•	Provide a total return that, over the long term, maximizes the ratio of trust assets to liabilities by maximizing investment return, at an appropriate level of risk.
The Plan’s named investment fiduciary has the ability to make short to intermediate term asset allocation shifts under the dynamic asset allocation strategy based on factors such as the Plan’s funded status, the named investment fiduciary’s view of return on equities relative to long term expectations, the named investment fiduciary’s view on the direction of interest rates and credit spreads, and other relevant financial or economic factors which would be expected to impact the ability of the Trust to meet its obligation to participants and beneficiaries. Accordingly, the allowable asset allocation ranges have been updated to incorporate the flexibility required by the dynamic allocation policy.

56    The PNC Financial Services Group, Inc. – 2019 Form 10-K

The asset strategy allocations for the Plan at the end of 2019 and 2018, and the target allocation range at the end of 2019, by asset category, are as follows.
Table 70: Asset Strategy Allocations

	Target Allocation Range	Percentage of Plan Assets by Strategy at December 31
		2019	2018
Asset Category
Domestic Equity	20 – 40%	27%	27%
International Equity	10 – 25%	17%	22%
Private Equity	0 – 15%	10%	11%
Total Equity	40 – 70%	54%	60%
Domestic Fixed Income	10 – 40%	23%	18%
High Yield Fixed Income	0 – 25%	8%	9%
Total Fixed Income	10 – 65%	31%	27%
Real estate	0 – 10%	5%	5%
Other	0 – 15%	10%	8%
Total	100%	100%	100%

The asset category represents the allocation of Plan assets in accordance with the investment objective of each of the Plan’s investment managers. Certain domestic equity investment managers utilize derivatives and fixed income securities as described in their Investment Management Agreements to achieve their investment objective under the Investment Policy Statement. Other investment managers may invest in eligible securities outside of their assigned asset category to meet their investment objectives. The actual percentage of the fair value of total Plan assets held as of December 31, 2019 for equity securities, fixed income securities, real estate and all other assets are 61%, 24%, 4% and 11%, respectively.
We believe that, over the long term, asset allocation is the single greatest determinant of risk. Asset allocation will deviate from the target percentages due to market movement, cash flows, investment manager performance and implementation of shifts under the dynamic asset allocation policy. Material deviations from the asset allocation targets can alter the expected return and risk of the Trust. However, frequent rebalancing of the asset allocation targets may result in significant transaction costs, which can impair the Trust’s ability to meet its investment objective. Accordingly, the Trust portfolio is periodically rebalanced to maintain asset allocation within the target ranges described above.
In addition to being diversified across asset classes, the Trust is diversified within each asset class. Secondary diversification provides a reasonable basis for the expectation that no single security or class of securities will have a disproportionate impact on the total risk and return of the Trust.

Where investment strategies permit the use of derivatives and/or currency management, language is incorporated in the managers’ guidelines to define allowable and prohibited transactions and/or strategies. Derivatives are typically employed by investment managers to modify risk/return characteristics of their portfolio(s), implement asset allocation changes in a cost effective manner, or reduce transaction costs. Under the managers’ investment guidelines, derivatives may not be used solely for speculation or leverage. Derivatives are to be used only in circumstances where they offer the most efficient economic means of improving the risk/reward profile of the portfolio.

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Fair Value Measurements
As further described in Note 7 Fair Value, GAAP establishes the framework for measuring fair value, including a hierarchy used to classify the inputs used in measuring fair value.
A description of the valuation methodologies used for assets measured at fair value at both December 31, 2019 and 2018 follows:

Asset	Valuation Methodology
Money market funds	• Valued at the net asset value of the shares held by the pension plan at year end.
U.S. government and agency securities Corporate debt Common stock
• Valued at the closing price reported on the active market on which the individual securities are traded.
• If quoted market prices are not available for the specific security, then fair values are estimated by using pricing models or quoted prices of securities with similar characteristics. Such securities are generally classified within Level 2 of the valuation hierarchy but may be a Level 3 depending on the level of liquidity and activity in the market for the security.

Mutual funds	• Valued based on third-party pricing of the fund which is not actively traded.
Other investments Derivative financial instruments Group annuity contracts Preferred stock
• Derivative financial instruments - recorded at estimated fair value as determined by third-party appraisals and pricing models.
• Group annuity contracts - measured at fair value by discounting the related cash flows based on current yields of similar instruments with comparable durations considering the credit-worthiness of the issuer.
• Preferred stock - Valued at the closing price reported on an active market on which the securities are traded.

Investments measured at NAV Collective trust fund investments Limited partnerships
• Collective trust fund investments - Valued based upon the units of such collective trust fund held by the Plan at year end multiplied by the respective unit value. The unit value of the collective trust fund is based upon significant observable inputs, although it is not based upon quoted marked prices in an active market. The underlying investments of the collective trust funds consist primarily of equity securities, debt obligations, short-term investments, and other marketable securities. Due to the nature of these securities, there are no unfunded commitments or redemption restrictions.
• Limited partnerships - Valued by investment managers based on recent financial information used to estimate fair value. The unit value of limited partnerships is based upon significant observable inputs, although it is not based upon quoted marked prices in an active market.

These methods may result in fair value calculations that may not be indicative of net realizable values or future fair values. Furthermore, while the pension plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
The following table sets forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2019 and 2018.
Table 71: Pension Plan Assets - Fair Value Hierarchy

	December 31, 2019				December 31, 2018
In millions	Level 1	Level 2	Level 3	Total Fair Value	Level 1	Level 2	Level 3	Total Fair Value
Interest bearing cash		$1		$1	$7	$2		$9
Money market funds	$456			456	149			149
U.S. government and agency securities	582	135	$1	718	512	130		642
Corporate debt		660	3	663		580	$6	586
Common stock	620	1	4	625	623	6		629
Mutual funds		253		253		236		236
Other		126		126	4	42	4	50
Investments measured at net asset value (a)				2,812				2,662
Total	$1,658	$1,176	$8	$5,654	$1,295	$996	$10	$4,963

(a)	Certain investments that are measured at fair value using the NAV per share (or its equivalent) practical expedient have not been classified in the fair value hierarchy.

58    The PNC Financial Services Group, Inc. – 2019 Form 10-K

The following table provides information regarding our estimated future cash flows related to our various plans.
Table 72: Estimated Cash Flows

	Pension Plans		Postretirement Benefits
In millions	Qualified Pension	Nonqualified Pension	Gross PNC Benefit Payments
Estimated 2020 employer contributions		$26	$28
Estimated future benefit payments
2020	$300	$26	$28
2021	$315	$26	$27
2022	$329	$23	$26
2023	$327	$23	$25
2024	$316	$21	$25
2025-2029	$1,557	$92	$111

The qualified pension plan contributions are deposited into the Trust, and the qualified pension plan benefit payments are paid from the Trust. We do not expect to be required to make a contribution to the qualified plan for 2020 based on the funding calculations under the Pension Protection Act of 2006. For the other plans, total contributions and the benefit payments are the same and represent expected benefit amounts, which are paid from general assets. Postretirement benefits are net of participant contributions. Estimated cash flows reflect the partial funding of postretirement medical and life insurance obligations in the VEBA.
The components of net periodic benefit cost/(income) and other amounts recognized in Other comprehensive income (OCI) were as follows.

Table 73: Components of Net Periodic Benefit Cost (a)

	Qualified Pension Plan			Nonqualified Pension Plan			Postretirement Benefits
Year ended December 31 – in millions	2019 (b)	2018	2017	2019	2018	2017	2019	2018	2017
Net periodic cost consists of:
Service cost	$115	$116	$160	$3	$3	$3	$4	$5	$5
Interest cost	186	171	179	10	9	10	13	12	14
Expected return on plan assets	(288)	(306)	(285)				(5)	(6)	(5)
Amortization of prior service cost/(credit)	4	1	(3)						(1)
Amortization of actuarial (gain)/loss	4		43	4	5	4
Net periodic cost (benefit)	21	(18)	94	17	17	17	12	11	13
Other changes in plan assets and benefit obligations recognized in OCI:
Current year prior service cost/(credit)	21		17						2
Amortization of prior service (cost)/credit	(4)	(1)	3						1
Current year actuarial loss/(gain)	(193)	75	(264)	25	(16)	7	9	(25)	(22)
Amortization of actuarial gain/(loss)	(4)		(43)	(4)	(5)	(4)
Total recognized in OCI	(180)	74	(287)	21	(21)	3	9	(25)	(19)
Total amounts recognized in net periodic cost and OCI	$(159)	$56	$(193)	$38	$(4)	$20	$21	$(14)	$(6)

(a) The service cost component is included in Personnel expense on the Consolidated Income Statement. All other components are included in Other noninterest expense on the Consolidated Income Statement.

(b)	Includes the effects of the qualified pension plan remeasurement as of January 31, 2019 as a result of a plan amendment.

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The weighted-average assumptions used (as of the beginning of each year) to determine the net periodic costs shown in Table 73 were as follows.
Table 74: Net Periodic Costs - Assumptions

	Net Periodic Cost Determination
As of January 1	2019	2018	2017
Discount rate
Qualified pension (a)	4.30%	3.60%	4.00%
Nonqualified pension	4.15%	3.45%	3.80%
Postretirement benefits	4.20%	3.55%	3.90%
Rate of compensation increase (average)	3.50%	3.50%	3.50%
Assumed health care cost trend rate
Initial trend	6.50%	6.75%	7.00%
Ultimate trend	5.00%	5.00%	5.00%
Year ultimate trend reached	2025	2025	2025
Expected long-term return on plan assets	5.75%	6.00%	6.38%

(a) The 2019 qualified pension discount rate was 4.15% at the time of remeasurement on January 31, 2019 as a result of a plan amendment.

The weighted-average assumptions used (as of the end of each year) to determine year end obligations for pension and postretirement benefits were as follows.
Table 75: Other Pension Assumptions

Year ended December 31	2019	2018
Discount rate
Qualified pension	3.30%	4.30%
Nonqualified pension	3.05%	4.15%
Postretirement benefits	3.20%	4.20%
Rate of compensation increase (average)	4.25%	3.50%
Assumed health care cost trend rate
Initial trend	6.25%	6.50%
Ultimate trend	5.00%	5.00%
Year ultimate trend reached	2025	2025

The discount rates are determined independently for each plan by comparing the expected future benefits that will be paid under each plan with yields available on high quality corporate bonds of similar duration. For this analysis, 10% of bonds with the highest yields and 40% with the lowest yields were removed from the bond universe.

The expected return on plan assets is a long-term assumption established by considering historical and anticipated returns of the asset classes invested in by the pension plan and the allocation strategy currently in place among those classes. For purposes of setting and reviewing this assumption, “long- term” refers to the period over which the plan’s projected benefit obligations will be disbursed. We review this assumption at each measurement date and adjust it if warranted. Our selection process references certain historical data and the current environment, but primarily utilizes qualitative judgment regarding future return expectations. We also examine the assumption used by other companies with similar pension investment strategies. Taking into account all of these factors, the expected long-term return on plan assets for determining net periodic pension cost for 2019 was 5.75%. We are reducing our expected long-term return on assets to 5.50% for determining pension cost for 2020. This decision was made after considering the views of both internal and external capital market advisors, particularly with regard to the effects of the recent economic environment on long-term prospective equity and fixed income returns.
PNC’s net periodic benefit cost recognized for the plans is sensitive to the discount rate and expected long-term return on plan assets. With all other assumptions held constant, a .5% decline in the discount rate would have resulted in an immaterial increase in net periodic benefit cost for the qualified pension plan in 2019, and to be recognized in 2020. For the nonqualified pension plan and postretirement benefits, a .5% decline in the discount rate would also have resulted in an immaterial increase in net periodic benefit cost.
The health care cost trend rate assumptions shown in Tables 74 and 75 relate only to the postretirement benefit plans. The effect of a one-percentage-point increase or decrease in assumed health care cost trend rates would be insignificant.

60    The PNC Financial Services Group, Inc. – 2019 Form 10-K

Defined Contribution Plans
The PNC Incentive Savings Plan (ISP) is a qualified defined contribution plan that covers all of our eligible employees. Newly-hired full time employees and part-time employees who are eligible to participate in the ISP are automatically enrolled in the ISP with a deferral rate equal to 4% of eligible compensation in the absence of an affirmative election otherwise. Employee benefits expense related to the ISP was $139 million in 2019, $139 million in 2018 and $125 million in 2017, representing cash contributed to the ISP by PNC.
The ISP is a 401(k) Plan and includes an employee stock ownership (ESOP) feature. Employee contributions are invested in a number of investment options, including pre-mixed portfolios and individual core funds, available under the ISP at the direction of the employee.
NOTE 13 STOCK BASED COMPENSATION PLANS

We have long-term incentive award plans (Incentive Plans) that provide for the granting of incentive stock options, nonqualified stock options, stock appreciation rights, incentive shares/performance units, restricted shares, restricted share units, other share-based awards and dollar-denominated awards to executives and, other than incentive stock options, to non-employee directors. Certain Incentive Plan awards may be paid in stock, cash or a combination of stock and cash. We typically grant a substantial portion of our stock-based compensation awards during the first quarter of each year.

Incentive/Performance Unit Awards and Restricted Share/Restricted Share Unit Awards
The fair value of nonvested incentive/performance unit awards and restricted share/restricted share unit awards is initially determined based on prices not less than the market value of our common stock on the date of grant with a reduction for estimated forfeitures. The value of certain incentive/performance unit awards is subsequently remeasured based on the achievement of one or more financial and other performance goals. Additionally, certain incentive/performance unit awards require subsequent adjustment to their current market value due to certain discretionary risk review triggers.
The weighted-average grant date fair value of incentive/performance unit awards and restricted share/restricted share unit awards granted in 2019, 2018 and 2017 was $117.53, $149.38 and $122.10 per share, respectively. The total intrinsic value of incentive/performance unit and restricted share/restricted share unit awards vested during 2019, 2018 and 2017 was approximately $218 million, $254 million and $235 million, respectively. We recognize compensation expense for such awards ratably over the corresponding vesting and/or performance periods for each type of program.
Table 76: Nonvested Incentive/Performance Unit Awards and Restricted Share/Restricted Share Unit Awards Rollforward

Shares in thousands	Nonvested Incentive/Performance Units Shares	Weighted-Average Grant Date Fair Value	Nonvested Restricted Share/Restricted Share Units	Weighted-Average Grant Date Fair Value
December 31, 2018	1,134	$104.02	3,104	$115.57
Granted (a)	207	$115.36	1,560	$117.82
Vested/Released (a)	(494)	$88.29	(1,278)	$84.37
Forfeitures	(3)	$105.43	(81)	$132.03
December 31, 2019	844	$116.00	3,305	$128.29

(a)	Includes adjustments for achieving specific performance goals for Incentive/Performance Unit Share Awards granted in prior periods.
In Table 76, the units and related weighted-average grant date fair value of the incentive/performance unit share awards exclude the effect of dividends on the underlying shares, as those dividends will be paid in cash if and when the underlying shares are issued to the participants.
NOTE 14 FINANCIAL DERIVATIVES

We use a variety of financial derivatives to both mitigate exposure to market (primarily interest rate) and credit risks inherent in our business activities, as well as to facilitate customer risk management activities. We manage these risks as part of our overall asset and liability management process and through our credit policies and procedures. Derivatives represent contracts between parties that usually require little or no initial net investment and result in one party delivering cash or another type of asset to the other party based on a notional amount and an underlying as specified in the contract.

Derivative transactions are often measured in terms of notional amount, but this amount is generally not exchanged and it is not recorded on the balance sheet. The notional amount is the basis to which the underlying is applied to determine required payments under the derivative contract. The underlying is a referenced interest rate (commonly LIBOR), security price, credit spread or other

The PNC Financial Services Group, Inc. – 2019 Form 10-K  61

index. Residential and commercial real estate loan commitments associated with loans to be sold also qualify as derivative instruments.

The following table presents the notional amounts and gross fair values of all derivative assets and liabilities held by us.

Table 77: Total Gross Derivatives (a)

	December 31, 2019			December 31, 2018
In millions	Notional /Contract Amount	Asset Fair Value (b)	Liability Fair Value (c)	Notional /Contract Amount	Asset Fair Value (b)	Liability Fair Value (c)
Derivatives used for hedging
Interest rate contracts (d):
Fair value hedges	$30,663			$30,919	$7
Cash flow hedges	23,642	$6		17,337	1
Foreign exchange contracts:
Net investment hedges	1,102		$6	1,012		$10
Total derivatives designated for hedging	$55,407	$6	$6	$49,268	$8	$10
Derivatives not used for hedging
Derivatives used for mortgage banking activities (e):
Interest rate contracts:
Swaps	$52,007	$1		$43,084		$3
Futures (f)	3,487			10,658
Mortgage-backed commitments	7,738	60	$44	5,771	$47	39
Other	3,134	32	23	6,509	10	3
Total interest rate contracts	66,366	93	67	66,022	57	45
Derivatives used for customer-related activities:
Interest rate contracts:
Swaps	249,075	2,769	1,187	218,496	1,352	1,432
Futures (f)	703			914
Mortgage-backed commitments	3,721	2	6	2,246	7	10
Other	21,379	113	33	20,109	77	33
Total interest rate contracts	274,878	2,884	1,226	241,765	1,436	1,475
Commodity contracts:
Swaps	5,204	234	229	4,813	244	238
Other	4,203	72	72	1,418	67	67
Total commodity contracts	9,407	306	301	6,231	311	305
Foreign exchange contracts and other	27,120	204	162	23,253	194	192
Total foreign exchange contracts and other	311,405	3,394	1,689	271,249	1,941	1,972
Derivatives used for other risk management activities:
Foreign exchange contracts and other	10,201	9	257	7,908	75	263
Total derivatives not designated for hedging	$387,972	$3,496	$2,013	$345,179	$2,073	$2,280
Total gross derivatives	$443,379	$3,502	$2,019	$394,447	$2,081	$2,290
Less: Impact of legally enforceable master netting agreements		690	690		688	688
Less: Cash collateral received/paid		616	790		341	539
Total derivatives		$2,196	$539		$1,052	$1,063

(a)	Centrally cleared derivatives are settled in cash daily and result in no derivative asset or derivative liability being recognized on our Consolidated Balance Sheet.

(b)	Included in Other assets on our Consolidated Balance Sheet.

(c)	Included in Other liabilities on our Consolidated Balance Sheet.

(d)	Represents primarily swaps.

(e)	Includes both residential and commercial mortgage banking activities.

(f)	Futures contracts settle in cash daily and, therefore, no derivative asset or derivative liability is recognized on our Consolidated Balance Sheet.

All derivatives are carried on our Consolidated Balance Sheet at fair value. Derivative balances are presented on the Consolidated Balance Sheet on a net basis taking into consideration the effects of legally enforceable master netting agreements and, when appropriate, any related cash collateral exchanged with counterparties. Further discussion regarding the offsetting rights associated with these legally enforceable master netting agreements is included in the Offsetting, Counterparty Credit Risk, and Contingent Features section below. Any nonperformance risk, including credit risk, is included in the determination of the estimated net fair value of the derivatives.

62    The PNC Financial Services Group, Inc. – 2019 Form 10-K

Further discussion on how derivatives are accounted for is included in Note 1 Accounting Policies.

Derivatives Designated As Hedging Instruments

Certain derivatives used to manage interest rate and foreign exchange risk as part of our asset and liability risk management activities are designated as accounting hedges. Derivatives hedging the risks associated with changes in the fair value of assets or liabilities are considered fair value hedges, derivatives hedging the variability of expected future cash flows are considered cash flow hedges, and derivatives hedging a net investment in a foreign subsidiary are considered net investment hedges. Designating derivatives as accounting hedges allows for gains and losses on those derivatives to be recognized in the same period and in the same income statement line item as the earnings impact of the hedged items.

Fair Value Hedges
We enter into receive-fixed, pay-variable interest rate swaps to hedge changes in the fair value of outstanding fixed-rate debt caused by fluctuations in market interest rates. We also enter into pay-fixed, receive-variable interest rate swaps and zero-coupon swaps to hedge changes in the fair value of fixed rate and zero-coupon investment securities caused by fluctuations in market interest rates. Gains and losses on the interest rate swaps designated in these hedge relationships, along with the offsetting gains and losses on the hedged items attributable to the hedged risk, are recognized in current earnings within the same income statement line item.

Cash Flow Hedges
We enter into receive-fixed, pay-variable interest rate swaps to modify the interest rate characteristics of designated commercial loans from variable to fixed in order to reduce the impact of changes in future cash flows due to market interest rate changes. We also periodically enter into forward purchase and sale contracts to hedge the variability of the consideration that will be paid or received related to the purchase or sale of investment securities. The forecasted purchase or sale is consummated upon gross settlement of the forward contract itself. For these cash flow hedges, gains and losses on the interest rate swaps and forward contracts are recorded in AOCI and are then reclassified into earnings in the same period the hedged cash flows affect earnings and within the same income statement line as the hedged cash flows.

In the 12 months that follow December 31, 2019, we expect to reclassify net derivative gains of $164 million pretax, or $129 million after-tax, from AOCI to interest income for both cash flow hedge strategies. This reclassified amount could differ from amounts actually recognized due to changes in interest rates, hedge de-designations, and the addition of other hedges subsequent to December 31, 2019. As of December 31, 2019, the maximum length of time over which forecasted transactions are hedged is ten years.

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Further detail regarding gains (losses) related to our fair value and cash flow hedge derivatives is presented in the following table:
Table 78: Gains (Losses) Recognized on Fair Value and Cash Flow Hedges in the Consolidated Income Statement (a) (b)

	Location and Amount of Gains (Losses) Recognized in Income
	Interest Income		Interest Expense	Noninterest Income
In millions	Loans	Investment Securities	Borrowed Funds	Other
Year ended December 31, 2019
Total amounts on the Consolidated Income Statement	$10,525	$2,426	$1,811	$1,473
Gains (losses) on fair value hedges recognized on:
Hedged items (c)		$187	$(808)
Derivatives		$(178)	$659
Amounts related to interest settlements on derivatives		$13	$79
Gains (losses) on cash flow hedges (d):
Amount of derivative gains (losses) reclassified from AOCI	$9	$9		$19
Year ended December 31, 2018
Total amounts on the Consolidated Income Statement	$9,580	$2,261	$1,632	$1,205
Gains (losses) on fair value hedges recognized on:
Hedged items (c)		$(53)	$151
Derivatives		$60	$(262)
Amounts related to interest settlements on derivatives		$3	$80
Gains (losses) on cash flow hedges (d):
Amount of derivative gains (losses) reclassified from AOCI	$41	$11		$8
Year ended December 31, 2017
Total amounts on the Consolidated Income Statement	$8,238	$1,998	$1,083	$1,077
Gains (losses) on fair value hedges recognized on (e):
Hedged items (c)		$(50)	$268
Derivatives		$48	$(284)
Amounts related to interest settlements on derivatives		$(41)	$234
Gains (losses) on cash flow hedges (d):
Amount of derivative gains (losses) reclassified from AOCI	$159	$21		$17

(a)	For all periods presented, there were no components of derivative gains or losses excluded from the assessment of hedge effectiveness for any of the fair value or cash flow hedge strategies.

(b)	All cash flow and fair value hedge derivatives were interest rate contracts for the periods presented.

(c)	Includes an insignificant amount of fair value hedge adjustments related to discontinued hedge relationships.

(d)	For all periods presented, there were no gains or losses from cash flow hedge derivatives reclassified to income because it became probable that the original forecasted transaction would not occur.

(e)
The difference between the gains (losses) recognized in income on derivatives and their related hedged items represents the ineffective portion of the change in value of our fair value hedged derivatives.

Further detail regarding gains (losses) on derivatives and related cash flows is presented in the following table:

Table 79: Hedged Items - Fair Value Hedges

	December 31, 2019		December 31, 2018
In millions	Carrying Value of the Hedged Items	Cumulative Fair Value Hedge Adjustment included in the Carrying Value of Hedged Items (a)	Carrying Value of the Hedged Items	Cumulative Fair Value Hedge Adjustment included in the Carrying Value of Hedged Items (a)
Investment securities - Available for Sale (b)	$5,666	$59	$6,216	$(103)
Borrowed funds	$28,616	$548	$27,121	$(260)

(a)	Includes $(.3) billion and $(.5) billion of fair value hedge adjustments primarily related to discontinued borrowed funds hedge relationships at December 31, 2019 and 2018, respectively.

(b)	Carrying value shown represents amortized cost.
Net Investment Hedges
We enter into foreign currency forward contracts to hedge non-U.S. dollar net investments in foreign subsidiaries against adverse changes in foreign exchange rates. We assess whether the hedging relationship is highly effective in achieving offsetting changes in the value of the hedge and hedged item by qualitatively verifying that the critical terms of the hedge and hedged item match at the inception of the hedging relationship and on an ongoing basis. Net investment hedge derivatives are classified as foreign exchange contracts. There were no components of derivative gains or losses excluded from the assessment of the hedge effectiveness for all periods presented. For 2018 and 2017, there was no net investment hedge ineffectiveness. Net gains (losses) on net investment hedge derivatives recognized in OCI were $(24) million in 2019, $76 million in 2018 and $(81) million in 2017.

64    The PNC Financial Services Group, Inc. – 2019 Form 10-K

Derivatives Not Designated As Hedging Instruments
Residential mortgage loans that will be sold in the secondary market, and the related loan commitments, which are considered derivatives, are accounted for at fair value. Changes in the fair value of the loans and commitments due to interest rate risk are hedged with forward contracts to sell mortgage-backed securities, as well as U.S. Treasury and Eurodollar futures and options. Gains and losses on the loans and commitments held for sale and the derivatives used to economically hedge them are included in Residential mortgage noninterest income on the Consolidated Income Statement.

Residential mortgage servicing rights are accounted for at fair value with changes in fair value influenced primarily by changes in interest rates. Derivatives used to hedge the fair value of residential mortgage servicing rights include interest rate futures, swaps, options, and forward contracts to purchase mortgage-backed securities. Gains and losses on residential mortgage servicing rights and the related derivatives used for hedging are included in Residential mortgage noninterest income.

Commercial mortgage loans held for sale and the related loan commitments, which are considered derivatives, are accounted for at fair value. Derivatives used to economically hedge these loans and commitments from changes in fair value due to interest rate risk and credit risk include forward loan sale contracts, interest rate swaps, and credit default swaps. Gains and losses on the commitments, loans and derivatives are included in Other noninterest income. Derivatives used to economically hedge the change in value of commercial mortgage servicing rights include interest rate futures, swaps and options. Gains or losses on these derivatives are included in Corporate services noninterest income.

The residential and commercial mortgage loan commitments associated with loans to be sold which are accounted for as derivatives are valued based on the estimated fair value of the underlying loan and the probability that the loan will fund within the terms of the commitment. The fair value also takes into account the fair value of the embedded servicing right.

We offer derivatives to our customers in connection with their risk management needs. These derivatives primarily consist of interest rate and commodity swaps, interest rate and commodity caps and floors, swaptions and foreign exchange contracts. We primarily manage our market risk exposure from customer transactions by entering into a variety of hedging transactions with third-party dealers. Gains and losses on customer-related derivatives are included in Other noninterest income.

Included in the customer, mortgage banking risk management, and other risk management portfolios are written interest-rate caps and floors entered into with customers and for risk management purposes. We receive an upfront premium from the counterparty and are obligated to make payments to the counterparty if the underlying market interest rate rises above or falls below a certain level designated in the contract. Our ultimate obligation under written options is based on future market conditions.

We have entered into risk participation agreements to share some of the credit exposure with other counterparties related to interest rate derivative contracts or to take on credit exposure to generate revenue. The notional amount of risk participation agreements sold was $8.0 billion at December 31, 2019 and $6.0 billion at December 31, 2018. Assuming all underlying third party customers referenced in the swap contracts defaulted, the exposure from these agreements would be $.3 billion at December 31, 2019 and $.2 billion at December 31, 2018 based on the fair value of the underlying swaps.

Further detail regarding the gains (losses) on derivatives not designated in hedging relationships is presented in the following table:
Table 80: Gains (Losses) on Derivatives Not Designated for Hedging

	Year ended December 31
In millions	2019	2018	2017
Derivatives used for mortgage banking activities:
Interest rate contracts (a)	$405	$(56)	$75
Derivatives used for customer-related activities:
Interest rate contracts	125	99	95
Foreign exchange contracts and other (b)	114	104	146
Gains (losses) from customer-related activities (c)	239	203	241
Derivatives used for other risk management activities:
Foreign exchange contracts and other (c)	(137)	268	(525)
Total gains (losses) from derivatives not designated as hedging instruments	$507	$415	$(209)

(a)	Included in Residential mortgage, Corporate services and Other noninterest income on our Consolidated Income Statement.

(b)	Includes an insignificant amount of gains (losses) on commodity contracts for all periods presented.

(c)	Included in Other noninterest income on our Consolidated Income Statement.

The PNC Financial Services Group, Inc. – 2019 Form 10-K  65

Offsetting, Counterparty Credit Risk, and Contingent Features
We generally utilize a net presentation on the Consolidated Balance Sheet for those derivative financial instruments entered into with counterparties under legally enforceable master netting agreements. The master netting agreements reduce credit risk by permitting the closeout netting of all outstanding derivative instruments under the master netting agreement with the same counterparty upon the occurrence of an event of default. The master netting agreement also may require the exchange of cash or marketable securities to collateralize either party’s net position. In certain cases, minimum thresholds must be exceeded before any collateral is exchanged. Collateral is typically exchanged daily on unsettled positions based on the net fair value of the positions with the counterparty as of the preceding day. Collateral representing initial margin, which is based on potential future exposure, is also required to be pledged by us in relation to derivative instruments with central clearing house counterparties. Any cash collateral exchanged with counterparties under these master netting agreements is also netted, when appropriate, against the applicable derivative fair values on the Consolidated Balance Sheet. However, the fair value of any securities held or pledged is not included in the net presentation on the balance sheet. In order for derivative instruments under a master netting agreement to be eligible for closeout netting under GAAP, we must conduct sufficient legal review to conclude with a well-founded basis that the offsetting rights included in the master netting agreement would be legally enforceable upon an event of default, including upon an event of bankruptcy, insolvency, or a similar proceeding of the counterparty. Enforceability is evidenced by a legal opinion that supports, with sufficient confidence, the enforceability of the master netting agreement in such circumstances.

Table 81 shows the impact legally enforceable master netting agreements had on our derivative assets and derivative liabilities as of December 31, 2019 and 2018. The table includes cash collateral held or pledged under legally enforceable master netting agreements. The table also includes the fair value of any securities collateral held or pledged under legally enforceable master netting agreements. Cash and securities collateral amounts are included in the table only to the extent of the related net derivative fair values.

Table 81 includes over-the-counter (OTC) derivatives and OTC derivatives cleared through a central clearing house. OTC derivatives represent contracts executed bilaterally with counterparties that are not settled through an organized exchange or directly cleared through a central clearing house. The majority of OTC derivatives are governed by the International Swaps and Derivatives Association (ISDA) documentation or other legally enforceable master netting agreements. OTC cleared derivatives represent contracts executed bilaterally with counterparties in the OTC market that are novated to a central clearing house who then becomes our counterparty. OTC cleared derivative instruments are typically settled in cash each day based on the prior day value.

66    The PNC Financial Services Group, Inc. – 2019 Form 10-K

Table 81: Derivative Assets and Liabilities Offsetting

In millions	Gross Fair Value	Amounts Offset on the Consolidated Balance Sheet		Net Fair Value		Securities Collateral Held /Pledged Under Master Netting Agreements	Net Amounts
		Fair Value Offset Amount	Cash Collateral
December 31, 2019
Derivative assets
Interest rate contracts:
Over-the-counter cleared	$14			$14			$14
Over-the-counter	2,969	$365	$593	2,011		$215	1,796
Commodity contracts	306	198	18	90			90
Foreign exchange and other contracts	213	127	5	81			81
Total derivative assets	$3,502	$690	$616	$2,196	(a)	$215	$1,981
Derivative liabilities
Interest rate contracts:
Over-the-counter cleared	$14			$14			$14
Over-the-counter	1,279	$475	$692	112			112
Commodity contracts	301	152	17	132			132
Foreign exchange and other contracts	425	63	81	281			281
Total derivative liabilities	$2,019	$690	$790	$539	(b)		$539
December 31, 2018
Derivative assets
Interest rate contracts:
Over-the-counter cleared	$29			$29			$29
Over-the-counter	1,472	$450	$117	905		$25	880
Commodity contracts	311	76	210	25			25
Foreign exchange and other contracts	269	162	14	93			93
Total derivative assets	$2,081	$688	$341	$1,052	(a)	$25	$1,027
Derivative liabilities
Interest rate contracts:
Over-the-counter cleared	$24			$24			$24
Over-the-counter	1,496	$557	$489	450		$11	439
Commodity contracts	305	56	17	232			232
Foreign exchange and other contracts	465	75	33	357			357
Total derivative liabilities	$2,290	$688	$539	$1,063	(b)	$11	$1,052

(a)	Represents the net amount of derivative assets included in Other assets on our Consolidated Balance Sheet.

(b)	Represents the net amount of derivative liabilities included in Other liabilities on our Consolidated Balance Sheet.
In addition to using master netting agreements and other collateral agreements to reduce credit risk associated with derivative instruments, we also seek to manage credit risk by evaluating credit ratings of counterparties and by using internal credit analysis, limits, and monitoring procedures.

At December 31, 2019, we held cash, U.S. government securities and mortgage-backed securities totaling $1.1 billion under master netting agreements and other collateral agreements to collateralize net derivative assets due from counterparties, and we pledged cash totaling $1.4 billion under these agreements to collateralize net derivative liabilities owed to counterparties and to meet initial margin requirements. These totals may differ from the amounts presented in the preceding offsetting table because these totals may include collateral exchanged under an agreement that does not qualify as a master netting agreement or because the total amount of collateral held or pledged exceeds the net derivative fair values with the counterparty as of the balance sheet date due to timing or other factors, such as initial margin. To the extent not netted against the derivative fair values under a master netting agreement, the receivable for cash pledged is included in Other assets and the obligation for cash held is included in Other liabilities on our Consolidated Balance Sheet. Securities held from counterparties are not recognized on our balance sheet. Likewise, securities we have pledged to counterparties remain on our balance sheet.
Certain derivative agreements contain various credit-risk related contingent provisions, such as those that require our debt to maintain a specified credit rating from one or more of the major credit rating agencies. If our debt ratings were to fall below such specified ratings, the counterparties to the derivative instruments could request immediate payment or demand immediate and ongoing full collateralization on derivative instruments in net liability positions. The aggregate fair value of all derivative instruments with credit-risk-related contingent features that were in a net liability position on December 31, 2019 was $1.7 billion for which we had posted collateral of $.5 billion in the normal course of business. The maximum additional amount of collateral we would have been required
The PNC Financial Services Group, Inc. – 2019 Form 10-K  67

to post if the credit-risk related contingent features underlying these agreements had been triggered on December 31, 2019 would be $1.2 billion.

NOTE 15 EARNINGS PER SHARE
Table 82: Basic and Diluted Earnings Per Common Share

In millions, except per share data	2019	2018	2017
Basic
Net income from continuing operations	$4,591	$4,558	$4,598
Less:
Net income attributable to noncontrolling interests	49	45	50
Preferred stock dividends	236	236	236
Preferred stock discount accretion and redemptions	4	4	26
Net income from continuing operations attributable to common shareholders	4,302	4,273	4,286
Less: Dividends and undistributed earnings allocated to nonvested restricted shares	18	18	15
Net income from continuing operations attributable to basic common shareholders	$4,284	$4,255	$4,271
Net income from discontinued operations attributable to common shareholders	$827	$788	$790
Less: Undistributed earnings allocated to nonvested restricted shares	3	3	8
Net income from discontinued operations attributable to basic common shareholders	$824	$785	$782
Basic weighted-average common shares outstanding	447	467	481
Basic earnings per common share from continuing operations (a)	$9.59	$9.11	$8.87
Basic earnings per common share from discontinued operations (a)	1.84	1.68	1.62
Basic earnings per common share	$11.43	$10.79	$10.49
Diluted
Net income from continuing operations attributable to diluted common shareholders	$4,284	$4,255	$4,271
Net income from discontinued operations attributable to basic common shareholders	$824	$785	$782
Less: Impact of earnings per share dilution from discontinued operations	10	9	16
Net income from discontinued operations attributable to diluted common shareholders	$814	$776	$766
Basic weighted-average common shares outstanding	447	467	481
Dilutive potential common shares	1	3	5
Diluted weighted-average common shares outstanding	448	470	486
Diluted earnings per common share from continuing operations (a)	$9.57	$9.06	$8.79
Diluted earnings per common share from discontinued operations (a)	1.82	1.65	1.57
Diluted earnings per common share	$11.39	$10.71	$10.36

(a)
Basic and diluted earnings per share under the two-class method are determined on net income reported on the income statement less earnings allocated to nonvested restricted shares and restricted share units with nonforfeitable dividends and dividend rights (participating securities).

NOTE 16 EQUITY
Preferred Stock
The following table provides the number of preferred shares issued and outstanding, the liquidation value per share and the number of authorized preferred shares.

68    The PNC Financial Services Group, Inc. – 2019 Form 10-K

Table 83: Preferred Stock – Authorized, Issued and Outstanding

		Preferred Shares
December 31 Shares in thousands	Liquidation value per share	2019	2018
Authorized
$1 par value		20,000	20,000
Issued and outstanding
Series B	$40	1	1
Series O	$100,000	10	10
Series P	$100,000	15	15
Series Q	$100,000	5	5
Series R	$100,000	5	5
Series S	$100,000	5	5
Total issued and outstanding		41	41

The following table discloses information related to the preferred stock outstanding as of December 31, 2019.
Table 84: Terms of Outstanding Preferred Stock

Preferred Stock	Issue Date	Number of Depositary Shares Issued and Outstanding	Fractional Interest in a share of preferred stock represented by each Depositary Share	Dividend Dates (a)	Annual Per Share Dividend Rate	Optional Redemption Date (b)
Series B (c)	(c)	N/A	N/A	Quarterly from March 10th	$1.80	None
Series O (d)	July 27, 2011	1 million	1/100th	Semi-annually beginning on February 1, 2012 until August 1, 2021 Quarterly beginning on November 1, 2021	6.75% until August 1, 2021 3 Mo. LIBOR plus 3.678% per annum beginning on August 1, 2021	August 1, 2021
Series P (d)	April 24, 2012	60 million	1/4,000th	Quarterly beginning on August 1, 2012	6.125% until May 1, 2022 3 Mo. LIBOR plus 4.0675% per annum beginning on May 1, 2022	May 1, 2022
Series Q (d)	September 21, 2012 October 9, 2012	18 million 1.2 million	1/4,000th	Quarterly beginning on December 1, 2012	5.375%	December 1, 2017
Series R (d)	May 7, 2013	500,000	1/100th	Semi-annually beginning on December 1, 2013 until June 1, 2023 Quarterly beginning on September 1, 2023	4.85% until June 1, 2023 3 Mo. LIBOR plus 3.04% per annum beginning June 1, 2023	June 1, 2023
Series S (d)	November 1, 2016	525,000	1/100th	Semi-annually beginning on May 1, 2017 until November 1, 2026 Quarterly beginning on February 1, 2027	5.00% until November 1, 2026 3 Mo. LIBOR plus 3.30% per annum beginning November 1, 2026	November 1, 2026

(a)	Dividends are payable when, as, and if declared by our Board of Directors or an authorized committee of our Board of Directors.

(b)
Redeemable at our option on or after the date stated. With the exception of the Series B preferred stock, redeemable at our option within 90 days of a regulatory capital treatment event as defined in the designations.

(c)
Cumulative preferred stock. Holders of Series B preferred stock are entitled to 8 votes per share, which is equal to the number of full shares of common stock into which the Series B preferred stock is convertible. The Series B preferred stock was issued in connection with the consolidation of Pittsburgh National Corporation and Provident National Corporation in 1983.

(d)	Non-Cumulative preferred stock.

Each outstanding series of preferred stock other than the Series B contains restrictions on our ability to pay dividends and make other shareholder payments.  Subject to limited exceptions, if dividends are not paid on any such series of preferred stock, we cannot declare dividends on or repurchase shares of our common stock.  In addition, if we would like to repurchase shares of preferred stock, such repurchases must be on a pro rata basis with respect to all such series of preferred stock.

The following table provides the dividends per share for PNC's common and preferred stock.
Table 85: Dividends Per Share

The PNC Financial Services Group, Inc. – 2019 Form 10-K  69

December 31	2019	2018	2017
Common Stock	$4.20	$3.40	$2.60
Preferred Stock
Series B	$1.80	$1.80	$1.80
Series O	$6,750	$6,750	$6,750
Series P	$6,125	$6,125	$6,125
Series Q	$5,375	$5,375	$5,375
Series R	$4,850	$4,850	$4,850
Series S	$5,000	$5,000	$5,000

On January 2, 2020, we declared a quarterly common stock cash dividend of $1.15 per share payable on February 5, 2020.

Other Shareholders’ Equity Matters
At December 31, 2019, we had reserved approximately 83 million common shares to be issued in connection with certain stock plans.

On April 4, 2019, our Board of Directors approved the establishment of a new stock repurchase program authorization in the amount of 100 million shares of PNC common stock, which may be purchased on the open market or in privately negotiated transactions, effective July 1, 2019.  The previous 2015 authorization was terminated as of end of day on June 30, 2019. Under these program authorizations, we repurchased 25.9 million shares in 2019 and 19.9 million shares in 2018. A maximum amount of 86.1 million shares remained available for repurchase under the new stock program authorization at December 31, 2019. This program authorization will remain in effect until fully utilized or until modified, superseded or terminated.

70    The PNC Financial Services Group, Inc. – 2019 Form 10-K

NOTE 17 OTHER COMPREHENSIVE INCOME
Details of other comprehensive income (loss) are as follows:

Table 86: Other Comprehensive Income (Loss)

In millions	2019	2018	2017
Net unrealized gains (losses) on non-OTTI securities
Increase in net unrealized gains (losses) on non-OTTI securities	$1,505	$(522)	$29
Less: Net gains (losses) realized as a yield adjustment reclassified to investment securities interest income	11	12	25
Less: Net gains (losses) realized on sales of securities reclassified to noninterest income	29	(8)	(12)
Net increase (decrease), pre-tax	1,465	(526)	16
Effect of income taxes	(337)	121	(6)
Net increase (decrease), after-tax	1,128	(405)	10
Net unrealized gains (losses) on OTTI securities
Increase in net unrealized gains (losses) on OTTI securities	24	(14)	173
Less: Net gains (losses) realized on sales of securities reclassified to noninterest income			2
Less: OTTI losses realized on securities reclassified to noninterest income			(1)
Net increase (decrease), pre-tax	24	(14)	172
Effect of income taxes	(5)	3	(63)
Net increase (decrease), after-tax	19	(11)	109
Net unrealized gains (losses) on cash flow hedge derivatives
Increase in net unrealized gains (losses) on cash flow hedge derivatives	334	(118)	(90)
Less: Net gains (losses) realized as a yield adjustment reclassified to loan interest income	9	41	159
Less: Net gains (losses) realized as a yield adjustment reclassified to investment securities interest income	9	11	21
Less: Net gains (losses) realized on sales of securities reclassified to noninterest income	19	8	17
Net increase (decrease), pre-tax	297	(178)	(287)
Effect of income taxes	(68)	41	105
Net increase (decrease), after-tax	229	(137)	(182)
Pension and other postretirement benefit plan adjustments
Net pension and other postretirement benefit activity	146	10	126
Amortization of actuarial loss (gain) reclassified to other noninterest expense	8	5	47
Amortization of prior service cost (credit) reclassified to other noninterest expense	4	1	(4)
Net increase (decrease), pre-tax	158	16	169
Effect of income taxes	(36)	(4)	(62)
Net increase (decrease), after-tax	122	12	107
Other
Net investment hedge derivatives	(24)	76	(81)
Foreign currency translation adjustments	41	(58)	90
Net increase (decrease), pre-tax	17	18	9
Effect of income taxes	5	(17)	29
Net increase (decrease), after-tax	22	1	38
Total other comprehensive income (loss) from continuing operations, pre-tax	1,961	(684)	79
Total other comprehensive income (loss) from continuing operations, tax effect	(441)	144	3
Total other comprehensive income (loss) from continuing operations, after-tax	$1,520	$(540)	$82
Total other comprehensive income (loss) from discontinued operations, after-tax	4	(43)	35
Total other comprehensive income (loss), after-tax	$1,524	$(583)	$117

The PNC Financial Services Group, Inc. – 2019 Form 10-K  71

Table 87: Accumulated Other Comprehensive Income (Loss) Components

In millions, after-tax	Net unrealized gains (losses) on non-OTTI securities	Net unrealized gains (losses) on OTTI securities	Net unrealized gains (losses) on cash flow hedge derivatives	Pension and other postretirement benefit plan adjustments	Other	Accumulated other Comprehensive Income from Continuing Operations	Accumulated other Comprehensive Income from Discontinued Operations	Total
Balance at December 31, 2016	$52	$106	$333	$(553)	$(106)	$(168)	$(97)	$(265)
Net activity	10	109	(182)	107	38	82	35	117
Balance at December 31, 2017	$62	$215	$151	$(446)	$(68)	$(86)	$(62)	$(148)
Cumulative effect of adopting ASU 2018-02 (a)	59		33	(96)	24	20	(14)	6
Balance at January 1, 2018	121	215	184	(542)	(44)	$(66)	$(76)	$(142)
Net activity	(405)	(11)	(137)	12	1	(540)	(43)	(583)
Balance at December 31, 2018	$(284)	$204	$47	$(530)	$(43)	$(606)	$(119)	$(725)
Net activity	1,128	19	229	122	22	1,520	4	1,524
Balance at December 31, 2019	$844	$223	$276	$(408)	$(21)	$914	$(115)	$799

(a)
Represents the cumulative impact of adopting ASU 2018-02 which permits the reclassification to retained earnings of the income tax effects stranded within AOCI. See the Recently Adopted Accounting Standards portion of Note 1 Accounting Policies in our 2018 Form 10-K for additional detail on this adoption.

NOTE 18 INCOME TAXES
The components of income tax expense from continuing operations are as follows:

Table 88: Components of Income Tax Expense

Year ended December 31 In millions	2019	2018	2017
Current
Federal	$570	$739	$303
State	152	178	53
Total current	722	917	356
Deferred
Federal	187	13	(602)
State	(8)	(2)	61
Total deferred	179	11	(541)
Total	$901	$928	$(185)

72    The PNC Financial Services Group, Inc. – 2019 Form 10-K

Significant components of deferred tax assets and liabilities are as follows:

Table 89: Deferred Tax Assets and Liabilities

December 31 – in millions	2019	2018
Deferred tax assets
Allowance for loan and lease losses	$661	$637
Compensation and benefits	270	279
Partnership investments	120	184
Loss and credit carryforward	203	366
Accrued expenses	195	207
Lease obligations	545
Other	161	193
Total gross deferred tax assets	2,155	1,866
Valuation allowance	(31)	(37)
Total deferred tax assets	2,124	1,829
Deferred tax liabilities
Leasing	1,703	1,169
Goodwill and intangibles	194	196
Fixed assets	412	379
Mortgage servicing rights	99	179
Net unrealized gains on securities and financial instruments	401
Other	176	129
Total deferred tax liabilities	2,985	2,052
Net deferred tax liability	$861	$223

A reconciliation between the statutory and effective tax rates from continuing operations follows:
Table 90: Reconciliation of Statutory and Effective Tax Rates

Year ended December 31	2019	2018	2017
Statutory tax rate	21.0%	21.0%	35.0%
Increases (decreases) resulting from:
State taxes net of federal benefit	2.3	2.5	1.8
Tax-exempt interest	(1.5)	(1.7)	(3.2)
Life insurance	(1.0)	(1.0)	(2.2)
Tax credits	(4.2)	(4.0)	(5.3)
Federal deferred tax revaluation		(2.1)	(27.0)
Unrecognized tax benefits	(.1)	1.3	(.2)
Other	(.1)	.9	(3.1)
Effective tax rate	16.4%	16.9%	(4.2)%

The net operating loss carryforwards at December 31, 2019 and 2018 follow:
Table 91: Net Operating Loss Carryforwards

Dollars in millions	December 31, 2019	December 31, 2018	Expiration
Net Operating Loss Carryforwards:
Federal	$402	$521	2032
State	$1,197	$1,577	2020-2039

The majority of the tax credit carryforwards expire in 2038 and were $149 million at December 31, 2019 and $323 million at December 31, 2018. Some federal and state net operating loss and credit carryforwards are from acquired entities and utilization is subject to various statutory limitations. We anticipate that we will be able to fully utilize our carryforwards for federal tax purposes, but we have recorded an insignificant valuation allowance against certain state tax carryforwards as of December 31, 2019.

Retained earnings included $.1 billion at both December 31, 2019 and 2018 in allocations for bad debt deductions of former thrift subsidiaries for which no income tax has been provided. Under current law, if certain subsidiaries use these bad debt reserves for purposes other than to absorb bad debt losses, they will be subject to Federal income tax at the current corporate tax rate.

The PNC Financial Services Group, Inc. – 2019 Form 10-K  73

A reconciliation of the beginning and ending balance of unrecognized tax benefits is as follows:

Table 92: Change in Unrecognized Tax Benefits

In millions	2019	2018	2017
Balance of gross unrecognized tax benefits at January 1	$207	$18	$22
Increases:
Positions taken during a prior period		212	4
Decreases:
Positions taken during a prior period	(77)	(16)	(3)
Settlements with taxing authorities		(7)	(4)
Reductions resulting from lapse of statute of limitations			(1)
Balance of gross unrecognized tax benefits at December 31	$130	$207	$18
Favorable (unfavorable) impact if recognized	$76	$76	$17

It is reasonably possible that the balance of unrecognized tax benefits could decrease in the next twelve months due to ongoing or completion of examinations by various tax authorities or the expiration of statutes of limitations.

We are subject to U.S. federal income tax as well as income tax in most states and some foreign jurisdictions. Table 93 summarizes the status of significant IRS examinations.

Table 93: IRS Tax Examination Status

	Years under examination	Status at December 31
Federal	2016 – 2017	Under Exam

In addition, we are under continuous examinations by various state taxing authorities. With few exceptions, we are no longer subject to state and local and foreign income tax examinations by taxing authorities for periods before 2013. For all open audits, any potential adjustments have been considered in establishing our unrecognized tax benefits as of December 31, 2019.

Our policy is to classify interest and penalties associated with income taxes as income tax expense. For 2019 and 2018, the amount of gross interest and penalties was insignificant. At December 31, 2019 and 2018, the related amounts of accrued interest and penalties were also insignificant.

NOTE 19 REGULATORY MATTERS
We are subject to the regulations of certain federal, state and foreign agencies and undergo periodic examinations by such regulatory authorities.
The ability to undertake new business initiatives (including acquisitions), the access to and cost of funding for new business initiatives, the ability to pay dividends, the ability to repurchase shares or other capital instruments, the level of deposit insurance costs, and the level and nature of regulatory oversight depend, in large part, on a financial institution’s capital strength.
At December 31, 2019 and 2018, PNC and PNC Bank, our domestic banking subsidiary, were both considered “well capitalized,” based on applicable U.S. regulatory capital ratio requirements.

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The following table sets forth the Basel III regulatory capital ratios at December 31, 2019 and 2018, respectively for PNC and PNC Bank.
Table 94: Basel Regulatory Capital (a)

	Amount		Ratios
December 31 Dollars in millions	2019	2018	2019	2018	“Well Capitalized” Requirements
Risk-based capital
Common equity Tier 1
PNC	$32,478	$30,905	9.5%	9.6%	N/A
PNC Bank	$32,215	$30,046	9.9%	9.8%	6.5%
Tier 1
PNC	$36,306	$34,735	10.7%	10.8%	6.0%
PNC Bank	$32,215	$30,046	9.9%	9.8%	8.0%
Total
PNC	$43,331	$41,606	12.7%	13.0%	10.0%
PNC Bank	$39,074	$36,510	12.1%	11.9%	10.0%
Leverage
PNC	$36,306	$34,735	9.1%	9.4%	N/A
PNC Bank	$32,215	$30,046	8.3%	8.3%	5.0%

(a)	Calculated using the regulatory capital methodology applicable to us during both 2019 and 2018.
The principal source of parent company cash flow is the dividends it receives from PNC Bank, which may be impacted by the following:

•	Capital needs;

•	Laws and regulations;

•	Corporate policies;

•	Contractual restrictions; and

•	Other factors.

Also, there are statutory and regulatory limitations on the ability of national banks to pay dividends or make other capital distributions. The amount available for dividend payments to the parent company by PNC Bank without prior regulatory approval was approximately $3.1 billion at December 31, 2019.
Under federal law, a bank subsidiary generally may not extend credit to, or engage in other types of covered transactions (including the purchase of assets) with, the parent company or its non-bank subsidiaries on terms and under circumstances that are not substantially the same as comparable transactions with nonaffiliates. A bank subsidiary may not extend credit to, or engage in a covered transaction with, the parent company or a non-bank subsidiary if the aggregate amount of the bank’s extensions of credit and other covered transactions with the parent company or non-bank subsidiary exceeds 10% of the capital stock and surplus of such bank subsidiary or the aggregate amount of the bank’s extensions of credit and other covered transactions with the parent company and all non-bank subsidiaries exceeds 20% of the capital stock and surplus of such bank subsidiary. Such extensions of credit, with limited exceptions, must be at least fully collateralized in accordance with specified collateralization thresholds, with the thresholds varying based on the type of assets serving as collateral. In certain circumstances, federal regulatory authorities may impose more restrictive limitations.
Federal Reserve Board regulations require depository institutions to maintain cash reserves with a Federal Reserve Bank. At December 31, 2019, the balance outstanding at the Federal Reserve Bank was $23.2 billion.

NOTE 20 LEGAL PROCEEDINGS
We establish accruals for legal proceedings, including litigation and regulatory and governmental investigations and inquiries, when information related to the loss contingencies represented by those matters indicates both that a loss is probable and that the amount of loss can be reasonably estimated. Any such accruals are adjusted thereafter as appropriate to reflect changed circumstances. When we are able to do so, we also determine estimates of possible losses or ranges of possible losses, whether in excess of any related accrued liability or where there is no accrued liability, for disclosed legal proceedings (“Disclosed Matters,” which are those matters disclosed in this Note 20). For Disclosed Matters where we are able to estimate such possible losses or ranges of possible losses, as of December 31, 2019, we estimate that it is reasonably possible that we could incur losses in excess of related accrued liabilities, if any, in an aggregate amount less than $100 million. The estimates included in this amount are based on our analysis of currently available information and are subject to significant judgment and a variety of assumptions and uncertainties. As new information is obtained we may change our estimates. Due to the inherent subjectivity of the assessments and unpredictability of outcomes of legal proceedings, any amounts accrued or included in this aggregate amount may not represent the ultimate loss to us from the legal proceedings in

The PNC Financial Services Group, Inc. – 2019 Form 10-K  75

question. Thus, our exposure and ultimate losses may be higher, and possibly significantly so, than the amounts accrued or this aggregate amount.

In our experience, legal proceedings are inherently unpredictable. One or more of the following factors frequently contribute to this inherent unpredictability: the proceeding is in its early stages; the damages sought are unspecified, unsupported or uncertain; it is unclear whether a case brought as a class action will be allowed to proceed on that basis or, if permitted to proceed as a class action, how the class will be defined; the other party is seeking relief other than or in addition to compensatory damages (including, in the case of regulatory and governmental investigations and inquiries, the possibility of fines and penalties); the matter presents meaningful legal uncertainties, including novel issues of law; we have not engaged in meaningful settlement discussions; discovery has not started or is not complete; there are significant facts in dispute; the possible outcomes may not be amenable to the use of statistical or quantitative analytical tools; predicting possible outcomes depends on making assumptions about future decisions of courts or regulatory bodies or the behavior of other parties; and there are a large number of parties named as defendants (including where it is uncertain how damages or liability, if any, will be shared among multiple defendants). Generally, the less progress that has been made in the proceedings or the broader the range of potential results, the harder it is for us to estimate losses or ranges of losses that it is reasonably possible we could incur.

As a result of these types of factors, we are unable, at this time, to estimate the losses that are reasonably possible to be incurred or ranges of such losses with respect to some of the matters disclosed, and the aggregate estimated amount provided above does not include an estimate for every Disclosed Matter. Therefore, as the estimated aggregate amount disclosed above does not include all of the Disclosed Matters, the amount disclosed above does not represent our maximum reasonably possible loss exposure for all of the Disclosed Matters. The estimated aggregate amount also does not reflect any of our exposure to matters not so disclosed, as discussed below under “Other.”

We include in some of the descriptions of individual Disclosed Matters certain quantitative information related to the plaintiff’s claim against us as alleged in the plaintiff’s pleadings or other public filings or otherwise publicly available information. While information of this type may provide insight into the potential magnitude of a matter, it does not necessarily represent our estimate of reasonably possible loss or our judgment as to any currently appropriate accrual.

Some of our exposure in Disclosed Matters may be offset by applicable insurance coverage. We do not consider the possible availability of insurance coverage in determining the amounts of any accruals (although we record the amount of related insurance recoveries that are deemed probable up to the amount of the accrual) or in determining any estimates of possible losses or ranges of possible losses.

Interchange Litigation
Beginning in June 2005, a series of antitrust lawsuits were filed against Visa®, Mastercard®, and several major financial institutions, including cases naming National City (since merged into The PNC Financial Services Group, Inc.) and its subsidiary, National City Bank of Kentucky (since merged into National City Bank which in turn was merged into PNC Bank). The plaintiffs in these cases are merchants operating commercial businesses throughout the U.S., as well as trade associations. Some of these cases (including those naming National City entities) were brought as class actions on behalf of all persons or business entities that have accepted Visa or Mastercard. The cases have been consolidated for pre-trial proceedings in the U.S. District Court for the Eastern District of New York under the caption In re Payment Card Interchange Fee and Merchant-Discount Antitrust Litigation (Master File No. 1:05-md-1720-MKB-JO).

In July 2012, the parties entered into a memorandum of understanding with the class plaintiffs and an agreement in principle with certain individual plaintiffs with respect to a settlement of these cases, under which the defendants agreed to pay approximately $6.6 billion collectively to the class and individual settling plaintiffs and agreed to changes in the terms applicable to their respective card networks (including an eight-month reduction in default credit interchange rates). The parties entered into a definitive agreement with respect to this settlement in October 2012. The court granted final approval of the settlement in December 2013. Several objectors appealed the order of approval to the U.S. Court of Appeals for the Second Circuit, which issued an order in June 2016, reversing approval of the settlement and remanding for further proceedings. In November 2016, the plaintiffs filed a petition for a writ of certiorari with the U.S. Supreme Court to challenge the court of appeal’s decision. The Supreme Court denied the petition in March 2017.

As a result of the reversal of the approval of the settlement, the class actions have resumed in the district court. In November 2016, the district court appointed separate interim class counsel for a proposed class seeking damages and a proposed class seeking equitable (injunctive) relief. In February 2017, each of these counsel filed a proposed amended and supplemental complaint on behalf of its respective proposed class. These complaints make similar allegations, including that the defendants conspired to monopolize and to fix the prices for general purpose card network services, that the restructuring of Visa and Mastercard, each of which included an initial public offering, violated the antitrust laws, and that the defendants otherwise imposed unreasonable restraints on trade, resulting in the

76    The PNC Financial Services Group, Inc. – 2019 Form 10-K

payment of inflated interchange fees and other fees, which also violated the antitrust laws. In their complaints, collectively the plaintiffs seek, among other things, injunctive relief, unspecified damages (trebled under the antitrust laws) and attorneys’ fees. PNC is named as a defendant in the complaint seeking damages but is not named as a defendant in the complaint that seeks equitable relief.

In September 2017, the magistrate judge at the district court granted in part and denied in part the plaintiffs’ motions to file their proposed amended complaints. The dispute over amendment arose in part from the decision in United States v. American Express, Co., 838 F.3d 179 (2d Cir. 2016), in which the court held that the relevant market in a similar complaint against American Express is “two-sided,” i.e., requires consideration of effects on consumers as well as merchants. In June 2018, the U.S. Supreme Court affirmed (under the caption Ohio v. American Express Co.) the court of appeals decision. Previously, the plaintiffs in this litigation had alleged a one-sided market, and, as a result of the court’s decision in American Express, they sought leave to add claims based on a two-sided market. The order allowed the complaint to be amended to include allegations pertaining to a two-sided market only to the extent those claims are not time-barred, but held that the two-sided market allegations do not relate back to the time of the original complaint and are not subject to tolling. In October 2017, the plaintiffs appealed this order to the presiding district court judge. In August 2018, the judge overruled this decision, finding that the two-sided market allegations do relate back.

In September 2018, the relevant parties entered an amended definitive agreement to resolve the claims of the class seeking damages. In this amended settlement agreement, the parties agreed, among other things, to the following terms:

•
An additional settlement payment from all defendants of $900 million, with Visa’s share of the additional settlement payment being $600 million. The additional settlement payment will be added to the approximately $5.3 billion previously paid by the defendants pursuant to the original 2012 settlement agreement.

•
Up to $700 million may be returned to the defendants (with up to $467 million to Visa) if more than 15% of class members (by payment volume) opt out of the class. As more than 15% of class members opted out of the class, $700 million has been returned to the defendants ($467 million to Visa).

This amended settlement agreement is subject to court approval. Following preliminary approval in January 2019, and after class notice, the submission of opt-outs, and the filing of objections, the district court granted final approval of the settlement in December 2019. Several objectors have appealed the district court’s order granting final approval to the U.S. Court of Appeals for the Second Circuit. Some merchants that opted out from the settlement have brought lawsuits against Visa and Mastercard and one or more of the other issuing banks. Resolution by Visa of claims by merchants that opted out of the settlement, including those that file lawsuits, have been or will be paid from the Visa litigation escrow account.

National City and National City Bank entered into judgment and loss sharing agreements with Visa and certain other banks with respect to all of the above referenced litigation. We were not originally named as defendants in any of the Visa or Mastercard related antitrust litigation nor were we initially parties to the judgment or loss sharing agreements. However, we became responsible for National City’s and National City Bank’s position in the litigation and responsibilities under the agreements through our acquisition of National City. In addition, following Visa’s reorganization in 2007 in contemplation of its initial public offering, U.S. Visa members received shares of Class B Visa common stock, convertible upon resolution of specified litigation, including the remaining litigation described above, into shares of Class A Visa common stock, with the conversion rate adjusted to reflect amounts paid or escrowed to resolve the specified litigation, and also remained responsible for indemnifying Visa against the specified litigation. Our Class B Visa common stock is all subject to this conversion adjustment provision, and we are now responsible for the indemnification obligations of our predecessors as well as ourselves. We have also entered into a Mastercard Settlement and Judgment Sharing Agreement with Mastercard and other financial institution defendants and an Omnibus Agreement Regarding Interchange Litigation Sharing and Settlement Sharing with Visa, Mastercard and other financial institution defendants. The Omnibus Agreement, in substance, apportions resolution of the claims in this litigation into a Visa portion and a Mastercard portion, with the Visa portion being two-thirds and the Mastercard portion being one-third. This apportionment only applies in the case of either a global settlement involving all defendants or an adverse judgment against the defendants, to the extent that damages either are related to the merchants’ inter-network conspiracy claims or are otherwise not attributed to specific Mastercard or Visa conduct or damages. The Mastercard portion (or any Mastercard-related liability not subject to the Omnibus Agreement) will then be apportioned under the Mastercard Settlement and Judgment Sharing Agreement among Mastercard and PNC and the other financial institution defendants that are parties to this agreement. The responsibility for the Visa portion (or any Visa-related liability not subject to the Omnibus Agreement) will be apportioned under the pre-existing indemnification responsibilities and judgment and loss sharing agreements.

Residential Mortgage-Backed Securities Indemnification Demands
We have received indemnification demands from several entities sponsoring residential mortgage-backed securities and their affiliates where purchasers of the securities, trustees for the securitization trusts, or monoline insurers have asserted claims against the sponsors and other parties involved in the securitization transactions. National City Mortgage and its predecessors had sold whole loans to the sponsors or their affiliates that were allegedly included in certain of these securitization transactions. According to the indemnification

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demands, the claims for which indemnity is being sought are based on alleged misstatements and omissions in the offering documents for these transactions or breaches of representations and warranties relating to the loans made in connection with the transactions. The indemnification demands assert that agreements governing the sale of these loans or the securitization transactions to which National City Mortgage was a party require us to indemnify the sponsors and their affiliates for losses suffered in connection with these claims. The parties have settled several of these disputes. Several of the entities asserting a right to indemnification submitted a demand for our purported share of the settlement amount of claims asserted against it and its affiliates. There has not been any determination that the parties seeking indemnification have any liability to the plaintiffs in connection with the other claims and the amount, if any, for which we are responsible in the settled cases has not been determined.

Pre-need Funeral Arrangements
National City Bank and PNC Bank are defendants in a lawsuit filed in the U.S. District Court for the Eastern District of Missouri under the caption Jo Ann Howard and Associates, P.C., et al. v. Cassity, et al. (No. 4:09-CV-1252-ERW) arising out of trustee services provided by Allegiant Bank, a National City Bank and PNC Bank predecessor, with respect to Missouri trusts that held pre-need funeral contract assets. Under a pre-need funeral contract, a customer pays an amount up front in exchange for payment of funeral expenses following the customer’s death. In a number of states, including Missouri, pre-need funeral contract sellers are required to deposit a portion of the proceeds of the sale of pre-need funeral contracts in a trust account.

The lawsuit was filed in August 2009 by the Special Deputy Receiver for three insolvent affiliated companies, National Prearranged Services, Inc. a seller of pre-need funeral contracts (NPS), Lincoln Memorial Life Insurance Company (Lincoln), and Memorial Service Life Insurance Company (Memorial). Seven individual state life and health insurance guaranty associations, who claim they are liable under state law for payment of certain benefits under life insurance policies sold by Lincoln and Memorial, and the National Organization of Life & Health Guaranty Associations have also joined the action as plaintiffs. In addition to National City Bank and PNC Bank (added following filing of the lawsuit as successor-in-interest to National City Bank) (the PNC defendants), other defendants included members of the Cassity family, who controlled NPS, Lincoln, and Memorial; officers and directors of NPS, Lincoln, and Memorial; auditors and attorneys for NPS, Lincoln, and Memorial; the trustees of each of the trusts that held pre-need funeral contract assets; and the investment advisor to the Pre-need Trusts. NPS retained several banks to act as trustees for the trusts holding NPS pre-need funeral contract assets (the NPS Trusts), with Allegiant Bank acting as one of these trustees with respect to seven Missouri NPS Trusts. All of the other defendants have settled with the plaintiffs, are otherwise no longer a party to the lawsuit, or are insolvent.

In their Third Amended Complaint, filed in 2012 following the granting by the court in part of motions to dismiss made by the PNC defendants and the other NPS Trust trustees, the plaintiffs allege that Allegiant Bank breached its fiduciary duties and acted negligently as the trustee for the Missouri NPS Trusts. In part as a result of these breaches, the plaintiffs allege, members of the Cassity family, acting in concert with other defendants, were able to improperly remove millions of dollars from the NPS Trusts, which in turn caused NPS, Lincoln, and Memorial to become insolvent. The complaint alleges $600 million in present and future losses to the plaintiffs due to the insolvency of NPS, Lincoln, and Memorial. The lawsuit seeks, among other things, unspecified actual and punitive damages, various equitable remedies including restitution, attorneys’ fees, costs of suit and interest.

In July 2013, five of the six defendants in a parallel federal criminal action, including two members of the Cassity family, entered into plea agreements with the U.S. to resolve criminal charges arising out of their conduct at NPS, Lincoln and Memorial. In August 2013, after a jury trial, the sixth defendant, the investment advisor to the NPS Trusts, was convicted on all criminal counts against him. The criminal charges against the defendants alleged, among other thing, a scheme to defraud Allegiant Bank and the other trustees of the NPS Trusts.

In May 2014, the court granted the plaintiffs’ motion to disallow the PNC defendants’ affirmative defense relating to the plaintiffs’ alleged failure to mitigate damages. In July 2014, the PNC defendants’ motion for reconsideration was denied. In September 2014, the plaintiffs filed a motion seeking leave to amend their complaint to reassert aiding and abetting claims, previously dismissed by the court in 2012. The court denied this motion in December 2014. Also in December 2014, the court granted in part and denied in part the PNC defendants’ motion for summary judgment.

In March 2015, following a jury trial, the court entered a judgment against the PNC defendants in the amount of $356 million in compensatory damages and $36 million in punitive damages. In April 2015, the plaintiffs filed motions with the court seeking $179 million in pre-judgment interest. Also, in April 2015, the PNC defendants filed motions with the court to reduce the compensatory damages by the amounts paid in settlement by other defendants, to strike the punitive damages award, for judgment as a matter of law, and for a new trial. In November 2015, the court granted the motion to reduce the compensatory damages by amounts paid in settlement by other defendants and denied the other motions by the PNC defendants, with the judgment being reduced as a result to a total of $289 million, and also denied the plaintiffs’ motion for pre-judgment interest.

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In December 2015, the PNC defendants appealed the judgment to the U.S. Court of Appeals for the Eighth Circuit. Also in December 2015, the plaintiffs cross-appealed from the court's orders reducing the judgment by amounts paid in settlement by other defendants, denying plaintiffs’ motion for pre-judgment interest, and dismissing the plaintiffs’ aiding and abetting claims. In August 2017, the court of appeals reversed the judgment to the extent that it was based on tort rather than trust law. The court accordingly held that any damages awarded to the plaintiff will be limited to losses to the trusts in Missouri caused by Allegiant’s breaches during the time it acted as trustee; plaintiffs cannot recover for damages to the Missouri trusts after Allegiant’s trusteeship or outside of the Missouri trusts, which had been included in the judgment under appeal. The court of appeals otherwise affirmed the judgment, including the dismissal of the aiding and abetting claims, and remanded the case to the district court for further proceedings in light of its decision. In September 2017, plaintiffs filed a motion for rehearing by the panel solely seeking to remove the prohibition on damages being sought for the period following Allegiant’s trusteeship. In December 2017, the court denied the petition for rehearing. In July 2019, following a new trial on remand from the court of appeals, the district court awarded the plaintiffs $72 million in compensatory damages, $15 million in interest, and $15 million in punitive damages. The PNC defendants have appealed this judgment to the court of appeals, and plaintiffs have cross-appealed. In December 2019, the court reduced the judgment by approximately $2.6 million to correct a mathematical error in calculating pre-judgment interest, reducing the total judgment to $99.5 million. In February 2020, the district court awarded $7 million in fees and costs to the plaintiffs.

Regulatory and Governmental Inquiries
We are the subject of investigations, audits, examinations and other forms of regulatory and governmental inquiry covering a broad range of issues in our consumer, mortgage, brokerage, securities and other financial services businesses, as well as other aspects of our operations. In some cases, these inquiries are part of reviews of specified activities at multiple industry participants; in others, they are directed at PNC individually. From time to time, these inquiries involve or lead to regulatory enforcement actions and other administrative proceedings, and may lead to civil or criminal judicial proceedings. Some of these inquiries result in remedies including fines, penalties, restitution, or alterations in our business practices, and in additional expenses and collateral costs and other consequences. Such remedies and other consequences typically have not been material to us from a financial standpoint, but could be in the future. Even if not financially material, they may result in significant reputational harm or other adverse consequences.

As has been publicly reported, the U.S. Department of Justice is conducting an inquiry relating to the federal Low Income Housing Tax Credit (LIHTC) program directed at program participants. In connection with that inquiry, the Department of Justice has requested information from PNC Bank. We are cooperating with the inquiry.

Our practice is to cooperate fully with regulatory and governmental investigations, audits and other inquiries, including that described in this Note 20.

Other
In addition to the proceedings or other matters described above, PNC and persons to whom we may have indemnification obligations, in the normal course of business, are subject to various other pending and threatened legal proceedings in which claims for monetary damages and other relief are asserted. We do not anticipate, at the present time, that the ultimate aggregate liability, if any, arising out of such other legal proceedings will have a material adverse effect on our financial position. However, we cannot now determine whether or not any claims asserted against us or others to whom we may have indemnification obligations, whether in the proceedings or other matters described above or otherwise, will have a material adverse effect on our results of operations in any future reporting period, which will depend on, among other things, the amount of the loss resulting from the claim and the amount of income otherwise reported for the reporting period.

The PNC Financial Services Group, Inc. – 2019 Form 10-K  79

NOTE 21 COMMITMENTS
In the normal course of business, we have various commitments outstanding, certain of which are not included on our Consolidated Balance Sheet. The following table presents our outstanding commitments to extend credit along with significant other commitments as of December 31, 2019 and 2018, respectively.

Table 95: Commitments to Extend Credit and Other Commitments

In millions	December 31 2019	December 31 2018
Commitments to extend credit
Total commercial lending	$131,762	$120,165
Home equity lines of credit	16,803	16,944
Credit card	30,862	27,100
Other	6,162	5,069
Total commitments to extend credit	185,589	169,278
Net outstanding standby letters of credit (a)	9,843	8,655
Reinsurance agreements (b)	1,393	1,549
Standby bond purchase agreements (c)	1,295	1,000
Other commitments (d)	1,498	1,130
Total commitments to extend credit and other commitments	$199,618	$181,612

(a)	Net outstanding standby letters of credit include $4.1 billion and $3.7 billion at December 31, 2019 and 2018, respectively, which support remarketing programs.

(b)
Represents aggregate maximum exposure up to the specified limits of the reinsurance contracts provided by our wholly-owned captive insurance subsidiary. These amounts reflect estimates based on availability of financial information from insurance carriers. As of December 31, 2019, the aggregate maximum exposure amount comprised $1.3 billion for accidental death & dismemberment contracts and $.1 billion for credit life, accident & health contracts. Comparable amounts at December 31, 2018 were $1.3 billion and $.2 billion, respectively.

(c)	We enter into standby bond purchase agreements to support municipal bond obligations.

(d)	Includes $.6 billion and $.5 billion related to investments in qualified affordable housing projects at December 31, 2019 and 2018, respectively.

Commitments to Extend Credit
Commitments to extend credit, or net unfunded loan commitments, represent arrangements to lend funds or provide liquidity subject to specified contractual conditions. These commitments generally have fixed expiration dates, may require payment of a fee, and generally contain termination clauses in the event the customer’s credit quality deteriorates.
Net Outstanding Standby Letters of Credit
We issue standby letters of credit and share in the risk of standby letters of credit issued by other financial institutions, in each case to support obligations of our customers to third parties, such as insurance requirements and the facilitation of transactions involving capital markets product execution. Approximately 98% of our net outstanding standby letters of credit were rated as Pass at December 31, 2019, with the remainder rated as Criticized. An internal credit rating of Pass indicates the expected risk of loss is currently low, while a rating of Criticized indicates a higher degree of risk.
If the customer fails to meet its financial or performance obligation to the third party under the terms of the contract or there is a need to support a remarketing program, then upon a draw by a beneficiary, subject to the terms of the letter of credit, we would be obligated to make payment to them. The standby letters of credit outstanding on December 31, 2019 had terms ranging from less than one year to six years.
As of December 31, 2019, assets of $1.0 billion secured certain specifically identified standby letters of credit. In addition, a portion of the remaining standby letters of credit issued on behalf of specific customers is also secured by collateral or guarantees that secure the customers’ other obligations to us. The carrying amount of the liability for our obligations related to standby letters of credit and participations in standby letters of credit was $.2 billion at December 31, 2019 and is included in Other liabilities on our Consolidated Balance Sheet.

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NOTE 22 PARENT COMPANY
Summarized financial information of the parent company is as follows:

Table 96: Parent Company – Income Statement

Year ended December 31 – in millions	2019	2018	2017
Operating Revenue
Dividends from:
Bank subsidiaries and bank holding company	$3,570	$2,639	$2,926
Non-bank subsidiaries	170	157	376
Interest income	169	147	109
Noninterest income	48	(1)	37
Total operating revenue	3,957	2,942	3,448
Operating Expense
Interest expense	325	281	215
Other expense	146	139	175
Total operating expense	471	420	390
Income before income taxes and equity in undistributed net income of subsidiaries	3,486	2,522	3,058
Equity in undistributed net income of subsidiaries:
Bank subsidiaries and bank holding company	671	1,602	1,249
Non-bank subsidiaries	164	181	(98)
Income from continuing operations before taxes	$4,321	$4,305	4,209
Income tax benefit from continuing operations	(221)	(208)	(339)
Net income from continuing operations	4,542	4,513	4,548
Dividends from discontinued operations
Bank subsidiaries and bank holding company	460	418	352
Equity in undistributed net income of subsidiaries from discontinued operations:
Bank subsidiaries and bank holding company	528	524	725
Income from discontinued operations before taxes	988	942	1,077
Income taxes from discontinued operations	161	154	287
Net income from discontinued operations	827	788	790
Net income	$5,369	$5,301	$5,338
Other comprehensive income, net of tax:
Net pension and other postretirement benefit plan activity arising during the period	(2)	1	1
Other comprehensive income (loss)	(2)	1	1
Comprehensive income	$5,367	$5,302	$5,339

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Table 97: Parent Company – Balance Sheet

December 31 – in millions	2019	2018
Assets
Cash held at banking subsidiary	$6	$6
Restricted deposits with banking subsidiary	175	175
Nonrestricted interest-earning deposits	7,024	4,655
Investments in:
Bank subsidiaries and bank holding company	41,882	39,623
Non-bank subsidiaries	2,054	1,886
Net investment held for sale	6,772	6,240
Loans with affiliates	730	1,397
Other assets	1,512	1,159
Total assets	$60,155	$55,141
Liabilities
Subordinated debt (a)	$986	$1,652
Senior debt (a)	8,849	5,061
Other borrowed funds from affiliates	307	79
Accrued expenses and other liabilities	699	619
Total liabilities	10,841	7,411
Equity
Shareholders’ equity	49,314	47,730
Total liabilities and equity	$60,155	$55,141

(a)	See Note 11 Borrowed Funds for additional information on contractual rates and maturity dates of senior debt and subordinated debt for parent company.
In connection with certain affiliates’ commercial and residential mortgage servicing operations, the parent company has committed to maintain such affiliates’ net worth above minimum requirements.

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Table 98: Parent Company – Interest Paid and Income Tax Refunds (Payments)

Year ended December 31 – in millions	Interest Paid	Income Tax Refunds/(Payments)
2019	$300	$26
2018	$288	$88
2017	$287	$40

Table 99: Parent Company – Statement of Cash Flows

Year ended December 31 – in millions	2019	2018	2017
Operating Activities
Net income	$5,369	$5,301	$5,338
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net earnings of subsidiaries	(1,363)	(2,307)	(1,974)
Return on investment in subsidiary			98
Other	218	155	194
Net cash provided (used) by operating activities	$4,224	$3,149	$3,656
Investing Activities
Net change in loans and securities from affiliates	$664	$540	$114
Net change in nonrestricted interest-earning deposits	(2,369)	1,145	(1,116)
Other	(8)	2
Net cash provided (used) by investing activities	$(1,713)	$1,687	$(1,002)
Financing Activities
Net change in other borrowed funds from affiliates	$228	$(29)	$316
Proceeds from long-term borrowings	4,180	498	1,325
Repayments of long-term borrowings	(1,300)	(553)	(580)
Net change in commercial paper		(100)	100
Common and treasury stock issuances	90	69	132
Acquisition of treasury stock	(3,578)	(2,877)	(2,447)
Preferred stock cash dividends paid	(236)	(236)	(236)
Common stock cash dividends paid	(1,895)	(1,603)	(1,264)
Net cash provided (used) by financing activities	$(2,511)	$(4,831)	$(2,654)
Net increase (decrease) in cash and due from banks	$—	$5	$—
Net cash provided by operating activities of discontinued operations	299	264	65
Net cash activity from continuing operations	(299)	(259)	(65)
Cash and restricted deposits held at banking subsidiary at beginning of year	181	176	176
Cash and restricted deposits held at banking subsidiary at end of year	$181	$181	$176

NOTE 23 SEGMENT REPORTING
We have three reportable business segments:

•	Retail Banking

•	Corporate & Institutional Banking

•	Asset Management Group

Results of individual businesses are presented based on our internal management reporting practices. There is no comprehensive, authoritative body of guidance for management accounting equivalent to GAAP; therefore, the financial results of our individual businesses are not necessarily comparable with similar information for any other company. We periodically refine our internal methodologies as management reporting practices are enhanced. To the extent significant and practicable, retrospective application of new methodologies is made to prior period reportable business segment results and disclosures to create comparability with the current period.

Total business segment financial results differ from total consolidated net income. These differences are reflected in the “Other” category in the business segment tables. “Other” includes residual activities that do not meet the criteria for disclosure as a separate reportable business, such as asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities, certain trading activities, certain runoff consumer loan portfolios, private equity investments, intercompany eliminations, certain corporate overhead, tax adjustments that are not allocated to business segments, exited businesses,

The PNC Financial Services Group, Inc. – 2019 Form 10-K  83

and differences between business segment performance reporting and financial statement reporting (GAAP), including the presentation of net income attributable to noncontrolling interests as the segments’ results exclude their portion of net income attributable to noncontrolling interests. The “Other” category also includes our BlackRock held for sale asset. Assets, revenue and earnings attributable to foreign activities were not material in the periods presented for comparative purposes.

Financial results are presented, to the extent practicable, as if each business operated on a stand-alone basis. Additionally, we have aggregated the results for corporate support functions within “Other” for financial reporting purposes.

Net interest income in business segment results reflects our internal funds transfer pricing methodology. Assets receive a funding charge and liabilities and capital receive a funding credit based on a transfer pricing methodology that incorporates product repricing characteristics, tenor and other factors.

We have allocated the allowances for loan and lease losses and for unfunded loan commitments and letters of credit based on the loan exposures within each business segment’s portfolio. Key reserve assumptions and estimation processes react to and are influenced by observed changes in loan portfolio performance experience, the financial strength of the borrower and economic conditions. Key reserve assumptions are periodically updated.

Business Segment Products and Services
Retail Banking provides deposit, lending, brokerage, insurance services, investment management and cash management products and services to consumer and small business customers. Our customers are serviced through our branch network, ATMs, call centers, online banking and mobile channels. The branch network is located primarily in markets across the Mid-Atlantic, Midwest and Southeast. In 2018, Retail Banking launched its national expansion strategy designed to grow customers with digitally-led banking and an ultra-thin branch network in markets outside of our existing retail branch network. Deposit products include checking, savings and money market accounts and certificates of deposit. Lending products include residential mortgages, home equity loans and lines of credit, auto loans, credit cards, education loans and personal and small business loans and lines of credit. The residential mortgage loans are directly originated within our branch network and nationwide, and are typically underwritten to agency and/or third-party standards, and either sold, servicing retained, or held on our balance sheet. Brokerage, investment management and cash management products and services include managed, education, retirement and trust accounts.

Corporate & Institutional Banking provides lending, treasury management, and capital markets-related products and services to mid-sized and large corporations, and government and not-for-profit entities. Lending products include secured and unsecured loans, letters of credit and equipment leases. The Treasury Management business provides payables, receivables, deposit and account services, liquidity and investments, and online and mobile banking products and services to our clients. Capital markets-related products and services include foreign exchange, derivatives, securities underwriting, loan syndications, mergers and acquisitions advisory and equity capital markets advisory related services. We also provide commercial loan servicing and technology solutions for the commercial real estate finance industry. Products and services are provided nationally.

Asset Management Group provides personal wealth management for high net worth and ultra high net worth clients and institutional asset management. The Asset Management group is composed of three distinct operating units:

•
Wealth Management provides products and services to individuals and their families including investment and retirement planning, customized investment management, private banking, and trust management and administration for individuals and their families.

•
Our Hawthorn unit provides multi-generational family planning including estate, financial, tax planning, fiduciary, investment management and consulting, private banking, personal administrative services, asset custody and customized performance reporting to ultra high net worth clients.

•
Institutional asset management provides outsourced chief investment officer, custody, private real estate, cash and fixed income client solutions, and fiduciary retirement advisory services to institutional clients including corporations, healthcare systems, insurance companies, unions, municipalities and non-profits.

84    The PNC Financial Services Group, Inc. – 2019 Form 10-K

Table 100: Results of Businesses

Year ended December 31 In millions	Retail Banking	Corporate & Institutional Banking	Asset Management Group	Other	Consolidated (a)
2019
Income Statement
Net interest income	$5,520	$3,637	$288	$520	$9,965
Noninterest income	2,648	2,537	991	698	6,874
Total revenue	8,168	6,174	1,279	1,218	16,839
Provision for credit losses (benefit)	517	284	(1)	(27)	773
Depreciation and amortization	230	198	62	545	1,035
Other noninterest expense	5,831	2,615	877	216	9,539
Income from continuing operations before income taxes (benefit) and noncontrolling interests	1,590	3,077	341	484	5,492
Income taxes (benefit)	377	629	79	(184)	901
Net income from continuing operations	$1,213	$2,448	$262	$668	$4,591
Average Assets	$92,959	$164,243	$7,360	$135,773	$400,335
2018
Income Statement
Net interest income	$5,119	$3,551	$287	$764	$9,721
Noninterest income	2,631	2,406	892	540	6,469
Total revenue	7,750	5,957	1,179	1,304	16,190
Provision for credit losses (benefit)	373	85	2	(52)	408
Depreciation and amortization	206	186	52	496	940
Other noninterest expense	5,772	2,520	861	203	9,356
Income from continuing operations before income taxes (benefit) and noncontrolling interests	1,399	3,166	264	657	5,486
Income taxes (benefit)	335	658	62	(127)	928
Net income from continuing operations	$1,064	$2,508	$202	$784	$4,558
Average Assets	$89,739	$154,119	$7,423	$126,954	$378,235
2017
Income Statement
Net interest income	$4,625	$3,396	$287	$800	$9,108
Noninterest income	2,236	2,271	881	756	6,144
Total revenue	6,861	5,667	1,168	1,556	15,252
Provision for credit losses (benefit)	347	160	1	(67)	441
Depreciation and amortization	177	184	50	510	921
Other noninterest expense	5,569	2,370	855	683	9,477
Income from continuing operations before income taxes (benefit) and noncontrolling interests	768	2,953	262	430	4,413
Income taxes (benefit)	321	520	75	(1,101)	(185)
Net income from continuing operations	$447	$2,433	$187	$1,531	$4,598
Average Assets	$88,663	$148,414	$7,511	$127,181	$371,769

(a)	There were no material intersegment revenues for 2019, 2018 and 2017.
The PNC Financial Services Group, Inc. – 2019 Form 10-K  85

NOTE 24 FEE-BASED REVENUE FROM CONTRACTS WITH CUSTOMERS
A subset of our noninterest income relates to certain fee-based revenue within the scope of ASC Topic 606 - Revenue from Contracts with Customers (Topic 606). The objective of the standard is to clarify the principles for recognizing revenue from contracts with customers across all industries and to develop a common revenue standard under GAAP. The standard requires the application of a five-step recognition model to contracts, allocating the amount of consideration we expect to be entitled to across distinct promises in the contract, called performance obligations, and recognizing revenue when or as those services are transferred to the customer.
Fee-based revenue within the scope of Topic 606 is recognized within three of our reportable business segments, Retail Banking, Corporate & Institutional Banking and Asset Management Group. Topic 606 also excludes interest income, income from lease contracts, fair value gains from financial instruments (including derivatives), income from mortgage servicing rights and guarantee products, letter of credit fees, non-refundable fees associated with acquiring or originating a loan and gains from the sale of financial assets.
The following tables present noninterest income within the scope of Topic 606 disaggregated by segment. A description of the fee-based revenue and how it is recognized for each segment’s principal services and products follows each table.
Retail Banking
Table 101: Retail Banking Noninterest Income Disaggregation

	Year ended December 31
In millions	2019	2018
Product
Deposit account fees	$642	$618
Debit card fees	535	505
Brokerage fees	356	350
Merchant services	216	212
Net credit card fees (a)	186	189
Other	255	284
Total in-scope noninterest income by product	$2,190	$2,158
Reconciliation to total Retail Banking noninterest income
Total in-scope noninterest income	$2,190	$2,158
Total out-of-scope noninterest income (b)	458	473
Total Retail Banking noninterest income	$2,648	$2,631

(a)
Net credit card fees consists of interchange fees of $498 million and $452 million and credit card reward costs of $312 million and $263 million for the years ended December 31, 2019 and 2018, respectively.

(b)	Out-of-scope noninterest income includes revenue streams that fall under the scope of other accounting and disclosure requirements outside of Topic 606.

Deposit Account Fees
Retail Banking provides demand deposit, money market and savings account products for consumer and small business customers. Services include online and branch banking, overdraft and wire transfer services, imaging services and cash alternative services, such as money orders and cashier's checks. We recognize fee income at the time these services are performed for the customer.
Debit Card and Net Credit Card Fees
As an issuing bank, Retail Banking earns interchange fee revenue from debit and credit card transactions. By offering card products, we maintain and administer card-related services, such as credit card reward programs, account data and statement information, card activation, card renewals, and card suspension and blockage. Interchange fees are earned when cardholders make purchases and are presented in Table 101 net of credit card reward costs.
Brokerage Fees
Retail Banking earns fee revenue by providing its customers a wide range of investment options through its brokerage services including mutual funds, annuities, stocks, bonds, long-term care and insurance products, and managed accounts. We earn fee revenue for transaction-based brokerage services, such as the execution of market trades, once the transaction has been completed as of the trade date. In other cases, such as investment management services, we earn fee revenue over the term of the customer contract.
Merchant Services
Retail Banking earns fee revenue for debit and credit card processing services. We provide these services to merchant businesses including point-of-sale payment acceptance capabilities and customized payment processing built around the merchant’s specific requirements. We earn fee revenue as the merchant's customers make purchases.

The PNC Financial Services Group, Inc. – 2019 Form 10-K  86

Other
Other noninterest income primarily includes ATM fees earned from our customers and non-PNC customers. These fees are recognized as transactions occur.

Corporate & Institutional Banking

Table 102: Corporate & Institutional Banking Noninterest Income Disaggregation

	Year ended December 31
In millions	2019	2018
Product
Treasury management fees	$840	$776
Capital markets fees	547	510
Commercial mortgage banking activities	102	87
Other	77	81
Total in-scope noninterest income by product	$1,566	$1,454
Reconciliation to total Corporate & Institutional Banking noninterest income
Total in-scope noninterest income	$1,566	$1,454
Total out-of-scope noninterest income (a)	971	952
Total Corporate & Institutional Banking noninterest income	$2,537	$2,406

(a)	Out-of-scope noninterest income includes revenue streams that fall under the scope of other accounting and disclosure requirements outside of Topic 606.
Treasury Management Fees
Corporate & Institutional Banking provides corporations with cash and investment management services, receivables and disbursement management services, funds transfer services and access to online/mobile information management and reporting services. Treasury management fees are recognized over time as we perform these services.
Capital Markets Fees
Capital markets fees include securities underwriting fees, merger and acquisition advisory fees and other advisory related fees. We recognize these fees when the related transaction closes.
Commercial Mortgage Banking Activities
Commercial mortgage banking activities include servicing responsibilities where we do not own the servicing rights. Servicing responsibilities typically consist of collecting and remitting monthly borrower principal and interest payments, maintaining escrow deposits, performing loss mitigation and foreclosure activities, and, in certain instances, funding of servicing advances. We recognize servicing fees over time as we perform these activities.
Other
Other noninterest income within Corporate & Institutional Banking primarily comprised fees from collateral management and asset management services. We earn these fees over time as we perform these services.
Asset Management Group

Table 103: Asset Management Group Noninterest Income Disaggregation

	Year ended December 31
In millions	2019	2018
Customer Type
Personal	$620	$611
Institutional	242	272
Total in-scope noninterest income by customer type	$862	$883
Reconciliation to Asset Management Group noninterest income
Total in-scope noninterest income	$862	$883
Total out-of-scope noninterest income (a)	129	9
Total Asset Management Group noninterest income	$991	$892

(a)	Out-of-scope noninterest income includes revenue streams that fall under the scope of other accounting and disclosure requirements outside of Topic 606.
Asset Management Services
Asset Management Group provides both personal wealth and institutional asset management services including investment management, custody services, retirement planning, family planning, trust management and retirement administration services. We recognize fee revenue over the term of the customer contract based on the value of assets under management at a point in time.

87    The PNC Financial Services Group, Inc. – 2019 Form 10-K

NOTE 25 LEASES
PNC enters into both lessor and lessee arrangements. On January 1, 2019, we adopted ASU 2016-02 - Leases, which required lessees to recognize on the balance sheet all leases with lease terms greater than twelve months as a lease liability with a corresponding right-of-use asset. For more information on lease accounting and the impact of adoption, see Note 1 Accounting Policies and for additional details on our equipment lease financing receivables see Note 4 Asset Quality.

Lessor Arrangements
PNC's lessor arrangements primarily consist of operating, sales-type and direct financing leases for equipment. Lease agreements may include options to renew and for the lessee to purchase the leased equipment at the end of the lease term. For 2019, lease income was $412 million, consisting of $295 million from sales-type and direct financing leases and $117 million from operating leases and was included in Loan interest income and Corporate services, respectively, on our Consolidated Income Statement.

The following table provides the components of our equipment lease financing assets:

Table 104: Sales-Type and Direct Financing Leases

In millions	December 31, 2019
Lease receivables (a)	$7,353
Unguaranteed residual asset values	741
Unearned income	(939)
Equipment lease financing	$7,155

(a)
In certain cases, PNC obtains third-party residual value insurance to reduce its residual risk. The carrying value of residual assets with third-party residual value insurance for at least a portion of the asset value was $.3 billion.

In addition, we had $1.1 billion in operating lease assets, which includes the residual asset values, at December 31, 2019, with accumulated depreciation of $.3 billion. Depreciation expense for the lease assets was not material for the year ended December 31, 2019. We had no lease transactions with related parties or deferred selling profits at December 31, 2019.

The future minimum lease payments based on maturity of our lessor arrangements at December 31, 2019 were as follows:

Table 105: Future Minimum Lease Payments of Lessor Arrangements

In millions	Operating Leases	Sales-type and Direct Financing Leases
2020	$159	$1,620
2021	159	1,432
2022	112	1,161
2023	136	801
2024	128	668
2025 and thereafter	192	1,671
Total future minimum lease payments	$886	$7,353

Lessee Arrangements
We lease retail branches, datacenters, office space, land and equipment under operating and finance leases. Our leases have remaining lease terms of one year to 61 years, some of which may include options to renew the leases for up to 99 years, and some of which may include options to terminate the leases prior to the end date. Certain leases also include options to purchase the leased asset. The exercise of lease renewal, termination and purchase options is at our sole discretion.

At adoption of ASU 2016-02 on January 1, 2019, we elected to account for the lease and nonlease components of existing real estate leases and leases of advertising assets, such as signage, as a single lease component. Effective January 1, 2019, lease and nonlease components of new lease agreements are accounted for separately. Lease components include fixed payments including rent, real estate taxes and insurance costs and nonlease components include common-area maintenance costs. Generally, we have elected to use the Overnight Indexed Swap rate corresponding to the term of the lease at the lease measurement date as our incremental borrowing rate to measure the right of-use-asset and lease liability. Leases with an initial term of 12 months or less are not recorded on the balance sheet; we recognize lease expense for these leases on a straight-line basis over the lease term.

The PNC Financial Services Group, Inc. – 2019 Form 10-K  88

Certain of our lease agreements include rental payments based on a percentage of revenue and others include rental payments if certain bank deposit levels are met. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants. Subleases to third parties were not material at December 31, 2019.

For 2019, total operating lease cost was $360 million and was included in Occupancy expense on our Consolidated Income Statement. Operating cash flows from operating leases for 2019 were $353 million. Operating lease assets and liabilities totaled $2.0 billion and $2.2 billion at December 31, 2019, respectively. Operating lease assets are reported in Other assets on the Consolidated Balance Sheet, and the related lease liabilities are reported in Accrued expenses and other liabilities. Finance lease assets and liabilities, income and cash flows at December 31, 2019 were not material.

Operating lease term and discount rates of our lessee arrangements at December 31, 2019 were as follows:

Table 106: Operating Lease Term and Discount Rates of Lessee Arrangements

December 31, 2019
Weighted-average remaining lease term (years)	9
Weighted-average discount rate	2.42%

Future undiscounted cash flows on our lessee arrangements at December 31, 2019 are as follows:

Table 107: Future Lease Payments of Operating Lease Liabilities

In millions	December 31, 2019
2020	$355
2021	339
2022	307
2023	275
2024	226
2025 and thereafter	923
Total future lease payments	$2,425
Less: Interest	255
Present value of operating lease liabilities	$2,170

At December 31, 2018, prior to the adoption of ASU 2016-02, operating lease commitments under lessee arrangements were $374 million, $346 million, $308 million, $258 million, $228 million for 2019 through 2023, respectively, and $941 million in the aggregate for all years thereafter.

NOTE 26 SUBSEQUENT EVENTS

On January 22, 2020, the parent company issued $2.0 billion of senior notes with a maturity date of January 22, 2030. Interest is payable semi-annually at a fixed rate of 2.55% per annum, on January 22 and July 22 of each year, beginning on July 22, 2020.

On February 25, 2020, PNC Bank issued the following:

•
$1.0 billion of senior floating rate notes with a maturity date of February 24, 2023. Interest is payable quarterly at the 3-month LIBOR rate, reset quarterly, plus 32.5 basis points, on February 24, May 24, August 24, and November 24, beginning on May 24, 2020.

•
$500 million of senior fixed-to-floating rate notes with a maturity date of February 24, 2023. Interest is payable semi-annually at a fixed rate of 1.74% per annum, on February 24 and August 24 of each year, beginning on August 24, 2020. Beginning on February 24, 2022, interest is payable quarterly at the floating rate equal to the 3-month LIBOR rate, reset quarterly, plus 32.3 basis points, on February 24, May 24, August 24, and November 24, commencing on May 24, 2022.

89    The PNC Financial Services Group, Inc. – 2019 Form 10-K

STATISTICAL INFORMATION (UNAUDITED)
THE PNC FINANCIAL SERVICES GROUP, INC.

SELECTED QUARTERLY FINANCIAL DATA

Dollars in millions, except per share data	2019				2018
	Fourth	Third	Second	First	Fourth	Third	Second	First
Summary of Operations
Interest income	$3,334	$3,503	$3,497	$3,428	$3,359	$3,223	$3,082	$2,918
Interest expense	846	999	999	953	878	757	669	557
Net interest income	2,488	2,504	2,498	2,475	2,481	2,466	2,413	2,361
Noninterest income	1,833	1,738	1,717	1,586	1,645	1,632	1,675	1,517
Total revenue	4,321	4,242	4,215	4,061	4,126	4,098	4,088	3,878
Provision for credit losses	221	183	180	189	148	88	80	92
Noninterest expense	2,762	2,623	2,611	2,578	2,577	2,608	2,584	2,527
Income from continuing operations before income taxes and noncontrolling interests	1,338	1,436	1,424	1,294	1,401	1,402	1,424	1,259
Income taxes from continuing operations	195	255	239	212	234	212	267	215
Net income from continuing operations	1,143	1,181	1,185	1,082	1,167	1,190	1,157	1,044
Income from discontinued operations before taxes	288	251	224	225	214	259	236	233
Income taxes from discontinued operations	50	40	35	36	30	49	37	38
Net income from discontinued operations	238	211	189	189	184	210	199	195
Net income	1,381	1,392	1,374	1,271	1,351	1,400	1,356	1,239
Less: Net income attributable to noncontrolling interests	14	13	12	10	14	11	10	10
Preferred stock dividends and discount accretion and redemptions	56	64	56	64	56	64	56	64
Net income attributable to common shareholders	$1,311	$1,315	$1,306	$1,197	$1,281	$1,325	$1,290	$1,165
Per Common Share
Book value	$104.59	$103.37	$101.53	$98.47	$95.72	$93.22	$92.26	$91.39
Cash dividends declared (a)	$1.15	$1.15	$.95	$.95	$.95	$.95	$.75	$.75
Basic earnings from continuing operations	$2.44	$2.47	$2.47	$2.21	$2.37	$2.39	$2.32	$2.04
Basic earnings from discontinued operations	.54	.48	.42	.41	.40	.45	.42	.41
Total basic earnings	$2.98	$2.95	$2.89	$2.62	$2.77	$2.84	$2.74	$2.45
Diluted earnings from continuing operations	$2.43	$2.47	$2.47	$2.20	$2.36	$2.37	$2.30	$2.03
Diluted earnings from discontinued operations	.54	.47	.41	.41	.39	.45	.42	.40
Total diluted earnings	$2.97	$2.94	$2.88	$2.61	$2.75	$2.82	$2.72	$2.43

(a)	On January 2, 2020, we declared a quarterly common stock cash dividend of $1.15 per share payable on February 5, 2020.

90    The PNC Financial Services Group, Inc. – 2019 Form 10-K

AVERAGE CONSOLIDATED BALANCE SHEET AND NET INTEREST ANALYSIS (a) (b) (c)

	2019			2018			2017
Taxable-equivalent basis Dollars in millions	Average Balances	Interest Income/ Expense	Average Yields/ Rates	Average Balances	Interest Income/ Expense	Average Yields/ Rates	Average Balances	Interest Income/ Expense	Average Yields/ Rates
Assets
Interest-earning assets:
Investment securities
Securities available for sale
Residential mortgage-backed
Agency	$31,526	$867	2.75%	$27,156	$740	2.72%	$25,766	$662	2.57%
Non-agency	1,746	141	8.08%	2,196	146	6.65%	2,851	153	5.37%
Commercial mortgage-backed	5,676	162	2.85%	4,545	128	2.82%	5,193	156	3.00%
Asset-backed	5,199	172	3.31%	5,242	165	3.15%	5,681	147	2.59%
U.S. Treasury and government agencies	17,642	435	2.47%	16,319	373	2.29%	13,178	235	1.78%
Other	3,200	107	3.34%	4,064	142	3.49%	5,083	158	3.11%
Total securities available for sale	64,989	1,884	2.90%	59,522	1,694	2.85%	57,752	1,511	2.62%
Securities held to maturity
Residential mortgage-backed	15,421	438	2.84%	15,670	456	2.91%	13,049	364	2.79%
Commercial mortgage-backed	553	21	3.80%	767	29	3.78%	1,255	51	4.06%
Asset-backed	120	5	4.17%	192	7	3.65%	405	10	2.47%
U.S. Treasury and government agencies	767	22	2.87%	749	21	2.80%	591	18	3.05%
Other	1,816	80	4.41%	1,884	82	4.35%	2,005	105	5.24%
Total securities held to maturity	18,677	566	3.03%	19,262	595	3.09%	17,305	548	3.17%
Total investment securities	83,666	2,450	2.93%	78,784	2,289	2.91%	75,057	2,059	2.74%
Loans
Commercial	123,524	5,157	4.17%	113,837	4,606	4.05%	107,752	3,778	3.51%
Commercial real estate	28,526	1,235	4.33%	28,756	1,193	4.15%	29,487	1,054	3.57%
Equipment lease financing	7,255	285	3.93%	7,437	267	3.59%	7,618	248	3.26%
Consumer	55,671	3,083	5.54%	55,438	2,817	5.08%	56,262	2,585	4.59%
Residential real estate	20,040	844	4.21%	17,810	784	4.40%	16,152	725	4.49%
Total loans	235,016	10,604	4.51%	223,278	9,667	4.33%	217,271	8,390	3.86%
Interest-earning deposits with banks	16,878	353	2.09%	20,603	379	1.84%	24,043	267	1.11%
Other interest-earning assets	12,425	458	3.69%	8,093	362	4.47%	8,983	313	3.48%
Total interest-earning assets/interest income	347,985	13,865	3.98%	330,758	12,697	3.84%	325,354	11,029	3.39%
Noninterest-earning assets	52,350			47,477			46,415
Total assets	$400,335			$378,235			$371,769
Liabilities and Equity
Interest-bearing liabilities:
Interest-bearing deposits
Money market	$55,505	609	1.10%	$56,353	416.74%		$62,331	217.35%
Demand	65,729	354.54%		60,599	190.31%		57,045	76.13%
Savings	62,938	696	1.11%	51,908	428.82%		42,749	197.46%
Time deposits	20,416	327	1.60%	17,501	195	1.11%	17,322	133.77%
Total interest-bearing deposits	204,588	1,986.97%		186,361	1,229.66%		179,447	623.35%
Borrowed funds
Federal Home Loan Bank borrowings	22,253	569	2.56%	20,970	478	2.28%	19,890	261	1.31%
Bank notes and senior debt	26,781	869	3.24%	27,855	818	2.94%	25,564	517	2.02%
Subordinated debt	5,588	214	3.83%	5,292	224	4.23%	6,273	222	3.54%
Other	6,906	159	2.30%	5,189	112	2.16%	5,162	83	1.61%
Total borrowed funds	61,528	1,811	2.94%	59,306	1,632	2.75%	56,889	1,083	1.90%
Total interest-bearing liabilities/interest expense	266,116	3,797	1.43%	245,667	2,861	1.16%	236,336	1,706.72%
Noninterest-bearing liabilities and equity:
Noninterest-bearing deposits	72,212			76,303			78,634
Accrued expenses and other liabilities	13,371			9,440			10,518
Equity	48,636			46,825			46,281
Total liabilities and equity	$400,335			$378,235			$371,769
Interest rate spread			2.55%			2.68%			2.67%
Benefit from use of noninterest bearing sources			.34			.29			.20
Net interest income/margin		$10,068	2.89%		$9,836	2.97%		$9,323	2.87%

(a)
Nonaccrual loans are included in loans, net of unearned income. The impact of financial derivatives used in interest rate risk management is included in the interest income/expense and average yields/rates of the related assets and liabilities. Basis adjustments related to hedged items are included in noninterest-earning assets and noninterest-bearing liabilities. Average balances of securities are based on amortized historical cost (excluding adjustments to fair value, which are included in other assets). Average balances for certain loans and borrowed funds accounted for at fair value are included in noninterest-earning assets and noninterest-bearing liabilities, with changes in fair value recorded in Noninterest income.

(b)	Loan fees for the years ended December 31, 2019, 2018 and 2017 were $163 million, $139 million and $126 million, respectively.

(c)
Interest income calculated as taxable-equivalent interest income. To provide more meaningful comparisons of interest income and yields for all interest-earning assets, as well as net interest margins, we use interest income on a taxable-equivalent basis in calculating average yields and net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under GAAP. See Reconciliation of Taxable-Equivalent Net Interest Income in this Statistical Information section for more information.

The PNC Financial Services Group, Inc. – 2019 Form 10-K  91

ANALYSIS OF YEAR-TO-YEAR CHANGES IN NET INTEREST INCOME (a) (b)

	2019/2018			2018/2017
Taxable-equivalent basis	Increase/(Decrease) in Income/ Expense Due to Changes in:			Increase/(Decrease) in Income/ Expense Due to Changes in:
In millions	Volume	Rate	Total	Volume	Rate	Total
Interest-Earning Assets
Investment securities
Securities available for sale
Residential mortgage-backed
Agency	$119	$8	$127	$37	$41	$78
Non-agency	$(33)	$28	(5)	$(39)	$32	(7)
Commercial mortgage-backed	$32	$2	34	$(18)	$(10)	(28)
Asset-backed	$(1)	$8	7	$(12)	$30	18
U.S. Treasury and government agencies	$32	$30	62	$63	$75	138
Other	$(29)	$(6)	(35)	$(34)	$18	(16)
Total securities available for sale	$160	$30	190	$48	$135	183
Securities held to maturity
Residential mortgage-backed	$(7)	$(12)	(19)	$75	$17	92
Commercial mortgage-backed	$(8)		(8)	$(18)	$(4)	(22)
Asset-backed	$(3)	$1	(2)	$(7)	$4	(3)
U.S. Treasury and government agencies	$1	$1	2	$4	$(1)	3
Other	$(3)	$1	(2)	$(6)	$(17)	(23)
Total securities held to maturity	$(18)	$(11)	(29)	$61	$(14)	47
Total investment securities	$147	$14	161	$104	$126	230
Loans
Commercial	$404	$147	551	$224	$604	828
Commercial real estate	$(10)	$52	42	$(27)	$166	139
Equipment lease financing	$(7)	$25	18	$(6)	$25	19
Consumer	$12	$254	266	$(39)	$271	232
Residential real estate	$95	$(35)	60	$73	$(14)	59
Total loans	$521	$416	937	$237	$1,040	1,277
Interest-earning deposits with banks	$(74)	$48	(26)	$(42)	$154	112
Other interest-earning assets	$168	$(72)	96	$(33)	$82	49
Total interest-earning assets	$687	$481	$1,168	$185	$1,483	$1,668
Interest-Bearing Liabilities
Interest-bearing deposits
Money market	$(6)	$199	$193	$(23)	$222	$199
Demand	$17	$147	164	$5	$109	114
Savings	$101	$167	268	$49	$182	231
Time deposits	$36	$96	132	$1	$61	62
Total interest-bearing deposits	$130	$627	757	$25	$581	606
Borrowed funds
Federal Home Loan Bank borrowings	$30	$61	91	$15	$202	217
Bank notes and senior debt	$(33)	$84	51	$49	$252	301
Subordinated debt	$12	$(22)	(10)	$(38)	$40	2
Other	40	$7	47		$29	29
Total borrowed funds	$62	$117	179	$48	$501	549
Total interest-bearing liabilities	$246	$690	936	$70	$1,085	1,155
Change in net interest income	$502	$(270)	$232	$166	$347	$513

(a)	Changes attributable to rate/volume are prorated into rate and volume components.

(b)
Interest income calculated as taxable-equivalent interest income. To provide more meaningful comparisons of interest income, we use interest income on a taxable-equivalent basis by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under GAAP. See Reconciliation of Taxable-Equivalent Net Interest Income in this Statistical Information section for more information.

92    The PNC Financial Services Group, Inc. – 2019 Form 10-K

RECONCILIATION OF TAXABLE-EQUIVALENT NET INTEREST INCOME (NON-GAAP) (a)

Year ended December 31 In millions
	2019	2018	2017	2016	2015
Net interest income (GAAP)	$9,965	$9,721	$9,108	$8,391	$8,278
Taxable-equivalent adjustments	103	115	215	195	196
Net interest income (Non-GAAP)	$10,068	$9,836	$9,323	$8,586	$8,474

(a)
The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest income, we use interest income on a taxable-equivalent basis by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under GAAP.

RECONCILIATION OF FEE INCOME (NON-GAAP)

Year ended December 31 In millions	2019	2018	2017
Noninterest income
Asset management	$862	$883	$865
Consumer services	1,555	1,502	1,415
Corporate services	1,914	1,849	1,742
Residential mortgage	368	316	350
Service charges on deposits	702	714	695
Total fee income	5,401	5,264	5,067
Other	1,473	1,205	1,077
Total noninterest income	$6,874	$6,469	$6,144

RECONCILIATION OF TANGIBLE BOOK VALUE PER COMMON SHARE (NON-GAAP)

December 31 Dollars in millions, except per share data	2019	2018	2017	2016	2015
Book value per common share	$104.59	$95.72	$91.94	$85.94	$81.84
Tangible book value per common share
Common shareholders’ equity	$45,321	$43,742	$43,530	$41,723	$41,258
Goodwill and other intangible assets	(9,441)	(9,467)	(9,498)	(9,376)	(9,482)
Deferred tax liabilities on Goodwill and other intangible assets	187	190	191	304	310
Tangible common shareholders’ equity	$36,067	$34,465	$34,223	$32,651	$32,086
Period-end common shares outstanding (in millions)	433	457	473	485	504
Tangible book value per common share (Non-GAAP) (a)	$83.30	$75.42	$72.28	$67.26	$63.65

(a)
We believe this non-GAAP financial measure serves as a useful tool to help evaluate the strength and discipline of a company’s capital management strategies and as an additional conservative measure of total company value.

LOANS SUMMARY

December 31 – in millions	2019	2018	2017	2016	2015
Commercial lending
Commercial	$125,337	$116,834	$110,527	$101,364	$98,608
Commercial real estate	28,110	28,140	28,978	29,010	27,468
Equipment lease financing	7,155	7,308	7,934	7,581	7,468
Total commercial lending	160,602	152,282	147,439	137,955	133,544
Consumer lending
Home equity	25,085	26,123	28,364	29,949	32,133
Residential real estate	21,821	18,657	17,212	15,598	14,411
Automobile	16,754	14,419	12,880	12,380	11,157
Credit card	7,308	6,357	5,699	5,282	4,862
Education	3,336	3,822	4,454	5,159	5,881
Other consumer	4,937	4,585	4,410	4,510	4,708
Total consumer lending	79,241	73,963	73,019	72,878	73,152
Total loans	$239,843	$226,245	$220,458	$210,833	$206,696

The PNC Financial Services Group, Inc. – 2019 Form 10-K  93

SELECTED LOAN MATURITIES AND INTEREST SENSITIVITY

December 31, 2019 In millions	1 Year or Less	1 Through 5 Years	After 5 Years	Gross Loans
Commercial	$39,531	$79,258	$6,548	$125,337
Commercial real estate	6,251	15,064	6,795	28,110
Total	$45,782	$94,322	$13,343	$153,447
Loans with:
Predetermined rate	$6,328	$14,409	$6,317	$27,054
Floating or adjustable rate	39,454	79,913	7,026	126,393
Total	$45,782	$94,322	$13,343	$153,447

At December 31, 2019, $21.9 billion notional amount of receive-fixed interest rate swaps were designated as part of cash flow hedging strategies that converted the floating rate (LIBOR) on the underlying commercial loans to a fixed rate as part of risk management strategies.

NONPERFORMING ASSETS AND RELATED INFORMATION

December 31 – dollars in millions	2019	2018	2017	2016	2015
Nonperforming loans
Commercial	$425	$346	$429	$496	$351
Commercial real estate	44	75	123	143	187
Equipment lease financing	32	11	2	16	7
Total commercial lending	501	432	554	655	545
Consumer lending (a)
Home equity	669	797	818	914	977
Residential real estate	315	350	400	501	549
Automobile	135	100	76	55	35
Credit card	11	7	6	4	3
Other consumer	4	8	11	15	17
Total consumer lending	1,134	1,262	1,311	1,489	1,581
Total nonperforming loans (b)	1,635	1,694	1,865	2,144	2,126
OREO and foreclosed assets	117	114	170	230	299
Total nonperforming assets	$1,752	$1,808	$2,035	$2,374	$2,425
Nonperforming loans to total loans	.68%	.75%	.85%	1.02%	1.03%
Nonperforming assets to total loans, OREO and foreclosed assets	.73%	.80%	.92%	1.12%	1.17%
Nonperforming assets to total assets	.43%	.47%	.53%	.65%	.68%
Interest on nonperforming loans (c)
Computed on original terms	$124	$123	$114	$111	$115
Recognized prior to nonperforming status	$17	$17	$19	$21	$22
Troubled Debt Restructurings
Nonperforming	$843	$863	$964	$1,112	$1,119
Performing	$821	$988	$1,097	$1,109	$1,232
Past due loans
Accruing loans past due 90 days or more (d)	$585	$629	$737	$782	$881
As a percentage of total loans	.24%	.28%	.33%	.37%	.43%
Past due loans held for sale
Accruing loans held for sale past due 90 days or more	$3	$4	$3	$4	$4
As a percentage of total loans held for sale	.28%	.40%	.11%	.16%	.29%

(a)	Excludes most unsecured consumer loans and lines of credit, which are charged off after 120 to 180 days past due and are not placed on nonperforming status.

(b)	Nonperforming loans exclude certain government insured or guaranteed loans, loans held for sale, loans accounted for under the fair value option and purchased impaired loans.

(c)	Amounts are for the year ended.

(d)
Past due loan amounts include government insured or guaranteed consumer loans of $.6 billion $.5 billion, $.6 billion, $.7 billion and $.8 billion at December 31, 2019, 2018, 2017, 2016 and 2015, respectively.

94    The PNC Financial Services Group, Inc. – 2019 Form 10-K

SUMMARY OF LOAN LOSS EXPERIENCE

Year ended December 31 – dollars in millions	2019	2018	2017	2016	2015
Allowance for loan and lease losses
January 1	$2,629	$2,611	$2,589	$2,727	$3,331
Gross charge-offs
Commercial	(183)	(108)	(186)	(332)	(206)
Commercial real estate	(18)	(8)	(24)	(26)	(44)
Equipment lease financing	(15)	(8)	(11)	(5)	(5)
Home equity	(68)	(110)	(123)	(143)	(181)
Residential real estate	(9)	(6)	(9)	(14)	(24)
Credit card	(263)	(217)	(182)	(161)	(160)
Other consumer (a)	(418)	(307)	(251)	(205)	(185)
Total gross charge-offs	(974)	(764)	(786)	(886)	(805)
Recoveries
Commercial	59	67	81	117	170
Commercial real estate	11	24	28	51	66
Equipment lease financing	8	8	7	10	4
Home equity	74	98	91	84	93
Residential real estate	14	21	18	9	13
Credit card	27	24	21	19	21
Other consumer (a)	139	102	83	53	52
Total recoveries	332	344	329	343	419
Net (charge-offs)	(642)	(420)	(457)	(543)	(386)
Provision for credit losses	773	408	441	433	255
Net decrease / (increase) in allowance for unfunded loan commitments and letters of credit	(33)	12	4	(40)	(2)
Other (b)	15	18	34	12	(471)
December 31	$2,742	$2,629	$2,611	$2,589	$2,727
ALLL as a percentage of December 31:
Loans (b)	1.14%	1.16%	1.18%	1.23%	1.32%
Nonperforming loans	168%	155%	140%	121%	128%
As a percentage of average loans:
Net charge-offs	.27%	.19%	.21%	.26%	.19%
Provision for credit losses	.33%	.18%	.20%	.21%	.12%
ALLL (b)	1.17%	1.18%	1.20%	1.24%	1.33%
ALLL as a multiple of net charge-offs	4.27x	6.26x	5.71x	4.77x	7.06x

(a)	Includes automobile, education and other consumer.

(b)
Includes $468 million in write-offs of purchased impaired loans in 2015 due to the change in derecognition policy effective December 31, 2015 for certain consumer purchased impaired loans. See Note 1 Accounting Policies in our 2015 Form 10-K for additional information.

The following table presents the assignment of the ALLL and the categories of loans as a percentage of total loans. Changes in the allocation over time reflect the changes in loan portfolio composition, risk profile and refinements to reserve methodologies.

ALLOCATION OF ALLOWANCE FOR LOAN AND LEASE LOSSES

	2019		2018		2017		2016		2015
December 31 dollars in millions	Allowance	Loans to Total Loans	Allowance	Loans to Total Loans	Allowance	Loans to Total Loans	Allowance	Loans to Total Loans	Allowance	Loans to Total Loans
Commercial	$1,489	52.3%	$1,350	51.6%	$1,302	50.1%	$1,179	48.1%	$1,286	47.7%
Commercial real estate	278	11.7	271	12.4	244	13.1	320	13.8	281	13.3
Equipment lease financing	45	3.0	42	3.2	36	3.6	35	3.6	38	3.6
Home equity	87	10.5	204	11.6	284	12.9	357	14.2	484	15.5
Residential real estate	258	9.1	297	8.3	300	7.8	332	7.4	307	7.0
Credit card	288	3.0	239	2.8	220	2.6	181	2.5	167	2.4
Other consumer (a)	297	10.4	226	10.1	225	9.9	185	10.4	164	10.5
Total	$2,742	100.0%	$2,629	100.0%	$2,611	100.0%	$2,589	100.0%	$2,727	100.0%
(a) Includes automobile, education and other consumer.

The PNC Financial Services Group, Inc. – 2019 Form 10-K  95

TIME DEPOSITS
The aggregate amount of time deposits with a denomination of $100,000 or more was $13.3 billion at December 31, 2019 and $10.2 billion at December 31, 2018. Time deposits of $100,000 or more included time deposits in foreign offices of $6.2 billion at December 31, 2019. Domestic time deposits of $100,000 or more were $7.1 billion at December 31, 2019 with the following maturities:

December 31, 2019 - in billions	Domestic Time Deposits
Three months or less	$1.9
Over three through six months	1.7
Over six through twelve months	2.4
Over twelve months	1.1
Total	$7.1

TRANSITIONAL BASEL III AND FULLY PHASED-IN BASEL III COMMON EQUITY TIER 1 CAPITAL RATIOS (NON-GAAP)
Our regulatory risk-based ratios for 2015 through 2017 were calculated using the standardized approach for determining risk-weighted assets, and the definitions of, and deductions from, regulatory capital under the Basel III rules (as such definitions and deductions were phased-in for 2015 through 2017). We refer to the capital ratios calculated using the phased-in Basel III provisions in effect for those periods and, for the risk-based ratios, standardized approach risk-weighted assets as the Transitional Basel III ratios.

	Transitional Basel III			Fully Phased-In Basel III (Non-GAAP) (estimated) (a)
Dollars in millions	December 31 2017	December 31 2016	December 31 2015	December 31 2017	December 31 2016	December 31 2015
Common stock, related surplus and retained earnings, net of treasury stock	$43,676	$41,987	$41,128	$43,676	$41,987	$41,128
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(9,243)	(8,974)	(8,972)	(9,307)	(9,073)	(9,172)
Basel III total threshold deductions	(1,983)	(762)	(470)	(2,928)	(1,469)	(1,294)
Accumulated other comprehensive income (b)	(166)	(238)	(81)	(207)	(396)	(201)
All other adjustments	(138)	(214)	(112)	(141)	(221)	(182)
Basel III Common equity Tier 1 capital	$32,146	$31,799	$31,493	$31,093	$30,828	$30,279
Basel III standardized approach risk-weighted assets (c)	$309,460	$300,533	$295,905	$316,120	$308,517	$303,707
Basel III advanced approaches risk-weighted assets (d)	N/A	N/A	N/A	$285,226	$277,896	$264,931
Basel III Common equity Tier 1 capital ratio	10.4%	10.6%	10.6%	9.8%	10.0%	10.0%
Risk weight and associated rules utilized	Standardized (with 2017 transition adjustments)	Standardized (with 2016 transition adjustments)	Standardized (with 2015 transition adjustments)	Standardized

(a)
Pro forma fully phased-in Basel III ratios are calculated without the benefit of phase-ins. We believe that the pro forma fully phased-in Basel III capital ratios are a useful tool to assess our capital position (without the benefit of phase-ins), for the periods presented.

(b)	Represented net adjustments related to accumulated other comprehensive income for securities, and those transferred from, available for sale, as well as pension and other postretirement plans.

(c)	Basel III standardized approach risk-weighted assets were based on the Basel III standardized approach rules and include credit and market risk-weighted assets.

(d)	Basel III advanced approaches risk-weighted assets were based on the Basel III advanced approaches rules, and include credit, market and operational risk-weighted assets.

96    The PNC Financial Services Group, Inc. – 2019 Form 10-K